Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT
This THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of February 16, 2023, is among NGL ENERGY OPERATING LLC, a Delaware limited liability company (the “Company”), NGL ENERGY PARTNERS LP, a Delaware limited partnership (the Parent”), each Guarantor party hereto, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors, the “Administrative Agent”) and the Lenders party hereto.

Recitals

A.    WHEREAS, the Company, the Parent, the Administrative Agent and the Lenders party thereto from time to time are parties to that certain Credit Agreement dated as of February 4, 2021 (as amended by that certain First Amendment to Credit Agreement, dated November 8, 2021, that certain Second Amendment to Credit Agreement, dated April 13, 2022 (the “Second Amendment”) and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof (the “Existing Credit Agreement”) and as amended by this Amendment and as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed to make certain loans to, and extensions of credit on behalf of, the Company.

B.    WHEREAS, the Company, the Parent, the Administrative Agent and each Lender have agreed (i) to make certain amendments and modifications to the Existing Credit Agreement and (ii) to make the Revolving Credit Commitments Increase effected by the Second Amendment and Section 8.21 of the Existing Credit Agreement (the “Temporary Revolving Credit Commitments”) permanent, in each case as set forth herein.

C.    NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.    Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given to such term in the Credit Agreement.

Section 2.    Amendments to Credit Agreement. On the Third Amendment Effective Date, the Existing Credit Agreement (excluding the Schedules and Exhibits thereto) is hereby amended to read as set forth in Exhibit A attached hereto.

Section 3.    Revolving Credit Commitments. On the Third Amendment Effective Date, after giving effect to the amendments to be made to the Existing Credit Agreement pursuant to Section 2 hereof, each of the parties hereto hereby agrees that the Temporary Revolving Credit Commitments Increase shall be permanent and the Revolving Credit Commitment and Revolving Credit Commitment Percentage of each Lender shall be as set forth on Schedule 1A attached hereto.

Section 4.    Conditions Precedent. This Amendment shall become effective on the date (such date, the “Third Amendment Effective Date”) when each of the following conditions is satisfied (or waived in accordance with Section 12.1 of the Credit Agreement):

4.1    The Administrative Agent, the Lead Arrangers and the Lenders shall have received all fees and other amounts due and payable in connection with this Amendment and the documents entered into connection herewith or any other Credit Document on or prior to the Third Amendment Effective Date, and reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Company pursuant to this Amendment or any other Credit Document (including the out of pocket expenses of counsel to the Administrative Agent and its Affiliates).

4.2    The Administrative Agent shall have received a counterpart of this Amendment signed by the Company, the Parent, each Guarantor, each Lender and each Issuing Lender (which, subject to Section 5.4 hereof and Section 12.8(b) of the Credit Agreement, may include any Electronic Signatures transmitted by telecopy, pdf or similar electronic transmission).

4.3    The Administrative Agent shall have received a certificate from a Responsible Officer of the Company certifying that the representations and warranties set forth in Section 5.2(d) hereof are true and correct.

4.4    The Administrative Agent and the Lenders shall have received a Borrowing Base Certificate (along with customary supporting documentation and supplemental reporting) demonstrating a Borrowing Base of no less than $600,000,000 as of December 31, 2022.

4.5    The Administrative Agent shall have received a secretary’s certificate executed and delivered by a Responsible Officer or secretary of the Parent, certifying as to each of the Credit Parties’ (A) officers’ incumbency appended thereto, (B) resolutions of the board of directors of each Credit Party approving the execution, delivery and performance of this Amendment (including making the Temporary Revolving Credit Commitments permanent) appended thereto and (C) true and complete copies of Organization Documents, with the applicable insertions and attachments being satisfactory in form and substance to the Administrative Agent.

4.6    The Administrative Agent shall have received a favorable opinion of counsel for the Credit Parties dated the Third Amendment Effective Date, addressed to the Administrative Agent and the Lenders and in form and substance and from counsel reasonably satisfactory to the Administrative Agent.

The Administrative Agent is hereby authorized and directed to declare this Amendment to be effective (and the Third Amendment Effective Date shall occur) when it has received documents confirming or certifying, to the satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 4 (or the waiver of such conditions as permitted in Section 12.1 of the Credit Agreement). Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.

Section 5.    Miscellaneous.

5.1    Confirmation. All of the terms and provisions of the Credit Agreement, as amended by this Amendment, are, and shall remain, in full force and effect following the Third Amendment Effective Date.

5.2    Ratification and Affirmation; Representations and Warranties. The Company, the Parent and each Guarantor hereby (a) acknowledges the terms of this Amendment and the Credit Agreement; (b) ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, the Credit Agreement and the other Credit Documents and agrees that the Credit Agreement and the other Credit Documents remain in full force and effect; (c) agrees that from and after the Third Amendment Effective Date (i) each reference to the Credit Agreement in the other Credit Documents shall be deemed to be a reference to the Credit Agreement, as amended by this Amendment and (ii) this Amendment does not constitute a novation of the Credit Agreement or any other Credit Document; and (d) represents and warrants to the Lenders that as of the date hereof, and immediately after giving effect to the terms of this Amendment, (i) each of the representations set forth in Article 6 of the Credit Agreement, or which are contained in any other Credit Document are, to the extent already qualified by materiality, true and correct in all respects, and, if not so already qualified, are true and correct in all material respects, on and as of the Third Amendment Effective Date as if made on and as of the Third Amendment Effective Date (unless stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date) and (ii) no Default or Event of Default has occurred and is continuing on the Third Amendment Effective Date.

5.3    Credit Document. This Amendment is a Credit Document.

5.4    Counterparts.

(a) This Amendment may be executed by one or more of the parties to this Amendment in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(b) Delivery of an executed counterpart of a signature page of this Amendment and/or any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Amendment and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.
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5.5    Integration. This Amendment, the Credit Agreement and the other Credit Documents represent the entire agreement of the Credit Parties, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein, in the Credit Agreement or in the other Credit Documents.

5.6    GOVERNING LAW; NO THIRD PARTIES; SUBMISSION TO JURISDICTION; WAIVERS. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AND THE LOANS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Sections 12.10 and 12.11 of the Credit Agreement are hereby incorporated herein and apply hereto mutatis mutandis.

5.7    Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted by the Credit Agreement.

5.8    Payment of Expenses. Pursuant to Section 12.5(a) of the Credit Agreement, the Company agrees to pay all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates in connection with the preparation and administration of this Amendment and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated).

5.9    Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

5.10    No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any Credit Document, or constitute a waiver or amendment of any provision of the Credit Agreement or any Credit Document. Section 12.3 of the Credit Agreement remains in full force and effect and is hereby ratified and confirmed by the Company, the Parent and each Guarantor.

[Signature Pages Follow]
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

COMPANY:                        NGL ENERGY OPERATING LLC

By:    /s/ Bradley P. Cooper
Name:    Bradley P. Cooper
Title:    Executive Vice President and Chief Financial Officer

PARENT:                        NGL ENERGY PARTNERS LP

By: NGL ENERGY HOLDINGS, LLC, its General Partner

By:    /s/ Bradley P. Cooper
Name:    Bradley P. Cooper
Title:    Executive Vice President and Chief Financial Officer
Third Amendment to Credit Agreement
Signature Page

GUARANTORS:
ANTICLINE DISPOSAL, LLC
AWR DISPOSAL, LLC
CENTENNIAL ENERGY, LLC
CENTENNIAL GAS LIQUIDS ULC
CHOYA OPERATING, LLC
DISPOSALS OPERATING, LLC
GGCOF HEP BLOCKER, LLC
GGCOF HEP BLOCKER II, LLC
GRAND MESA PIPELINE, LLC
GSR NORTHEAST TERMINALS LLC
HILLSTONE ENVIRONMENTAL PARTNERS, LLC
NGL CRUDE CUSHING, LLC
NGL CRUDE LOGISTICS, LLC
NGL CRUDE TERMINALS, LLC
NGL CRUDE TRANSPORTATION, LLC
NGL DELAWARE BASIN HOLDINGS, LLC
NGL ENERGY FINANCE CORP.
NGL ENERGY GP LLC
NGL LIQUIDS, LLC
NGL MARINE, LLC
NGL RECYCLING SERVICES, LLC
NGL SHARED SERVICES, LLC
NGL SHARED SERVICES HOLDINGS, INC.
NGL SOUTH RANCH, INC.
NGL SUPPLY TERMINAL COMPANY, LLC
NGL SUPPLY WHOLESALE, LLC
NGL WATER PIPELINES, LLC
NGL WATER SOLUTIONS, LLC
NGL WATER SOLUTIONS DJ, LLC
NGL WATER SOLUTIONS EAGLE FORD, LLC
NGL WATER SOLUTIONS - ORLA SWD, LLC
NGL WATER SOLUTIONS PERMIAN, LLC
NGL WATER SOLUTIONS PRODUCT SERVICES, LLC

By:    /s/ Bradley P. Cooper
Name:    Bradley P. Cooper
Title:    Executive Vice President and Chief Financial Officer

Third Amendment to Credit Agreement
Signature Page

ADMINISTRATIVE AGENT, ISSUING LENDER,    JPMORGAN CHASE BANK, N.A
SWINGLINE LENDER AND A LENDER:

By:    /s/ Stephanie Balette
Name:    Stephanie Balette
Title:    Authorized Officer
Third Amendment to Credit Agreement
Signature Page

LENDER AND ISSUING LENDER:            WELLS FARGO BANK, NATIONAL ASSOCIATION

By:    /s/ Suriyya Ali
Name:    Suriyya Ali
Title:    Relationship Manager
Third Amendment to Credit Agreement
Signature Page

LENDER AND ISSUING LENDER:            THE TORONTO-DOMINION BANK, NEW YORK
BRANCH

By:    /s/ Jonathan Schwartz
Name:    Jonathan Schwartz
Title:    Authorized Signatory
Third Amendment to Credit Agreement
Signature Page

LENDER:                        ROYAL BANK OF CANADA

By:    /s/ Jason S. York
Name:    Jason S. York
Title:    Authorized Signatory
Third Amendment to Credit Agreement
Signature Page

LENDER:                        BARCLAYS BANK PLC

By:    /s/ Sydney G. Dennis
Name:    Sydney G. Dennis
Title:    Director

Third Amendment to Credit Agreement
Signature Page

EXHIBIT A

CREDIT AGREEMENT
(See Attached)

Dated as of February 4, 2021

NGL ENERGY OPERATING LLC,
as the Company,

NGL ENERGY PARTNERS LP,
as Parent,

THE FINANCIAL INSTITUTIONS PARTY HERETO AS LENDERS

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent and an Issuing Lender

JPMORGAN CHASE BANK, N.A.,
RBC CAPITAL MARKETS1 and
BARCLAYS BANK PLC
as Joint Lead Arrangers

and

JPMORGAN CHASE BANK, N.A.,
RBC CAPITAL MARKETS and
BARCLAYS BANK PLC
as Joint Bookrunners

CREDIT AGREEMENT

1 RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

	5.9	Commitment Fees	80
	5.10	Certain Fees	80
	5.11	Letter of Credit Fees	81
	5.12	Letter of Credit Reserves	81
	5.13	Further Assurances	82
	5.14	Obligations Absolute	82
	5.15	Assignments	83
	5.16	Participations	83
	5.17	Inability to Determine Interest Rate for Term Benchmark Loans and Alternate Interest Rate	83
	5.18	Pro Rata Treatment and Payments	86
	5.19	Illegality	89
	5.20	Requirements of Law	90
	5.21	Break Funding Payments	91
	5.22	Replacement of Lenders	92
	5.23	Taxes	93
	5.24	Defaulting Lenders	97
	5.25	Accounts; Cash Dominion	99
6.	Representations and Warranties		101
	6.1	Corporate Existence; Compliance with Law	101
	6.2	Corporate Power; Authorization	101
	6.3	Enforceable Obligations	101
	6.4	No Conflict with Law or Contractual Obligations	102
	6.5	No Material Litigation	102
	6.6	Borrowing Base Certificate	102
	6.7	Investment Company Act	102
	6.8	Federal Reserve Regulations	102
	6.9	No Default	103
	6.10	Taxes	103
	6.11	Subsidiaries	103
	6.12	Ownership of Property; Liens	103
	6.13	ERISA; Canadian Pension Plans	104
	6.14	Environmental Matters	104
	6.15	Accuracy and Completeness of Financial Statements	105
	6.16	Absence of Undisclosed Liabilities	105
	6.17	No Material Adverse Effect	105
	6.18	Solvency	105
	6.19	Intellectual Property	106
	6.20	Creation and Perfection of Security Interests	106
	6.21	Accuracy and Completeness of Disclosure	108
	6.22	Insurance	108
	6.23	Anti-Corruption Laws and Sanctions	108
	6.24	Patriot Act and Proceeds of Crime Act	109
	6.25	Burdensome Restrictions	109
	6.26	Labor Matters	109

	6.27	Qualified Eligible Contract Participant	109
	6.28	EEA Financial Institutions	110
7.	Conditions Precedent		110
	7.1	Conditions to Closing Date	110
	7.2	Conditions to All Loans and Letters of Credit	115
8.	Affirmative Covenants		115
	8.1	Financial Statements	115
	8.2	Certificates; Other Information	117
	8.3	Payment of Other Obligations	120
	8.4	Continuation of Business and Maintenance of Existence and Material Rights and Privileges	120
	8.5	Compliance with All Applicable Laws and Regulations and Material Contractual Obligations	121
	8.6	Maintenance of Property; Insurance	121
	8.7	Maintenance of Books and Records	121
	8.8	Right of the Lenders to Inspect Property and Books and Records	122
	8.9	Notices	122
	8.10	Subsidiary Guaranties and Collateral	123
	8.11	Compliance with Environmental Laws	130
	8.12	Field Examinations	130
	8.13	Further Assurances	130
	8.14	Depositary Banks	131
	8.15	Anti-Corruption; Sanctions	131
	8.16	Accuracy of Information	131
	8.17	[Reserved]	132
	8.18	Keepwell	132
	8.19	Designation of Unrestricted Subsidiaries	132
	8.20	Post-Closing Covenants	133
9.	Negative Covenants		133
	9.1	Financial Covenant	133
	9.2	Indebtedness	133
	9.3	Limitation on Liens	136
	9.4	Use of Proceeds	139
	9.5	Prohibition on Fundamental Changes	140
	9.6	Prohibition on Sale of Assets	140
	9.7	Limitation on Investments, Loans and Advance	142
	9.8	Amendments to Documents	144
	9.9	Restricted Payments	144
	9.10	Transaction with Affiliates	145
	9.11	Swap Contracts	146
	9.12	Restricted Indebtedness	146
	9.13	Fiscal Year	147
	9.14	Restrictive Agreements	147
	9.15	Limitation on Guarantees	148
	9.16	Sale and Leaseback Transactions	148
	9.17	Unrestricted Subsidiaries	148

	9.18	Activities of the Parent	149
	9.19	Layering	149
	9.20	Canadian Pension Plans	149
	9.21	Independence of Covenants	149
10.	Events of Default		150
	10.1	Events of Default	150
11.	The Administrative Agent		154
	11.1	Authorization and Action	154
	11.2	Administrative Agent’s Reliance, Limitation of Liability, Etc.	157
	11.3	Posting of Communications	158
	11.4	The Administrative Agent Individually	160
	11.5	Successor Administrative Agent	160
	11.6	Acknowledgements of Lenders and Issuing Lenders	161
	11.7	Collateral Matters	162
	11.8	Credit Bidding	163
	11.9	Certain ERISA Matters	164
12.	Miscellaneous		165
	12.1	Amendments and Waivers	165
	12.2	Notices	168
	12.3	No Waiver; Cumulative Remedies	171
	12.4	Survival	171
	12.5	Expenses, Limitation of Liability, Indemnity, Etc.	171
	12.6	Successors and Assigns; Participations	174
	12.7	Right of Setoff	177
	12.8	Counterparts	178
	12.9	Integration	179
	12.10	GOVERNING LAW; NO THIRD PARTY RIGHTS	179
	12.11	SUBMISSION TO JURISDICTION; WAIVERS	180
	12.12	Acknowledgements	181
	12.13	Confidentiality	182
	12.14	Patriot Act	183
	12.15	[Reserved]	183
	12.16	Severability	183
	12.17	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	183
	12.18	Acknowledgement Regarding Any Supported QFCs	184
	12.19	Canadian Anti-Money Laundering Legislation	185
	12.20	Judgment Currency	185
	12.21	Intercreditor Agreement	186

SCHEDULES:
Schedule 1A	-	Commitment Amounts
Schedule 1B	-	Existing Money Market Funds
Schedule 1C	-	Eligible Carriers
Schedule 1D	-	Risk Management Policy
Schedule 1E	-	Closing Date Collateral Vessels
Schedule 6.11	-	Subsidiaries
Schedule 6.12	-	Real Property
Schedule 6.20	-	Filings
Schedule 6.22	-	Insurance
Schedule 9.2(h)	-	Indebtedness
Schedule 9.2(k)	-	Contingent Obligations
Schedule 9.3	-	Liens
Schedule 9.7	-	Investments, Loans and Advances
Schedule 9.10	-	Transaction with Affiliates
Schedule 9.14	-	Restrictive Agreements

EXHIBITS:
Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Borrowing Base Certificate
Exhibit C-1	-	Form of Canadian Pledge and Security Agreement
Exhibit C-2	-	Form of Pledge and Security Agreement
Exhibit D	-	Form of Credit Party Accession Agreement
Exhibit E	-	Form of Guaranty
Exhibit F	-	Form of U.S. Tax Compliance Certificates
Exhibit G	-	Form of Responsible Officer’s Certificate
Exhibit H	-	Form of Solvency Certificate
Exhibit I	-	Form of Compliance Certificates
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CREDIT AGREEMENT, dated as of February 4, 2021 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time after the date hereof, this “Agreement”), among NGL ENERGY OPERATING LLC, a Delaware limited liability company (the “Company”), NGL ENERGY PARTNERS LP, a Delaware limited partnership (the “Parent”), the several Lenders from time to time parties hereto, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as Collateral Agent (as defined below).

WHEREAS, the Company has requested that the Lenders provide asset-based loans and commitments to the Company in an aggregate amount of $600,000,000 as of the Third Amendment Effective Date;

NOW THEREFORE, in consideration of these premises and for other good and valuable consideration, effective as of the Closing Date (as defined below), the parties do hereby agree as follows:

1.    DEFINITIONS

1.1    UCC Definitions

The following terms which are defined in the UCC and/or the PPSA (each as defined below) are used herein as so defined: Account, Chattel Paper, Commercial Tort Claim, Commodity Account, Deposit Account, Document (which shall include Document of Title, as defined in the PPSA), Equipment, General Intangible (which shall include Intangibles, as defined in the PPSA), Goods, Instrument, Inventory, Investment Property, Letter of Credit, Letter-of-Credit Rights, Record, Securities Account and Supporting Obligations; provided that, if such terms are defined both in the UCC and the PPSA, in respect of the Canadian Credit Parties, such terms shall have the meaning ascribed to them in the PPSA. Other terms defined in the UCC or the PPSA which are not otherwise defined in this Agreement or in any other Credit Document, as applicable, are used herein and/or therein as defined in the UCC or the PPSA, as the context requires.

1.2    Defined Terms

As used in this Agreement, the following terms have the following meanings:

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“ABR” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 A.M. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 5.17, then the ABR shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR shall be less than 1.50%, such rate shall be deemed to be 1.50% for purposes of this Agreement.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Account Debtor” means each Person obligated on an Account.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“Adjustment Date” has the meaning specified in the definition of “Applicable Margin”.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Credit Documents, or any permitted successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, either (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent-Related Person” has the meaning assigned to it in Section 12.5(d).

“Agents” means a collective reference to the Administrative Agent and the Collateral Agent.

“Aggregate Revolving Credit Extensions of Credit” means, at any particular time, the sum of (i) the aggregate then outstanding principal amount of the Revolving Credit Loans, (ii) the aggregate amount then available to be drawn under all outstanding Letters of Credit and (iii) the aggregate amount of all Revolving L/C Obligations.

“Agreement” has the meaning specified in the preamble hereof.

“Ancillary Document” has the meaning assigned to it in Section 12.8(b).

“Anti-Corruption Laws” means all laws, rules, ordinances and regulations of any jurisdiction applicable to the Parent, the Company or any of its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Level” means each level under the column titled “Applicable Level” within the definition of “Applicable Margin”.

“Applicable Margin” means the percentage determined in accordance with the following pricing grid, provided that for each day during the period from the Closing Date to and including the date at the end of the first two full fiscal quarters following the Closing Date, the rate per annum shall be the rate set forth in Applicable Level III, and thereafter, the rate per annum for the relevant Type of such Loan shall be the rate set forth below opposite the Applicable Level as calculated on each Adjustment Date:

Applicable Level	Fixed Charge Coverage Ratio	ABR (for ABR Loans)	Term Benchmark and RFR (for Term Benchmark Loans and RFR Loans)
I	≥ 1.75 to 1.00	1.50%	2.50%
II	> 1.50 to 1.00 but < 1.75 to 1.00	1.75%	2.75%
III	< 1.50 to 1.00	2.00%	3.00%

The Applicable Margin shall be determined in accordance with the foregoing grid as of the end of each fiscal quarter of the Company based upon the Fixed Charge Coverage Ratio as calculated in the Compliance Certificate delivered with the most recent annual or quarterly financial statements of the Company pursuant to Section 8.2(b), with any changes to the Applicable Margin resulting from changes in the Fixed Charge Coverage Ratio to be effective on the first day after such fiscal quarter end (the “Adjustment Date”); provided, however, that:

(i)    in the event that the Compliance Certificate referred to in Section 8.2(b) is not delivered when due, then during the period from the date upon which such Compliance Certificate was required to be delivered, until the date upon which the Compliance Certificate is actually delivered, the Applicable Level shall be Applicable Level III;

(ii)    in the event the financial statements or Compliance Certificate referred to in Section 8.2(b) are proven to have been incorrect and the Applicable Level would have been higher than the Applicable Level actually applied, then the Applicable Level for the relevant period shall be adjusted retroactively to reflect the level which would have applied for such period based on the corrected financial statements or Compliance Certificate, and any additional interest owing as a result of such readjustment shall be payable within one (1) Business Day after the Company receives notice that such additional interest is due; and

(iii)    at all times during which a Default or an Event of Default shall have occurred and is continuing, the Applicable Level shall be Applicable Level III.

“Applicable Parties” has the meaning assigned to it in Section 11.3(c).

“Approved Electronic Platform” has the meaning assigned to it in Section 11.3(a).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) a Lender Affiliate or (c) an entity or an affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any sale, sale-leaseback, assignment, conveyance, transfer or other disposition by the Parent, the Company or any Restricted Subsidiary of any of its property or assets, including the stock of any Restricted Subsidiary.

“Asset Sale Reserve Account” shall have the meaning assigned to such term in the Pledge and Security Agreement.

“Asset Sale Reserve Period” has the meaning assigned to it in Section 5.6(c).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit A hereto or any other form (including electronic records generated by the use of an electronic platform) accepted by the Administrative Agent in its sole discretion.

“Attached RIN” means a RIN generated in accordance with RFS that is associated with a specific gallon of biofuel.

“Auto-Extension Letter of Credit” has the meaning assigned to it in Section 2.3(c).

“Availability” means, at any time, an amount equal to (a) the Line Cap at such time, minus (b) the sum of the aggregate outstanding amount of borrowings under the Revolving Credit Facility plus the undrawn amount of outstanding Letters of Credit under the Revolving Credit Facility.

“Availability Trigger” means Availability is less than the greater of (i) $70,000,000 and (ii) 12.5% of the Line Cap.

“Available Revolving Credit Commitment” means, as to any Lender, at a particular time, an amount equal to the excess, if any, of (i) the amount of such Lender’s Revolving Credit Commitment at such time less (ii) the sum of (A) the aggregate then outstanding principal amount of all Revolving Credit Loans made by such Lender pursuant to Section 2.1, (B) such Lender's L/C Participating Interest in the aggregate amount then available to be drawn under all outstanding Letters of Credit, (C) such Lender’s Revolving Credit Commitment Percentage of the aggregate amount of all Revolving L/C Obligations, (D) such Lender’s Revolving Credit Commitment Percentage of the aggregate then outstanding principal amount at such time of all Protective Advances and (E) such Lender’s Revolving Credit Commitment Percentage of the aggregate Swingline Exposure; collectively, as to all the Lenders, the “Available Revolving Credit Commitments.”

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 5.17.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, monitor, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets, or permits such

Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (a) RFR Loan, the Daily Simple SOFR or (b) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or the Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 5.17.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)    the Adjusted Daily Simple SOFR;

(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 5.17 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 5.17.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowing Base” means, at any time, an amount equal to the sum of the following:

(i)    100% of each Credit Party’s Eligible Cash Collateral (subject to an aggregate cap of $25,000,000 at any time and excluding, for the avoidance of doubt, any cash or Cash Equivalents contained in the Material Debt Reserve Account), plus

(ii)    90% of each Credit Party’s Eligible IG Accounts, plus

(iii)    90% of each Credit Party’s Net Liquidating Value in Eligible Futures Accounts (subject to an aggregate cap of $25,000,000 at any time); plus

(iv)    85% of each Credit Party’s Eligible Non-IG Accounts, plus

(v)    80% of the Market Value of Eligible Inventory (other than Eligible Railcar Inventory) at such time, plus

(vi)    80% of the Market Value of Eligible Railcar Inventory at such time (subject to an aggregate cap of $25,000,000 at any time), plus

(vii)    Subject to an aggregate cap of $50,000,000, 80% of the difference between (A) the amount available to be drawn under all Product Inventory Letters of Credit and (B) the aggregate outstanding amounts payable by the Credit Parties to the transporters or suppliers of Product Inventory that could be drawn under all Product Inventory Letters of Credit, minus

(viii)    Reserves.

The Administrative Agent may, in its Permitted Discretion, establish, modify or eliminate Reserves in accordance with the definition of Reserves, with any such changes to be effective three (3) Business Days after delivery of notice thereof to the Company and the Lenders; provided that the Company may not obtain any new Revolving Credit Loans or Letters of Credit to the extent that such Revolving Credit Loan or Letter of Credit would cause the Aggregate Revolving Credit Extensions of Credit to exceed the Line Cap after giving effect to the establishment, modification or elimination of such Reserve as set forth in such notice. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to and in accordance with Section 8.2(f).

“Borrowing Base Availability” means, as of any date of determination, the amount by which the Borrowing Base then in effect exceeds the Aggregate Revolving Credit Extensions of Credit.

“Borrowing Base Certificate” means a certificate by a Responsible Officer of the Company, substantially in the form of Exhibit B (or such other form as may be agreed between the Company and the Administrative Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof (including, to the extent the Company has received notice of any such Reserve from the Administrative Agent, any of the Reserves required to be maintained for purposes of calculation of the Borrowing Base), all in such detail as shall be satisfactory to the Administrative Agent in its Permitted Discretion. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall be made by the Company and certified to the Administrative Agent.

“Borrowing Base Certification Date” means each date on which a Borrowing Base Certificate is delivered to the Administrative Agent pursuant to Section 8.2(f).

“Borrowing Date” means any Business Day specified in a notice pursuant to (i) Section 5.1 as a date on which the Company requests the Lenders to make Revolving Credit Loans or Incremental Revolving Credit Loans hereunder or (ii) Section 2.5 as a date on which the Company requests the Issuing Lender to issue a Letter of Credit hereunder.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 9.14.

“Business Day” means any day (other than a Saturday or a Sunday) on which commercial banks in New York City are authorized or required by law to remain opened; provided that, in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan, any such day that is only an U.S. Government Securities Business Day.

“Canadian Blocked Person” means any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any applicable Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

“Canadian Credit Party” means any Subsidiary of the Company which is organized under the laws of Canada or any province or territory thereof that the Company shall elect to add as a Guarantor in its discretion.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Pension Event” means (a) the filing of a notice of intent to terminate in whole or in part a Canadian Defined Benefit Plan or the treatment of a Canadian Defined Benefit Plan amendment as a termination or partial termination, where the wind-up valuation of such Canadian Defined Benefit Plan’s liabilities would, or could reasonably be expected to, exceed the wind-up valuation of such Canadian Defined Benefit Plan’s assets; (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part a Canadian Defined Benefit Plan, where the wind-up valuation of such Canadian Defined Benefit Plan’s liabilities would, or could reasonably be expected to, exceed the wind-up valuation of such Canadian Defined Benefit Plan’s assets; (d) the institution of proceedings by any Governmental Authority to have a trustee appointed to administer a Canadian Defined Benefit Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Canadian Defined Benefit Plan, a Canadian Defined Benefit Plan amendment as a termination or partial termination, where the wind-up valuation of such Canadian Defined Benefit Plan’s liabilities would, or could reasonably be expected to, exceed the wind-up valuation of such Canadian Defined Benefit Plan’s assets.

“Canadian Pension Plan” means a pension plan that is covered by the applicable pension standards laws of any jurisdiction in Canada including the Employment Pension Plans Act (Alberta), the Pension Benefits Act (Ontario) and the Income Tax Act (Canada) and that is maintained or sponsored by a Credit Party for employees.

“Canadian Pledge and Security Agreement” means the Pledge and Security Agreement dated as of the date hereof, among the Canadian Credit Parties from time to time party thereto and the Collateral Agent for the ratable benefit of the Secured Parties, a copy of which is attached as Exhibit C-1 hereto, as the same may be amended, modified or supplemented in accordance with its terms from time to time.

“Canadian Priority Payable Reserve” means reserves established by the Administrative Agent in its Permitted Discretion in respect of (but without duplication of any other Reserve): (a) amounts past due and owing or in respect of which any Canadian Credit Party has an obligation to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, with respect to (i) goods and services taxes, sales taxes, employee income taxes, municipal taxes and other taxes payable or to be remitted or withheld; (ii) workers’ compensation or employment insurance; (iii) vacation or holiday pay; and (iv) other like charges and demands, in each case, to the extent that any Governmental Authority or other Person may claim a Lien, trust or other claim or Lien ranking or which would reasonably be expected to rank in priority to or pari passu with one or more of the Liens granted in the other Credit Documents; and (b) the aggregate amount of any other liabilities of any Canadian Loan Party (i) in respect of which a trust or deemed trust has been imposed or may reasonably be likely to be imposed on any Collateral to provide for payment, (ii) in respect of rights or claims of suppliers under section 81.1 of the Bankruptcy and Insolvency Act (Canada); (iii) in respect of pension fund obligations, including in respect of unpaid or unremitted pension plan contributions, amounts representing any unfunded liability, solvency deficiency or wind-up deficiency whether or not due with respect to a Canadian Pension Plan (including “normal cost”, “special payments” and any other payments in respect of any funding deficiency or shortfall), (iv) which are secured by a Lien, right, right or claim on any Collateral (including, without limitation, in respect of wages, salaries, commissions, vacation pay, or other compensation or amounts (including severance pay) payable under the Wage Earner Protection Program Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), in each case to the extent that, pursuant to any Applicable Law, such Lien, trust, right or claim ranks or, in the Permitted Discretion of the Agent, could reasonably be expected to rank in priority to or pari passu with one or more of the Liens granted in the Credit Documents.

“Capital Expenditures” means, for any period, without duplication, all amounts or commitments to expend money for any purchase or acquisition of assets that would, in accordance with GAAP, be classified as additions to property, plant and equipment and other capital expenditures of the Credit Parties for such period.

“Capital Lease” means, of any Person, any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a financing lease on the balance sheet of such Person.

“Cash Collateral Account” means a special cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for the Revolving L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender.

“Cash Dominion Event” means any time that (a) an Availability Trigger shall have occurred or (b) an Event of Default has occurred and is continuing. Once commenced, a Cash Dominion Event shall be deemed to be continuing until such time as (x) no Event of Default is continuing and (y) if such Cash Dominion Event resulted from an event specified in the preceding clause (a), Availability equals or exceeds for thirty (30) consecutive days the greater of (1) $70,000,000 and (2) 12.5% of the Line Cap then in effect.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of no more than one year from the date of acquisition, (ii) certificates of deposit and SOFR time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank with commercial paper rated, on the day of such purchase, at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s, (iii) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Lender, the parent corporation of any Lender or any Subsidiary of such Lender’s parent corporation, and commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s and in each case maturing within one year after the date of acquisition thereof, (v) money market funds that (A) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (B) are rated AA by S&P and Aa by Moody’s and (C) have portfolio assets of at least $5,000,000,000 and (vi) money market funds existing on the Closing Date that are listed on Schedule 1B and (vii) in the case of Canadian Foreign Subsidiaries, investments that are substantially equivalent to the foregoing investments described in clauses (i) through (v) above that are available in Canadian Dollars.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement or on the Closing Date, is a Lender or a Lead Arranger or an Affiliate of a Lender or a Lead Arranger, in its capacity as a party to such Cash Management Agreement and (b) Bank of America, N.A. so long as Cash Management Obligations described under clause (b) of the definition thereof are outstanding.

“Cash Management Obligation” means, (a) as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person owing to a Cash Management Bank under or in respect of a Cash Management Agreement and (b) as applied to any Credit Party, any direct or indirect liability, contingent or otherwise, of such Person owing to Bank of America, N.A. under that certain Authorization and Agreement for Treasury Services, dated as of March 8, 2016; provided, that such liability referred to in this clause (b) shall cease to be a “Cash Management Obligation” hereunder on the date that is the earlier of (i) the date that the corresponding liability is established with a Lender pursuant to Section 8.14 and (ii) the termination of such Authorization and Agreement for Treasury Services.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any direct or indirect Domestic Subsidiary (a) substantially all of the assets of which consist of the equity of one or more CFCs or (b) that is treated as a disregarded entity for U.S. federal income tax purposes that has no material assets other than equity of one or more CFCs.

“Change in Law” means, with respect to any Lender, the adoption of any law, treaty, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any Governmental Authority, including, without limitation, the issuance of any final rule, regulation or guideline by any regulatory agency having jurisdiction over such Lender or, in the case of Section 5.12(b) or 5.20(b), any corporation controlling such Lender, in each case, after the date such Lender becomes a party to this Agreement; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events: (a) Parent fails to directly or indirectly own and control beneficially and of record (free and clear of all Liens other than Liens permitted under Section 9.3) the percentage of the Equity Interests of each Credit Party as set forth in Schedule 6.11 (other than as a result of a disposition permitted under Section 9.6); (b) the General Partner shall fail to directly own and control beneficially and of record (free and clear of all Liens other than Liens permitted under Section 9.3) 100% of the general partner interests of the Parent; (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and any Permitted Holder) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the voting Equity Interests of the General Partner on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (d) a majority of the members of the board of managers or other equivalent governing body of the General Partner (excluding vacant seats) cease to be Continuing Members.

“Closing Date” means the date on which the conditions specified in Section 7.1 are satisfied (or waived in accordance with Section 12.1).

“Closing Date Collateral Vessel” means the Vessels listed on Schedule 1E.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and other assets of any Credit Party now existing or hereafter acquired, that is at any time required under the terms hereof or of any of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Access Agreement” has the meaning assigned to such term in the Pledge and Security Agreement.

“Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as collateral agent and/or security trustee (as applicable) for the Secured Parties and its successors and assigns in such capacity (or such of its Affiliates as it may designate from time to time).

“Collateral Documents” means, collectively, the Pledge and Security Agreement, the Canadian Pledge and Security Agreement, each Mortgage, each Leasehold Mortgage, each Collateral Vessel Mortgage, any additional pledges, security agreements, deeds of hypothec or mortgages that create or purport to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties and any instruments of assignment, Control Agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.

“Collateral Vessel” means, as of the Closing Date, each Closing Date Collateral Vessel, and thereafter, each Vessel owned by any Credit Party that becomes a Collateral Vessel in accordance with Section 8.10(f) and is subject to a Collateral Vessel Mortgage.

“Collateral Vessel Mortgage” means a vessel mortgage, in a form to be reasonably agreed between the Company and the Administrative Agent, including any Credit Party and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Collection Account” shall have the meaning assigned to such term in the Pledge and Security Agreement.

“Commitment Fee” has the meaning specified in Section 5.9(a).

“Commitment Percentage” means, with respect to any Lender, the Revolving Credit Commitment Percentage of such Lender.

“Commitments” means the collective reference to the Revolving Credit Commitments and the Revolving Credit Commitments Increases, if any (individually, a “Commitment”). On the Third Amendment Effective Date, the aggregate amount of the Revolving Credit Commitments is $600,000,000. The aggregate amount of all Revolving Credit Commitments Increases shall not exceed $100,000,000 after the Third Amendment Effective Date.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

“Company” has the meaning specified in the preamble hereof.

“Company Materials” has the meaning specified in Section 8.2.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Expense” means, for any period, the amount of Consolidated Interest Expense paid or required to be paid in cash by Credit Parties during such period.

“Consolidated EBITDA” means, for any period for the Credit Parties, the sum of:

(i)    Consolidated Net Income for such period; plus

(ii)    without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for:

(A)    Consolidated Interest Expense;

(B)    provisions for taxes based on income and profits (including state franchise taxes accounted for as income taxes in accordance with GAAP);

(C)    depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), abandonment, impairment and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period);

(D)    all extraordinary, unusual or non-recurring expenses, including expenses related to the fair market value of contingent consideration costs and expenses relating to payment of actual legal proceedings, settlements, judgments, orders or decrees, to the extent reasonably acceptable to the Administrative Agent; provided that the aggregate amount of such expenses that may be added back to Consolidated EBITDA in any Measurement Period pursuant to this clause (ii)(D), clause (ii)(F)(II) and clause (ii)(G) shall not exceed in the aggregate $25,000,000;

(E)    any net loss realized by the Credit Parties in connection with an Asset Sale (together with any related provision for taxes);

(F)    any (x) charges, losses and expenses, and (y) prepayment premiums, breakage costs and SOFR indemnities, redeployment costs or funding costs, with respect to each of clause (x) and clause (y) incurred by the Credit Parties as a result of, or in connection with, (I) this Agreement and the transactions contemplated hereto, including the issuance of the Secured 2026 Notes and the repayment of the obligations owing under the Existing Revolving Credit Agreement and the Existing Term Loan Credit Agreement, and (II) any issuance, incurrence, refinancing, redemption, repayment or prepayment of any other Indebtedness, to the extent permitted under this Agreement; provided that the aggregate amount of such expenses that may be added back to Consolidated EBITDA in any Measurement Period pursuant to this clause (ii)(F)(II), clause (ii)(D) and clause (ii)(G) shall not in the aggregate exceed $25,000,000; and

(G)    any (x) charges, costs and expenses and (y) all cash and non-cash restructuring and integration charges, costs and expenses, in each case incurred by the Parent or any of its Restricted Subsidiaries as a result of any issuance of Equity Interests or any proposed or actual acquisitions, investments, asset sales or divestitures permitted hereunder and costs of reporting and compliance requirements pursuant to the Sarbanes-Oxley Act of 2002 and under similar legislation of any other jurisdiction; and, in the case of items described in sub-clause (y), which are factually supportable, identifiable and documents and which are reasonably acceptable to the Administrative Agent; provided that the aggregate amount of such expenses that may be added back to Consolidated EBITDA in any Measurement Period pursuant to this clause (ii)(G), clause (ii)(D) and clause (ii)(F)(II) shall not in the aggregate exceed $25,000,000; minus

(iii)    (A) any amount which, in the determination of Consolidated Net Income for such period, has been added for any extraordinary or unusual gains and any non-cash income or non-cash gains (other than the accrual of revenue in the ordinary course of business), all as determined in accordance with GAAP plus (B) any net gain realized by the Credit Parties in connection with an Asset Sale (together with any related provision for taxes); minus

(iv)    the aggregate amount of cash payments made during such period in respect of any non-cash accrual, reserve or other non-cash charge or expense accounted for in a prior period which were added to Consolidated Net Income to determine Consolidated EBITDA for such prior period and which do not otherwise reduce Consolidated Net Income for the current period.

Consolidated EBITDA for any Measurement Period pursuant to any determination of the Fixed Charge Coverage Ratio, shall be calculated on a pro-forma basis after giving effect to, without duplication, any Material Business Expansion Project, Permitted Acquisition with respect to which any Credit Party provided more than $50,000,000 of consideration or Material Asset Sale, as the case may be, and as if, such Material Business Expansion Project, Permitted Acquisition or Material Asset Sale occurred or was completed on the first day of the Measurement Period; provided that with regard to each Material Business Expansion Project such pro forma adjustment (x) shall be based upon forecasted income that is derived from binding, non-contingent contracts (the determination of which is acceptable to the Administrative Agent in its discretion), less appropriate direct and indirect costs to realize such income and (y) when aggregated with all pro-forma adjustments attributable to Material Business Expansion Projects shall not exceed 15.0%, of the Consolidated EBITDA reflected in the most recently delivered Compliance Certificate, net of any actual Consolidated EBITDA realized from such Material Business Expansion Projects and without giving effect to increases in such Consolidated EBITDA arising from such Material Business Expansion Projects for such pro forma period; provided further that any such pro-forma adjustments to Consolidated EBITDA shall be reasonably acceptable to the Administrative Agent.

“Consolidated Interest Expense” means, for any period the amount of interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest expense in accordance with GAAP, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts in respect of interest rates, for such period minus the net amount receivable under Swap Contracts in respect of interest rates; provided that, for purposes of calculating Consolidated Interest Expense for any period for determining the Fixed Charge Coverage Ratio, if during such period (or in the case of pro-forma calculations, during the period from the last day of such period to and including the date as of which such calculation is made) a Credit Party shall have incurred or repaid Material Indebtedness (other than any Loans), then Consolidated Interest Expense for such period shall be calculated after giving effect thereto on a pro-forma basis.

“Consolidated Net Income” means, for any period, the net income (or net loss) after taxes of the Credit Parties for such period, determined on a consolidated basis in accordance with GAAP; provided that:

(a)    any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Parent or its consolidated Restricted Subsidiaries (including pursuant to any sale or leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Equity Interests of the Parent or any of its Restricted Subsidiaries will be excluded;

(b)    the net income (but not loss) of any Person that is not the Parent or a Restricted Subsidiary of the Parent or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the Parent or a Restricted Subsidiary of Parent;

(c)     the net income (but not loss) of any Restricted Subsidiary of the Parent that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(d)    any unrealized losses and gains for such period under derivative instruments included in the determination of Consolidated Net Income, including, without limitation, those resulting from the application of FASB ASC 815, will be excluded;

(e)    all non-cash equity-based compensation expense, including all non-cash charges related to restricted Equity Interests and redeemable Equity Interests granted to officers, directors and employees, will be excluded;

(f)    any charges associated with any write-down, amortization or impairment of goodwill or other tangible or intangible assets will be excluded; and

(g)    any non-cash or other charges relating to any premium or penalty paid, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity (including, without limitation, premiums or penalties paid to counterparties in connection with the breakage, termination or unwinding of Swap Obligations) will be excluded.

“Consolidated Total Assets” means, at any date, the total consolidated assets of the Credit Parties determined on a consolidated basis in accordance with GAAP (and excluding all intercompany items) as of the date of the most recent financial statements delivered in accordance with Section 8.1(a) or 8.1(b) of this Agreement.

“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business and (y) any obligation resulting from the existence of deferred revenue, including customer deposits. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Company in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Company in good faith.

“Continuing Member” means (a) individuals who on the Closing Date constituted the board of managers or other equivalent governing body of the General Partner and (b) any new members of the board of managers or other equivalent governing body of the General Partner whose election or whose nomination for election by the holders of the Equity Interests of the General Partner was approved by at least a majority of the members then still in office (or a duly constituted committee thereof) either who were members on the Closing Date or whose election or nomination for election was previously so approved.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

“Control Agreement” means an account control agreement (or similar agreement), in form and substance acceptable to the Administrative Agent, executed by the applicable Credit Party, the Administrative Agent, the Collateral Agent and the relevant bank, securities intermediary or commodity intermediary, as applicable, party thereto. Such agreement shall provide a first priority perfected Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, in the applicable Credit Party’s Deposit Account, Securities Account or Commodity Account, as applicable; provided any such agreement delivered in respect of a Securities Account or Commodity Account that is an Eligible Futures Account shall not be required to provide a first priority perfected Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, to the extent of Brokerage Account Deducts.

“Controlled Account” means a Deposit Account, Securities Account or Commodity Account that is subject to a Control Agreement.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 12.18.

“Credit Documents” means the collective reference to this Agreement, the Notes, the Guaranty (including any guarantee or Credit Party Accession Agreement executed and delivered pursuant to Section 8.10 or 9.15 of this Agreement), the Collateral Documents, the Intercreditor Agreement, any Incremental Facility Amendment and any other document or instrument designated by the Company and the Administrative Agent as a “Credit Document”. Any reference in this Agreement or any other Credit Document to a Credit Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto.

“Credit Parties” means the collective reference to the Company and each Guarantor.

“Credit Party Accession Agreement” means an accession agreement, substantially in the form of Exhibit D hereto, executed and delivered by a Subsidiary after the Closing Date, in accordance with Section 8.10 or Section 9.15.

“Crude Oil” means liquid petroleum, regardless of gravity, produced at the well by ordinary production methods and which are not the result of condensation of gas before or after it leaves the reservoir.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding Up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Article 10, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 5.24, any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Finance Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Finance Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request in writing by the Administrative Agent or any Issuing Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Finance Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent entity that has, after the date hereof, become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Delaware Assets” shall mean the fee-owned Material Real Property Assets that are part of the Delaware Pipeline.

“Delaware Pipeline” shall mean pipeline systems of the Credit Parties located in Lea County, New Mexico; Eddy County, New Mexico; Loving County, Texas and Reeves County, Texas.

“Designated Cash Management Obligations” means, as of any date, Cash Management Obligations that are Finance Obligations and that have been designated in writing by the Company in its sole discretion (or designated in the Borrowing Base Certificate most recently delivered on or prior to such date) or by any Lender to the Administrative Agent as “Designated Cash Management Obligations”; provided that in each case such designation shall not become effective until the third Business Day following the Administrative Agent’s receipt of such designation (it being acknowledged and agreed that, unless so designated, no Reserve in respect of such Cash Management Obligation will be instituted or maintained). All Cash Management Obligations of the Administrative Agent and its Affiliates that are Finance Obligations will be deemed to be “Designated Cash Management Obligations” without the need of further notice. The Company agrees that it shall not designate any Cash Management Obligations under clause (b) of the definition thereof as Designated Cash Management Obligations, and any such purported designation by the Company shall be null and void (and no Reserves shall be established in respect of such Cash Management Obligations in any event).

“Designated Swap Obligations” means, as of any date, Swap Obligations that are Finance Obligations and that have been designated in writing by the Company in its sole discretion (or designated in the Borrowing Base Certificate most recently delivered on or prior to such date) to the Administrative Agent as “Designated Swap Obligations”; provided that in each case such designation shall not become effective until the third Business Day following the Administrative Agent’s receipt of such designation (it being acknowledged and agreed that, unless so designated, no Reserve in respect of such Swap Obligation will be instituted or maintained).

“Designated Value” means, with respect to any Real Property, the book value of such Real Property, together with the book value of all fixtures appurtenant thereto and all improvements thereon.

“Detached RIN” means a RIN generated in accordance with RFS that is no longer associated with a specific gallon of biofuel to the extent such separation has occurred as provided in 40 CFR 80.1429(b), or such successor rule or regulation that governs the separation of RINs from a volume of renewable fuel.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) except as set forth in the proviso hereto, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, or (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (x) debt securities or (y) any Equity Interest referred to in clause (i) above, in each case of clauses (i) and (ii), at any time prior to the 91st day after the Scheduled Termination Date; provided that such Equity Interest may by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) become mandatorily redeemable or redeemable at the option of the holder thereof upon the occurrence of a change in control or Asset Sale subject to (1) payment in full in cash of all Obligations (other than Letters of Credit and contingent indemnification obligations not then due and owing) and (2) all Letters of Credit having been cancelled (unless the sum of sum of (A) the aggregate unpaid amount of Revolving L/C Obligations outstanding at the time of such request and (B) the maximum aggregate amount available to be drawn under all Letters of Credit outstanding at such time thereof has been Cash Collateralized in accordance with the terms of this Agreement or a backstop letter of credit reasonably satisfactory to the Issuing Lender has been provided); provided, further, that if such Equity Interest is issued to any current or former employee or to any plan for the benefit of employees, directors, officers, members of management or consultants of the Parent or its Restricted Subsidiaries or by any such plan to such employees, directors, officers, members or management or consultants, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian dollars.

“Dollars” and “$” mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Company other than a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Account” means, at any time, each Account of the Company or other Credit Party that is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (y) below. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

(a)    which is not subject to a first priority perfected security interest in favor of the Collateral Agent;

(b)    which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent and (ii) a Lien permitted by clause (a), (b), (e), (n) or (p) of Section 9.3 (provided that such Liens shall not be prior to the Liens of the Collateral Agent unless a Reserve shall have been established for such Liens);

(c)    (i) which is unpaid more than seventy-five (75) days after the date of the original invoice therefor or more than thirty (30) days after the original due date therefor, or (ii) which has been written off the books of the applicable Account Debtor or otherwise designated as uncollectible;

(d)    which is owing by an Account Debtor for which more than 50% of the Accounts owing by such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e)    which is owing by (i) an Account Debtor with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s (or if no such rating exists, the equivalent of such rating by any other nationally recognized securities rating agency)

to the extent the aggregate amount of Accounts owing by such Account Debtor and its Affiliates to the Credit Parties that would be included as “Eligible Accounts” but for this clause (e)(i) exceeds 20% of the aggregate amount of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage or (ii) an Account Debtor other than one described in clause (e)(i) to the extent the aggregate amount of Accounts owing by such Account Debtor and its Affiliates to the Credit Parties that would be included as “Eligible Accounts” but for this clause (e)(ii) exceeds 15% of the aggregate amount of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage;

(f)    with respect to which any covenant, representation or warranty contained in this Agreement or in the Collateral Documents has been breached or is not true in any material respect;

(g)    which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation in a form heretofore supplied to the Administrative Agent or its agent (or is otherwise satisfactory to the Administrative Agent) which has been sent to the Account Debtor (it being understood that the foregoing shall not be applicable in circumstances where the applicable Account Debtor has not received (or does not generally receive in the ordinary course of business) an invoice from a Credit Party requesting payment with respect to any such Account so long as (x) any such unbilled Account has been recorded in the books and records of such Credit Party, and (y) title to the underlying Inventory sold by such Credit Party has passed to the purchaser thereof), (iii) represents a progress billing, (iv) is contingent upon the Company's completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to the payment of interest;

(h)    for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the applicable Credit Party;

(i)    with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)    which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, monitor, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, interim receiver, monitor, custodian, trustee or liquidator, (iii) filed, or had filed against it, any assignment, application, request or petition for liquidation, reorganization, compromise, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case or proceeding under any state, provincial, territorial or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under a Bankruptcy Event and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)    which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l)    which is owed by an Account Debtor that fails to satisfy at least one of the following requirements: (i) it maintains its chief executive office in the U.S. or Canada or (ii) its jurisdiction of organization is in the U.S. or Canada;

(m)    which is owed in any currency other than U.S. dollars or Canadian dollars.

(n)    which is owed by (i) any Governmental Authority of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Collateral Agent in such Account have been complied with, or (iii) any Governmental Authority of Canada, or any province, territory, department, agency, public corporation, or instrumentality thereof, unless the Financial Administration Act (Canada) or any provincial or territorial legislation of similar purpose and effect restricting the assignment of such Account and any other steps necessary to perfect the Lien of the Administrative Agent in such Account, have been complied with;

(o)    which is owed by any Credit Party or any Affiliate of any Credit Party or any employee, officer, director, agent or stockholder of any Credit Party or any of its Affiliates;

(p)    which is owed by an Account Debtor to which any Credit Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q)    which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(r)    which is evidenced by any promissory note, Chattel Paper or Instrument unless all steps necessary to perfect the Lien of the Collateral Agent in such promissory note, Chattel Paper or Instrument have been complied with in a manner reasonably satisfactory to the Administrative Agent;

(s)    which is owed by an Account Debtor (i) that to the knowledge of a Credit Party is located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Credit Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless the applicable Credit Party has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(t)    with respect to which the applicable Credit Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business but only to the extent of any such reduction, or any Account which was partially paid and the Credit Party created a new receivable for the unpaid portion of such Account;

(u)    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state, provincial, territorial or local, including, without limitation, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v)    which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person (other than the applicable Credit Party) has or has had an ownership interest in such goods, or which indicates any party (other than the applicable Credit Party or the Collateral Agent) as payee or remittance party;

(w)    which was created on cash on delivery terms;

(x)    as to which the contract or agreement underlying such Account is governed by the laws of any jurisdiction other than (or, if no governing law is expressed therein, as to which, under applicable choice of law principles, such Account would not be governed by the laws of any of the United States, any state thereof or the District of Columbia or the federal laws of Canada or the laws of any province or territory of Canada.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.6 (subject to such consents, if any, as may be required thereunder).

“Eligible Carrier” means any of the carriers listed or described in Schedule 1C, as such Schedule 1C may be revised by the Company from time to time with the consent of the Administrative Agent, such consent not to be unreasonably withheld.

“Eligible Cash Collateral” means, as of any date of determination, any Dollars or Cash Equivalents of the Credit Parties (other than those of the type specified in clause (vii) of the definition thereof) that are (a) held in a segregated and fully-blocked Controlled Account with the Administrative Agent (i) from which funds cannot be withdrawn unless the requirements in Section 2.7 are satisfied and (ii) which exclusively contains such Eligible Cash Collateral and (b) not subject to Liens other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties and Permitted Liens attaching by operation of law in favor of the applicable depository bank. For the avoidance of doubt, Eligible Cash Collateral does not include any amounts posted to Cash Collateralize Letters of Credit.

“Eligible Detached RINs” means, with respect to any RIN type at any time, the aggregate number of Detached RINs of such type owned by all Credit Parties at such time less the number of Detached RINs of such type that would be required to set off all renewable volume obligations of all Credit Parties under the RFS, if compliance with the renewable volume obligations under the RFS were required to be determined at such time.

“Eligible Futures Accounts” means at any time, a Commodity Account or Futures Account (as defined in the PPSA) of any Credit Party as of such date maintained with a reputable broker reasonably acceptable to the Administrative Agent (each, so long as such Person remains qualified as such pursuant to the next succeeding sentence, an “Eligible Broker”) with respect to positions held by such Eligible Broker on a regulated exchange (including the New York Mercantile Exchange, the Intercontinental Commodities Exchange and CME ClearPort) that have been maintained at all times and in all respects in accordance with this Agreement (including for the avoidance of doubt, all transactions credited to such Commodity Account or related thereto) which such Commodity Account is subject to, at all times after the date that is sixty (60) days after the Closing Date, (i) a perfected first priority Lien, subject only to Liens permitted pursuant to Section 9.3 that are made superior to such first priority lien automatically by operation of law and any Lien of such Eligible Broker in connection with any Indebtedness of the Credit Party to such Eligible Broker permitted by the applicable Control Agreement (including, but not limited to, if permitted, any right of the Eligible Broker to close out open positions of such Company without prior demand for additional margin and without prior notice) (such amounts in a Commodity Account subject to the liens and close-out rights of the Eligible Broker set forth in this clause (i), the “Brokerage Account Deducts”), and (ii) a Control Agreement among the Collateral Agent, such Credit Party holding such account and the Eligible Broker with which such account is maintained. For the avoidance of doubt, a broker may, at any time, cease to qualify as an “Eligible Broker” for all purposes hereunder upon two (2) Business Days’ notice thereof by the Administrative Agent, acting in its reasonable discretion, to Company. The determination of the Net Liquidating Value in Eligible Futures Accounts shall include any discounted face value of any U.S. Treasury Securities held as of such date in such account that are zero coupon securities issued by the United States of America, minus any unearned interest on such U.S. Treasury Securities as of such date; provided that the maturity date thereof is within six (6) months of the relevant determination date; provided, further, that the Net Liquidating Value in Eligible Futures Accounts calculated shall be net of any Brokerage Account Deducts.

“Eligible IG Account” means an Eligible Account that are owned by an Account Debtor with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s (or if no such rating exists, the equivalent of such rating by any other nationally recognized securities rating agency).

“Eligible Inventory” means all Product Inventory of the Credit Parties that is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (t) below. Without limiting the Administrative Agent’s discretion herein, Eligible Inventory shall not include any Product Inventory:

(a)    which is not subject to a first priority perfected Lien in favor of the Collateral Agent, regardless of its location, under the Pledge and Security Agreement or the Canadian Pledge and Security Agreement;

(b)    which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent and (ii) a Lien permitted by clauses (a), (b), (f), (n), (p) and (u) of Section 9.3 (provided that such Liens shall not be prior to the Liens of the Collateral Agent unless a Reserve shall have been established for such Liens);

(c)    [reserved];

(d)    with respect to which any covenant, representation or warranty contained in this Agreement or in the Collateral Documents has been breached in any material respect and which does not conform in any material respect to any applicable standard applicable to the sale or use thereof imposed by any Governmental Authority;

(e)    in which any Person other than any Credit Party shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)    [reserved];

(g)    (i) is not located in the U.S. or Canada or (ii) is in transit;

(h)    which is located in any location leased by the applicable Credit Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges and other amounts due or to become due in the next three-month period with respect to such facility has been established;

(i)    which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor or an Eligible Carrier) and is not evidenced by a Document (other than bills of lading in respect of Inventory in transit pursuant to clause (g) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) a Reserve for charges for storage or transportation, insurance, labor and other similar expenses for which such warehouseman or bailee has a lien or a claim on the relevant Inventory has been established;

(j)    which cannot be located;

(k)    which is a discontinued product or component thereof;

(l)    which is the subject of a consignment by a Credit Party as consignor;

(m)    which is perishable;

(n)    which contains or bears any intellectual property rights licensed to any Credit Party unless such Inventory may be sold or disposed of by the Credit Party or any Secured Party without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to the sale of such Inventory under the current licensing agreement;

(o)    which is not reflected in a current perpetual inventory report (or such other inventory report acceptable to the Administrative Agent in its Permitted Discretion) of a Credit Party thereof (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);

(p)    for which reclamation rights have been legally and validly asserted by the seller;

(q)    [reserved];

(r)    which has been acquired from a Sanctioned Person; or

(s)    which in the case Inventory that is a RIN, is not Eligible RIN Inventory.

“Eligible Non-IG Account” means an Eligible Account that is not an Eligible IG Account.

“Eligible Railcar Inventory” means all Eligible Inventory of a Credit Party if such Eligible Inventory would qualify as Eligible Inventory except for any failure to satisfy clause (g) or (h) of the definition thereof that (i) has been delivered to an Eligible Carrier and either (A) a Credit Party has title to such Eligible Inventory or (B) such Credit Party has the absolute and unconditional right to obtain such Eligible Inventory from such Eligible Carrier and either (1) such Eligible Carrier has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (2) a Reserve for charges for storage or transportation, insurance, labor and other similar expenses for which such Eligible Carrier has a Lien or a claim on the relevant Inventory has been established or (ii) is in transit in a railcar under the control and ownership of a Credit Party.

“Eligible RIN Inventory” means all Inventory of a Credit Party consisting of Eligible Detached RINs that satisfy the following requirements: such inventory (i) is owned by such Credit Party, (ii) subject to a first priority perfected security interest for the benefit of the Secured Parties consistent with the Pledge and Security Agreement, (iii) has an expiration date at least 31 days after the Borrowing Base Certification Date, and (iv) is valid for use in accordance with RFS.

“Environmental Laws” means any and all applicable federal, state, provincial, territorial, local or municipal Laws, including common law, rules, orders, regulations, statutes, ordinances, codes, decrees or legally enforceable requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning human health as they relate to Materials of Environmental Concern or the protection of the environment, including, without limitation, Materials of Environmental Concern, as now or may at any time hereafter be in effect.

“Environmental Permit” means any permit, approval, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m), (n) or (o) of the Code or Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure to satisfy statutory minimum funding standards with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“Event of Default” means any of the events specified in Article 10, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash” means any cash or Cash Equivalents of the Parent and each Restricted Subsidiary that is a Wholly-Owned Subsidiary (other than Cash Collateralizing any Letter of Credit) in the aggregate at any time, net of and reduced by (without duplication): (a) any Eligible Cash Collateral and any cash and Cash Equivalents contained in any Material Debt Reserve Account, any Asset Sale Reserve Account or any accounts used exclusively for escrow, payroll, withholding, taxes, trust, fiduciary purposes, employee wages and employee benefits or held in an account subject to a Lien described in clause (c), (j) and (v) of Section 9.3 in favor of a third party (other than the Collateral Agent or the Administrative Agent), (b) any cash or Cash Equivalents constituting purchase price deposits held in escrow by any unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement with such third party containing customary provisions regarding the payment and refunding of such deposits, (c) any cash or Cash Equivalents to be used by the Parent, the Company or any other Restricted Subsidiary that is a Wholly-Owned Subsidiary within five (5) Business Days to pay the purchase price for property to be acquired by the Parent, the Company or any Restricted Subsidiary that is a Wholly-Owned Subsidiary pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment of such purchase price in the ordinary course of business, (d) any cash and Cash Equivalents received by the Parent, the Company or any Restricted Subsidiary that is a Wholly-Owned Subsidiary in connection with any Asset Sale, disposition, casualty event or condemnation that are required to be used to make mandatory payments of the Secured 2026 Notes (or if the Payment Conditions are then satisfied, any Indebtedness permitted hereunder to be secured by a Pari Passu Second Lien) and any Permitted Refinancing Indebtedness in respect thereof or otherwise permitted to be reinvested in assets of the Parent and its Restricted Subsidiaries constituting Collateral in accordance with the terms of the 2026 Secured Notes Indenture (or if the Payment Conditions are then satisfied, the indenture or documents governing such Indebtedness permitted hereunder to be secured by a Pari Passu Second Lien) (but only for so long as the obligation to make such payment or the right to reinvest such proceeds, as applicable, has not expired or terminated by the terms of the 2026 Secured Notes Indenture or the indenture or documents governing such Indebtedness permitted hereunder to be secured by a Pari Passu Second Lien and any Permitted Refinancing Indebtedness in respect thereof), and (e) any cash or Cash Equivalents in an amount up to the aggregate amount of outstanding checks or initiated wires or ACH transfers issued by any Credit Party.

“Excess Cash Test Date” means each Business Day, commencing with the second Business Day occurring after the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Account” means accounts that are (a) solely used for the purposes of making payments in respect of payroll, taxes and employees’ wages and benefits, (b) disbursement accounts where solely proceeds of indebtedness, including the proceeds of the Loans are deposited, (c) zero balance accounts from which balances are swept daily to a Controlled Account, (d) third party trust accounts, (e) accounts subject to Liens permitted under Section 9.3(c) or (j), and (f) other accounts with funds on deposit with a daily average balance of less than $2,000,000 individually and $10,000,000 in the aggregate.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any Subsidiary that is a CFC or CFC Holdco, (c) any Domestic Subsidiary that is a direct or indirect Subsidiary of a CFC or a CFC Holdco and (d) solely in the case of any Swap Obligation that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act, any Subsidiary of the Company that is not a Qualified ECP Participant.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under this Agreement) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.23(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) in the case of a Lender, Canadian federal withholding Taxes imposed on amounts paid or credited to a Lender as a result of such Lender (A) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with any Canadian Credit Party, or (B) being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of any Canadian Credit Party or not dealing at arm’s length with such a specified shareholder for purposes of the Income Tax Act (Canada), except, in the case of (A) or (B) above, where the non-arm’s length relationship arose, or the Lender was a specified shareholder or was dealing non-arm’s length with a specified shareholder, solely as a result of such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or enforced this Agreement or any other Credit Document, (d) Taxes attributable to such recipient’s failure to comply with Section 5.23(g) and (e) any withholding Taxes imposed under FATCA.

“Existing Leasehold Mortgaged Property” means the Leaseholds of the Credit Parties that are described in that certain Leasehold Deed of Trust, Security Agreement, Collateral Assignment of Leases and Rents and Fixture Filing Statement dated as of November 23, 2020, and recorded as of December 8, 2020, as Document No. 2020-2986 in the Official Records of Loving County, Texas.

“Existing Revolving Credit Agreement” means Amended and Restated Credit Agreement, dated as of February 14, 2017, among the Parent, the Company, the guarantors party thereto, Deutsche Bank Trust Company Americas, as administrative agent, and the other parties thereto.

“Existing Term Loan Credit Agreement” means Term Credit Agreement, dated as of June 3, 2020, among the Parent, the Company, the guarantors party thereto, Wilmington Trust, National Association, as administrative agent, and the other parties thereto.

“Extensions of Credit” means the collective reference to Loans made and Letters of Credit issued under this Agreement.

“Facility” means each of (i) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”), and (ii) the Revolving Credit Commitments Increases and Incremental Revolving Credit Loans (if any) made thereunder.

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor provisions that are substantively similar) and any regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that, if the Federal Funds Effective Rate shall be less than 0.50%, such rate shall be deemed to be 0.50% for the purposes of this Agreement.

“Finance Obligations” means, at any date, (i) all Obligations, (ii) all Swap Obligations of a Credit Party permitted hereunder owed or owing under any Swap Contract to any Hedge Bank and (iii) all Cash Management Obligations of a Credit Party owing under any Cash Management Agreement to a Cash Management Bank.

“Finance Party” means, collectively, the Agents, the Lenders, the Swingline Lender and the Issuing Lender.

“First Amendment Effective Date” means November 8, 2021.

“First Purchaser Lien” means a Lien as defined in Texas Bus. & Com. Code Section 9.343, or comparable laws of the states of Oklahoma, Kansas, Mississippi, Wyoming, or New Mexico, or any other state.

“Fixed Charge Coverage Ratio” means, as of the date of determination for the applicable Measurement Period, the ratio of (i) Consolidated EBITDA during such Measurement Period minus Unfinanced Capital Expenditures during such Measurement Period to (ii) Fixed Charges during such Measurement Period.

“Fixed Charges” means, for any period, the sum of (a) Consolidated Cash Interest Expense for such period (excluding fees paid on the Closing Date), (b) the aggregate amount of income taxes and other taxes of the Credit Parties paid or required to be paid in cash during such period (determined on a consolidated basis, but net of any refund in respect of taxes actually received in cash during such period and to the extent not included in the calculation of Consolidated EBITDA), (c) the aggregate amount of all principal of Indebtedness of the Credit Parties (including payments in respect of Capital Leases), in each case, scheduled to be paid in cash during such period (determined on a consolidated basis for such period) (except, in each case, to the extent payment is to be made with the proceeds of (i) Indebtedness other than any Loan, (ii) issuances of Equity Interests of the Parent (other than Disqualified Stock) or (iii) Material Asset Sales consummated for the purpose of using the net cash proceeds thereof for the payment of scheduled payments of Indebtedness of the Credit Parties), (d) the aggregate amount of all Restricted Payments paid in cash during such period to the extent permitted under Section 9.9 (excluding any cash dividends, distributions and other payments in respect of Equity Interests paid or effected in cash by (i) a Credit Party to another Credit Party or (ii) by a Restricted Subsidiary to a Credit Party or another Restricted Subsidiary), and (e) the aggregate amount of all contributions to a Plan of the Credit Parties paid or required to be paid in cash during such period, without duplication, all calculated for the Credit Parties on a consolidated basis in accordance with GAAP.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the Second Amendment Effective Date, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor as of the Second Amendment Effective Date for each of the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be 0.50%.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is a resident for tax purposes. For purposes of this definition, the United States, each state thereof, and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Company which is organized under the laws of any jurisdiction outside the United States (within the meaning of Section 7701(a)(9) of the Code).

“Fee Letter” means the letter dated January 9, 2021 between the Parent and JPMCB.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner” means NGL Energy Holdings LLC, a Delaware limited liability company.

“Governmental Authority” means any nation or government, any state, province, territory, municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting regulatory capital rules or standards (including, without limitation, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Grand Mesa Assets” shall mean the fee-owned Material Real Property Assets that are part of the Grand Mesa Pipeline.

“Grand Mesa Pipeline” shall mean the 550-mile pipeline that transports crude oil from its origin in Weld County, Colorado to the terminal of the Credit Parties in Cushing, Oklahoma.

“Guarantor” means, collectively, each of the Credit Parties identified as a “Guarantor” under the Guaranty, in such capacity, including each Wholly-Owned Domestic Subsidiary of the Company that is a Restricted Subsidiary (other than any Excluded Subsidiary) or Canadian Credit Party, in each case, that from time to time shall or shall be required to deliver a Guaranty or a Credit Party Accession Agreement or other guaranty or guaranty supplement pursuant to Section 8.10(b) or 9.15.

“Guaranty” means the guaranty, substantially in the form of Exhibit E hereto, made by one or more Guarantors in favor of the Secured Parties (or a substantially similar form of guaranty governed by Canadian law made by one or more Canadian Credit Parties), together with each other guaranty or guaranty supplement delivered pursuant to Section 8.10 or Section 9.15 of this Agreement.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract or on the Closing Date, is a Lender or a Lead Arranger or an Affiliate of a Lender or a Lead Arranger, in its capacity as a party to such Swap Contract.

“IBA” has the meaning specified in Section 1.5.

“Immaterial Subsidiary” means any Restricted Subsidiary of the Parent designated as such by the Company; provided, that, (i) the total assets of all Immaterial Subsidiaries, determined in accordance with GAAP as of the date of the most recent financial statements delivered pursuant to Section 6.3, shall not exceed five percent (5%) of the Consolidated Total Assets of the Parent and its Restricted Subsidiaries as of such date and (ii) the Consolidated EBITDA of all Immaterial Subsidiaries shall not exceed, as of any date of determination, 5% of the Consolidated EBITDA of the Parent and its Restricted Subsidiaries for the applicable Measurement Period.

“Incremental Commitments Effective Date” has the meaning specified in Section 3.5.

“Incremental Facility Amendment” has the meaning specified in Section 3.4.

“Incremental Facility Closing Date” has the meaning specified in Section 3.6.

“Incremental Lender” has the meaning specified in Section 3.3.

“Incremental Revolving Credit Loans” has the meaning specified in Section 3.1.

“Indebtedness” means, of any Person, at any particular date, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than (A) accrued expenses and trade accounts payable that arise in the ordinary course of business and (B) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (ii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iii) all liabilities (other than Lease Obligations) secured by any Lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, (iv) obligations of such Person under Capital Leases, (v) all indebtedness of such Person arising under acceptance facilities and similar obligations created for the account of such Person, (vi) net liabilities of such Person in respect of Swap Obligations; (vii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (viii) all obligations of such Person to pay the principal portion under any Synthetic Lease (calculated as the net present value of the rental payments thereunder with the implicit rate of interest of such Synthetic Lease as the discount factor); (ix) all Indebtedness of another entity to the extent such Person is liable therefor (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; (x) all Contingent Obligations of such Person with respect to Indebtedness of others; (xi) all obligations of such Person in respect of Disqualified Stock and (xii) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; but excluding any obligation resulting from the existence of deferred revenue, including customer deposits and interest thereon in the ordinary course of business which are not overdue for a period of more than ninety (90) days or, if overdue for a period of more than ninety (90) days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person.

“Indemnified Person” has the meaning specified in Section 12.5(c).

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Company or any of its Affiliates; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Information” has the meaning specified in Section 12.13(a).

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date, by and among the Administrative Agent, U.S. Bank, National Association as trustee under the Secured 2026 Notes, and the Credit Parties, in form and substance reasonably satisfactory to each party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each quarter and the Revolving Credit Termination Date, (b) with respect to any RFR Loan (i) each date that is on the numerically corresponding day in each calendar month that is one (1) month after the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (ii) the Revolving Credit Termination Date and (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Revolving Credit Termination Date.

“Interest Period” means with respect to any borrowing of Term Benchmark Loans, the period commencing on the date of such borrowing of Loans and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 5.17(f) shall be available for specification in any request made pursuant to Section 5.1 or Section 5.3. For purposes hereof, the date of a borrowing of Loans initially shall be the date on which such borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such borrowing.

“Investment” has the meaning specified in Section 9.7.

“Investment Conditions” means, as of any determination date, (a) no Default or Event of Default shall have occurred and be continuing or would result from the taking of the relevant action as to which the satisfaction of the Investment Conditions is being determined and (b) on a pro forma basis, immediately prior to and immediately after giving effect to any transaction that is subject to the Investment Conditions, either (i)(A) Availability is at least the greater of (x) 15% of the Line Cap and (y) $90,000,000, at such time and for the immediately preceding thirty (30) days and (B) the Fixed Charge Coverage Ratio is at least 1.0 to 1.0 or (ii) Availability is at least the greater of (A) 30% of the Line Cap and (B) $180,000,000, at such time and for the immediately preceding thirty (30) days.

“Issuing Lender” means JPMCB, Wells Fargo Bank, National Association, The Toronto-Dominion Bank, New York Branch or any other Lender (or their respective Affiliates) which agrees to be an Issuing Lender and is designated by the Company and the Administrative Agent as an Issuing Lender, as issuer of Letters of Credit.

“Issuing Lender Sublimits” means, as of the Closing Date, (a) $100,000,000, in the case of JPMCB, (b) $50,000,000, in the case of Wells Fargo Bank, National Association and (c) $50,000,000, in the case of The Toronto-Dominion Bank, New York Branch, or, in each case of the foregoing clauses (a) through (c), such larger amount as the Administrative Agent and the applicable Issuing Lender may agree in their respective sole discretion.

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“Krimbill Parties” means Michael Krimbill, KrimGP2010, LLC, Krim2010, LLC and any trusts or family partnerships of Michael Krimbill and his family members established for estate planning purposes; provided, that KrimGP2010, LLC, Krim2010, LLC and such trusts or family partnerships are directly or indirectly controlled by Michael Krimbill.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Application” means a letter of credit application in the Issuing Lender’s then customary form for the type of letter of credit requested.

“L/C Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“L/C Participating Interest” means an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.

“LCT Election” shall have the meaning provided in Section 1.6.

“LCT Test Date” shall have the meaning provided in Section 1.6.

“Lead Arrangers” means JPMorgan Chase Bank, N.A., RBC Capital Markets2 and Barclays Bank PLC, in their capacities as Joint Lead Arrangers.

“Lease Obligations” means, of the Credit Parties, as of the date of any determination thereof, the rental commitments of the Credit Parties determined on a consolidated basis, if any, under Operating Leases (net of rental commitments from sub-leases thereof).

“Leasehold Mortgage” means, in the case of Leaseholds, rights of way and easements constituting Real Property, a leasehold mortgage, leasehold deed of trust or similar instrument, in a form to be reasonably agreed between the Company and the Collateral Agent, including any Credit Party, the Collateral Agent and one or more trustees, in each case with such changes

2 RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

thereto as may be recommended by the local counsel based on local laws or customary local practices, as the same may be amended, modified or supplemented from time to time.

“Leaseholds” means, with respect to any Person, all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” means each bank or other lending institution listed on Schedule 1A, each Eligible Assignee that becomes a Lender pursuant to Section 12.6(c), each Incremental Lender that becomes a Lender pursuant to Article 3 and their respective successors, branches and affiliates and shall include, as the context may require, the Swingline Lender in such capacity and the Issuing Lender in such capacity.

“Lender Affiliate” means (i) any Affiliate or branch of any Lender, (ii) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and (iii) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor/manager as such Lender or by an Affiliate of such Lender or investment advisor/manager.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Party” means the Administrative Agent, the Collateral Agent, each Issuing Lender or any other Lender.

“Lender-Related Person” has the meaning assigned to it in Section 12.5(b).

“Lending Office” means, with respect to any Lender, (a) with respect to its ABR Loans, the office of such Lender which will be making or maintaining its ABR Loans, (b) with respect to its RFR Loans, its RFR Lending Office and (c) with respect to its Term Benchmark Loans, its Term Benchmark Lending Office.

“Letter of Credit” means a letter of credit issued by an Issuing Lender pursuant to Section 2.3.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any mortgage, pledge, charge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement, security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC, PPSA or comparable law of any jurisdiction in respect of any of the foregoing, except for the filing of financing statements in connection with Lease Obligations to the extent that such financing statements relate to the property subject to such Lease Obligations).

“Limited Condition Transaction” means (i) any Permitted Acquisition or similar Investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Line Cap” means, as of any date of determination, the lesser of the aggregate Revolving Credit Commitments and the Borrowing Base, each as then in effect.

“Loans” means the collective reference to the Revolving Credit Loans (including Protective Advances), the Swingline Loans and the Incremental Revolving Credit Loans, if any; individually, a “Loan”.

“Majority Lenders” means, at a particular time, and subject to Section 5.24(b), Lenders that hold more than 50% of the sum of (i) the Revolving Credit Commitments or, if the Revolving Credit Commitments have been cancelled, the sum of (A) the aggregate then outstanding principal amount of the Revolving Credit Loans, plus (B) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit, plus (C) the aggregate then outstanding principal amount of Revolving L/C Obligations, plus (D) the aggregate amount represented by the agreements of the Lenders in Sections 2.8(a) and (b) with respect to the Protective Advances then outstanding and (ii) from and after any applicable Incremental Facility Closing Date, the related Revolving Credit Commitments Increases or, if the Revolving Credit Commitments Increases have been cancelled, the aggregate then outstanding principal amount of the related Incremental Revolving Credit Loans; provided that at any time there are fewer than three Lenders (who are not Affiliates of one another or Defaulting Lenders) party to this Agreement, the definition of “Majority Lenders” shall be “all Lenders”.

“Market Value” means the spot market price for Product (other than Eligible RIN Inventory) as of the last day in the period covered by the latest Borrowing Base Certificate as determined by a market price provider customarily used for such Product (including, but not limited to, Nymex, OPIS, Argus, and Platts) and location and reasonably acceptable to the Administrative Agent in its Permitted Discretion. With respect to RINs, (x) Attached RINs shall not be deemed to have a “Market Value” separate from the underlying Product to which they are attached and (y) the aggregate “Market Value” of all Eligible RIN Inventory at any time, shall equal the sum of (i) the value of all such Eligible RIN Inventory at such time determined from market price providers in accordance with the immediately preceding sentence, less (ii) the RIN Inventory Excess Setoff, if any, at such time.

“Material Adverse Effect” means (i) a material adverse effect on the business, financial condition, assets, or results of operations of the Parent and its Restricted Subsidiaries taken as a whole, (ii) a material impairment of the ability of the Company and the other Credit Parties, taken as a whole, to perform any of its obligations under any Credit Document to which it is a party, (iii) a material impairment of the rights and remedies of the Lenders under any Credit Document, (iv) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Credit Documents to which it is a party or (v) a material impairment of the Collateral Agent’s Liens (on behalf of itself and the Secured Parties) on the Collateral taken as a whole.

“Material Asset Sale” means any Asset Sale or series of related Asset Sales that yields gross proceeds to the Parent, the Company or its Restricted Subsidiaries in excess of $25,000,000.

“Material Business Expansion Project” means an expansion of the Credit Parties’ business through the construction of fixed or capital assets that is permitted by this Agreement and the other Credit Documents and with respect to which one or more Credit Parties have made Capital Expenditures in excess of $25,000,000.

“Material Debt Reserve Account” means a Deposit Account in the name of the Company that is subject to a Control Agreement and in which amounts are deposited solely in respect of the payment of any Material Indebtedness (or any Permitted Refinancing Indebtedness thereof) at maturity thereof (and such account may not contain Cash Equivalents of the type specified in clause (vii) of the definition thereof).

“Material Indebtedness” means any Indebtedness of the Parent, the Company or its Restricted Subsidiaries in a principal amount equal to or greater than $50,000,000.

“Material Real Property Asset” means any Real Property of Credit Party that is located in the United States, excluding (i) any Leaseholds, easements or rights of way if under the terms of the lease with respect to such Leaseholds or conveyance document with respect to such easement or right-of-way, or applicable law, the grant of a Lien therein is prohibited and such prohibition has not been waived or any necessary third party consents have not been obtained after the use of commercially reasonable efforts to do so (which, for the avoidance of doubt shall not require cash payments or other consideration aside from payment or reimbursement of reasonable fees and expenses in connection with the preparation and recording of the documentations related to such consents and mortgages) and (ii) any Real Property having a Designated Value of less than $5,000,000 as of the Closing Date or as of the date of acquisition thereof, as applicable; provided that (A) the aggregate Designated Value of the fee owned Real Property excluded pursuant to clause (ii) may not exceed the greater of $100,000,000 and 1.5% of the total consolidated assets of the Parent and its Restricted Subsidiaries (determined on a consolidated basis in accordance with GAAP as of the date of the most recent financial statements delivered in accordance with Section 8.1(a) or 8.1(b) of this Agreement) and (B) the aggregate Designated Value of the Leaseholds, easements and rights-of-way excluded pursuant to clauses (i) and (ii) shall not exceed the greater of $150,000,000 and 2.25% of the total consolidated assets of the Parent and its Restricted Subsidiaries (determined on a consolidated basis in accordance with GAAP as of the date of the most recent financial statements delivered in accordance with Section 8.1(a) or 8.1(b) of this Agreement); provided, further, that any rights of the Credit Parties in any Real Property (x) which are Grand Mesa Assets or (y) which are Delaware Assets, in each case, with a book value in excess of $1,000,000 shall be deemed to constitute Material Real Property Assets.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste and radioactive materials, in each case, as regulated by any applicable Environmental Laws.

“Measurement Period” means, for any date of determination under this Agreement, the most recently ended period of four consecutive fiscal quarters of the Company for which financial statements have been delivered prior to the Closing Date or pursuant to Section 8.1(a) or 8.1(b), as applicable.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Company and the Administrative Agent may select.

“Mortgage” means, in the case of owned real property interests only, a mortgage, deed of trust, deed of hypothec or similar instrument, in a form to be reasonably agreed between the Company and the Administrative Agent, including any Credit Party, the Collateral Agent and one or more trustees, in each case with such changes thereto as may be recommended by the local counsel based on local laws or customary local practices, as the same may be amended, modified or supplemented from time to time.

“Mortgaged Property” means any Real Property that becomes subject to a Mortgage or Leasehold Mortgage pursuant to this Agreement, in each case as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages or Leasehold Mortgages).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Natural Gas Liquids” means liquid hydrocarbons, including as ethane, propane, butane, and pentane, that in each case, are extracted from field gas.

“Net Liquidating Value” means, with respect to any Commodity Account, the sum of (i) the aggregate marked-to-market value of all futures positions, (ii) the aggregate liquidation value of all option positions, (iii) the cash balance, in each case credited to such Commodity Account and (iv) Cash Equivalents credited to such Commodity Account.

“Net Proceeds” means the aggregate amount of cash proceeds and Cash Equivalents received by the Parent or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any non-cash consideration deemed to be cash for purposes of Section 9.6(e)), net of: (a) the direct costs relating to such Asset Sale, including, without limitation, all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expense incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale; (b) all payments made on any Indebtedness (other than Restricted Indebtedness) that is secured by any assets subject to such Asset Sale, in accordance with the terms of such Indebtedness, or that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale, (c) all distributions and other payments required to be made to holders of minority interests in Subsidiaries or joint venture as a result of such Asset Sale; and (d) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, or held in escrow, in either case for as long as required to be held as reserve or in escrow for adjustment in respect of the sale price or for indemnification or any liabilities associated with the assets disposed of in such Asset Sale and retained by the Parent or any Restricted Subsidiary after such Asset Sale. For purposes of the definition of Net Proceeds, “Asset Sale” shall have the meaning set forth in the Secured 2026 Notes Indenture on the Closing Date.

“Net Open Position” with respect either Crude Oil, Natural Gas Liquids, Refined Petroleum Products and Renewable Products, as applicable, the absolute value of the number of barrels of such Product obtained by subtracting (a) the sum of (i) the number of barrels of such Product which the Credit Parties have committed to buy, or can be required to buy, or will receive under a commodity contract, on a future date at a fixed price; and (ii) the number of barrels of such Product that the Credit Parties have in Inventory from (b) the number of barrels of such Product that the Credit Parties have committed to sell, or can be required to sell, or will deliver under a commodity contract, on a future date at a fixed price.

“Non-Consenting Lender” has the meaning specified in Section 12.1.

“Non-Extension Notice Date” has the meaning assigned to it in Section 2.3(c).

“Notes” means the collective reference to any promissory notes evidencing Loans.

“Notes Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Notes Priority Collateral Prepayment Event” means the occurrence of any Asset Sale (as defined in the Secured 2026 Notes Indenture on the Closing Date) of Notes Priority Collateral that yields Net Proceeds.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 A.M. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than 0.50%, such rates shall be deemed to be 0.50%.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Company and the other Credit Parties to the Agents or any Lenders (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, related to any Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Loans, the other Credit Documents, any Letter of Credit or L/C Application, or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Agents or any Lender or any such Affiliate) or otherwise.

“Operating Lease” means, as applied to any Person, a lease (including leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Organization Documents” means: (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Currency” has the meaning specified in Section 12.20.

“Other Connection Taxes” means, with respect to a Lender (including an Issuing Lender) or the Administrative Agent or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Specified Collateral Deliverables” has the meaning set forth in Section 8.10(d)(ii).

“Other Specified Collateral Requirements” has the meaning set forth in Section 8.10(d)(ii).

“Other Specified Property” has the meaning set forth in Section 8.10(d)(ii).

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” has the meaning specified in the preamble hereof.

“Pari Passu Second Lien” means a Lien having equal priority to (i) the Liens securing the obligations under the 2026 Secured Notes (or any Permitted Refinancing Indebtedness in respect thereof) with respect to the ABL Priority Collateral and (ii) the Liens securing the Obligations with respect to the Notes Priority Collateral.

“Participant Register” has the meaning specified in Section 12.6(c).

“Participants” has the meaning specified in Section 12.6(c).

“Participating Lender” means any Lender (other than the Issuing Lender with respect to such Letter of Credit) with respect to its L/C Participating Interest in each Letter of Credit.

“Patriot Act” has the meaning specified in Section 6.24.

“Payment Conditions” means, as of any determination date, (a) no Default or Event of Default shall have occurred and be continuing or would result from the taking of the relevant action as to which the satisfaction of the Payment Conditions is being determined and (b) on a pro forma basis, immediately prior to and immediately after giving effect to any transaction that is subject to the Payment Conditions, (i) Availability is at least the greater of (A) 20% of the Line Cap and (B) $120,000,000, at such time and for the immediately preceding thirty (30) days and (ii) the Fixed Charge Coverage Ratio is at least 1.0 to 1.0.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisitions” means non-hostile acquisitions (by merger, amalgamation, purchase or otherwise) by the Parent or any of its Restricted Subsidiaries of all or substantially all of the assets of, or all of the shares of the capital stock or other Equity Interests in, a Person or division or line of business of a Person engaged in the same business as the Company and its Subsidiaries or in a related business, provided that immediately after giving effect thereto: (i) except for Permitted Joint Ventures, 100% (less the amount of such capital stock or other Equity Interests, if any, not exceeding 5% in the aggregate thereof, attributable to director qualifying shares, shares required by the jurisdiction of organization of such Person to be held by management or other third party and such additional shares the current ownership of which, at the time of such Permitted Acquisition, cannot, after commercially reasonable efforts by the Credit Parties (which efforts shall not require any Credit Party to make any payment or grant any right to the holder of such Equity Interests or any other Person), be identified or acquired) of the outstanding capital stock or other Equity Interests of any acquired or newly formed corporation or other entity that acquires such Person, division or line of business is owned directly by the Parent or any of its Restricted Subsidiaries; (ii) any such capital stock or other Equity Interests acquired by a Credit Party shall be duly and validly pledged to the Collateral Agent for the ratable benefit of the Lenders (other than any capital stock of, or other Equity Interests in, any Subsidiary that is not required to be so pledged pursuant to Section 8.10); (iii) the Company causes any such corporation or other entity to comply with Section 8.10, if such Section is applicable; (iv) any such corporation or other entity is not liable for and the Parent and its Restricted Subsidiaries do not assume any Indebtedness (except for Indebtedness permitted pursuant to Section 9.2); and (v) no Default or Event of Default shall have occurred and be continuing and the Company shall have delivered to the Administrative Agent an officers’ certificate to such effect, together with all relevant material financial information for such corporation or other entity or acquired assets.

“Permitted Affiliate Transactions” means any of the following: (a) customary directors’ fees, customary directors’ indemnifications and similar arrangements for officers and directors of the Parent and its Restricted Subsidiaries entered into in the ordinary course of business, together with any payments made under any such indemnification arrangements; (b) customary and reasonable loans, advances and reimbursements to officers, directors and employees of the Parent and its Restricted Subsidiaries for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business; (c) the incurrence of intercompany Indebtedness permitted pursuant to Section 9.2(b) and Contingent Obligations permitted pursuant to Section 9.2(k); (d) employment agreements and arrangements entered into with directors, officers and employees of the Parent and its Restricted Subsidiaries in the ordinary course of business; and (e) Restricted Payments permitted by Section 9.9.

“Permitted Business” means either (i) gathering, transporting, compressing, treating, processing, marketing, distributing, storing or otherwise handling Crude Oil, Natural Gas Liquids and/or Refined Petroleum Products, or activities or services reasonably related or ancillary thereto, including water treatment, disposal and transportation, and entering into Swap Obligations relating to any of the foregoing activities, or (ii) any other business that generates gross income at least 90% of which constitutes “qualifying income” under Section 7704(d) of the Code.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Holder” means Michael Krimbill and each Krimbill Party, so long as such Krimbill Party is controlled, directly or indirectly, by Michael Krimbill.

“Permitted Joint Ventures” means acquisitions (by merger, amalgamation, purchase, formation of partnership, joint venture or otherwise) by a Credit Party not constituting Permitted Acquisitions of interests in any of the assets of, or shares of the capital stock of or other Equity Interests in, a Person or division or line of business of a Person engaged in the same business as the Credit Parties or in a related business, provided that immediately after giving effect thereto: (i) any outstanding capital stock or other Equity Interests of any acquired or newly formed corporation or other entity owned directly by a Credit Party is duly and validly pledged to the Collateral Agent for the ratable benefit of the Lenders if and to the extent required to be so pledged pursuant to the definition of “Pledge and Security Agreement” or pursuant to Section 8.10; and (ii) no Default or Event of Default shall have occurred and be continuing, and the Company shall have delivered to the Administrative Agent an officers’ certificate to such effect, together with all relevant material financial information for such corporation or other entity or acquired assets to the extent reasonably requested by the Administrative Agent.

“Permitted Liens” means any Liens permitted under Section 9.3.

“Permitted Refinancing Indebtedness” has the meaning specified in the definition of “Permitted Refinancings”.

“Permitted Refinancings” means any refinancings, restructurings, refundings, renewals, extensions or replacements of Indebtedness from time to time or at any time, in whole or in part, at the same time or at different times (any such refinancing, restructuring, refunding, renewal, extension or replacement Indebtedness, the “Permitted Refinancing Indebtedness” and the Indebtedness being so refinanced, restructured, refunded, renewed, extended or replaced, the “Refinanced Indebtedness”) permitted hereunder; provided that (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses incurred in connection therewith), (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is not shorter than the Weighted Average Life to Maturity of the Refinanced Indebtedness and the maturity of such Permitted Refinancing Indebtedness is not earlier than the Refinanced Indebtedness, (iii) if the Refinanced Indebtedness is contractually subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders, in all material respects, as those contained in the documentation governing the Refinanced Indebtedness, taken as a whole, (iv) no Permitted Refinancing Indebtedness shall have additional obligors than the Refinanced Indebtedness; provided that a Restricted Subsidiary that becomes a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by any Credit Party, regardless of whether such Restricted Subsidiary was an obligor of the Refinanced Indebtedness, (v) except to the extent that the Liens securing such Refinancing Indebtedness are permitted under the proviso in Section 9.3(r), such Permitted Refinancing Indebtedness shall be unsecured if the Refinanced Indebtedness is unsecured, (vi) if such Indebtedness was secured, such Permitted Refinancing Indebtedness is not secured by any additional property or collateral other than (A) property or collateral securing the Refinanced Indebtedness, (B) after-acquired property that is affixed or incorporated into the property covered by the Lien securing such Permitted Refinancing Indebtedness and (C) proceeds and products thereof and (vi) such Permitted Refinancing Indebtedness has covenants and default and remedy provisions that are, taken as a whole, not materially less favorable to the Credit Parties than then current market terms for the applicable type of Indebtedness.

“Permitted Transaction” has the meaning set forth in Section 5.25(b).

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unlimited liability company, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning specified in Section 8.2.

“Pledge and Security Agreement” means the Pledge and Security Agreement dated as of the date hereof, among the Company, the other Credit Parties from time to time party thereto and the Collateral Agent for the ratable benefit of the Secured Parties, a copy of which is attached as Exhibit C-2 hereto, as the same may be amended, modified or supplemented in accordance with its terms from time to time.

“Pledge and Security Agreements” means the collective reference to the Pledge and Security Agreement, the Canadian Pledge and Security Agreement and any other pledge agreement or security agreement entered into by a Credit Party and the Collateral Agent (on substantially the same terms as the Pledge and Security Agreement) in accordance with Section 8.10.

“Pledged Collateral” has the meaning specified for the term “Collateral” in the Pledge and Security Agreement.

“PPSA” means the Personal Property Security Act (Alberta), including the regulations thereto, as amended from time to time, and any other similar legislation of any Canadian province or territory; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest or other Lien on any Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Alberta (including the Civil Code of Québec), “PPSA” shall refer instead to such other applicable federal, provincial or territorial legislation pertaining to the granting, perfecting, opposability, priority, ranking or enforcement of Liens on personal or movable property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Proceeds” means (a) all “proceeds”, as defined in Article 9 of the UCC or the PPSA, as applicable, with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily, including, without limitation, all proceeds of insurance policy covering the Collateral.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

“Product” means physical energy commodities, including Crude Oil, Natural Gas Liquids, asphalt, Refined Petroleum Products, Renewable Products and Eligible RIN Inventory.

“Product Inventory” means Inventory consisting of Product.

“Product Inventory Letter of Credit” means a Letter of Credit issued in connection with the transportation or purchase of Product Inventory of any Credit Party.

“Projections” has the meaning assigned to it in Section 8.16.

“Protective Advances” has the meaning specified in Section 2.8(a).

“Public Lender” has the meaning specified in Section 8.2.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 12.18(b).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other Person constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” means, with respect to any Person, all of the right, title and interest of such Person in and to land, with the improvements and fixtures thereon, including Leaseholds and any easements or rights-of way.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) Business Days preceding the date of such setting, (b) if such Benchmark is the Daily Simple SOFR, then four (4) Business Days prior to such setting and (c) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Indebtedness” has the meaning specified in the definition of “Permitted Refinancings”.

“Refined Petroleum Products” means product from the refining of crude oil, including diesel fuel, gasoline, jet fuel and other heavier fuel oils but excluding Natural Gas Liquids.

“Register” has the meaning specified in Section 12.6(b)(iv).

“Related Document” means any agreement, certificate, document or instrument relating to a Letter of Credit.

“Related Parties” means each Lender-Related Person or Agent-Related Person, as applicable.

“Relevant Governmental Body” means the Board or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (b) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Renewable Products” means fuels produced from renewable resources, including biodiesel and ethanol.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder.

“Requested Release” has the meaning set forth in Section 5.25(b).

“Required Lenders” means, at a particular time, and subject to Section 5.24(b), Lenders that hold more than 66 2/3% of the sum of (i) the Revolving Credit Commitments or, if the Revolving Credit Commitments have been cancelled, the sum of (A) the aggregate then outstanding principal amount of the Revolving Credit Loans, plus (B) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit, plus (C) the aggregate then outstanding principal amount of Revolving L/C Obligations, plus (D) the aggregate amount represented by the agreements of the Lenders in Sections 2.8(a) and (b) with respect to the Protective Advances then outstanding and (ii) from and after any applicable Incremental Facility Closing Date, the related Revolving Credit Commitments Increases or, if the Revolving Credit Commitments Increases have been cancelled, the aggregate then outstanding principal amount of the related Incremental Revolving Credit Loans; provided that at any time there are fewer than three Lenders (who are not Affiliates of one another or Defaulting Lenders) party to this Agreement, the definition of “Required Lenders” shall be “all Lenders”.

“Requirement of Law” means, as to any Person, the Organization Documents of such Person, and any Law (including, without limitation, Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, on any date of determination, the sum of the following reserves established by the Administrative Agent (and determined without duplication):

(a)    in the case of Designated Cash Management Obligations, the aggregate exposure on such date of all Cash Management Banks under all Designated Cash Management Obligations, based on the most recent exposure notified to the Administrative Agent by the relevant Cash Management Banks and the Company; plus

(b)    in the case of Designated Swap Obligations, the aggregate mark-to-market termination exposure (after giving effect to applicable netting arrangements) on such date of all Hedge Banks under all Designated Swap Obligations, based on the most recent mark-to-market termination exposure notified to the Administrative Agent by the relevant Hedge Banks and the Company; plus

(c)    in the case of Eligible Accounts, reserves established by the Administrative Agent in its Permitted Discretion for dilution, for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and for taxes, fees, assessments and other governmental charges; plus

(d)    in the case of Eligible Inventory, reserves established by the Administrative Agent in its Permitted Discretion for volatility, for Inventory shrinkage, for First Purchaser Liens, for customs charges and shipping charges related to any Inventory in transit, for rent at locations leased by the Company, for consignee’s, warehousemen’s and bailee’s charges, for uninsured losses, for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, for taxes, fees, assessments, and other governmental charges and for retention of title or similar arrangements; plus

(e)    the Canadian Priority Payable Reserve; plus

(f)    other reserves established by the Administrative Agent in its Permitted Discretion.

The amount of any such reserve or change shall have a reasonable relationship to the event, condition or other matter that is the basis for such reserve or such change, and no reserves or changes shall be duplicative of reserves or changes already accounted for through eligibility criteria. Reserves may only be established by the Administrative Agent, acting in its Permitted Discretion, upon at least three (3) Business Days’ prior written notice to the Company (which notice shall include a reasonably detailed description of such reserve being established or modified and the basis for such reserve or modification); provided that no such notice shall be required (x) if an Event of Default has occurred or is continuing, (y) for changes to any reserves resulting solely by virtue of mathematical calculations of the amount of the reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent and customer credit liabilities), or (z) for changes to reserves or establishment of additional reserves if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect would occur were such reserve not changed or established prior to the three (3) Business Day period. During any such applicable three (3) Business Day period, the Administrative Agent shall, if requested, discuss any such reserve or change with the Company and the Company may take such action as may be required so that the event, condition or matter that is the basis for such reserve or change no longer exists or exists in a manner that would result in the establishment of a lower reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer or the chief operating officer of the Company or, with respect to financial matters, the chief financial officer, controller, vice president – finance or treasurer of the Company.

“Restricted Indebtedness” means (a) any Indebtedness of a type permitted by Section 9.2(g) or Section 9.2(i) and (b) other Indebtedness for borrowed money or obligations evidenced by notes, bonds, debentures or other similar instruments that in each case are unsecured or are otherwise subordinated in right of payment to the Obligations or the obligations under the Secured 2026 Notes.

“Restricted Indebtedness Payments” has the meaning assigned to it in Section 9.12(a).

“Restricted Payments” has the meaning assigned to it in Section 9.9.

“Restricted Subsidiary” means each Subsidiary other than an Unrestricted Subsidiary.

“Revaluation Date” means, with respect to any Letter of Credit denominated in Canadian dollars, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Lender under such Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Issuing Lender shall determine.

“Revolving Credit Commitment” means, as to any Lender, its obligations to make Revolving Credit Loans to the Company pursuant to Section 2.1, to purchase its L/C Participating Interest in any Letter of Credit and to purchase participations in Protective Advances and Swingline Loans in an aggregate amount not to exceed at any time the amount set forth opposite such Lender’s name in Schedule 1A under the heading “Revolving Credit Commitment” and in an aggregate amount not to exceed at any time the amount equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate Revolving Credit Commitments, as the aggregate Revolving Credit Commitments may be reduced or adjusted from time to time pursuant to this Agreement (including, without limitation, increases pursuant to Article 3); collectively, as to all the Lenders, the “Revolving Credit Commitments”. On the Third Amendment Effective Date, the aggregate amount of the Revolving Credit Commitments is $600,000,000.

“Revolving Credit Commitment Increase” has the meaning specified in Section 3.1.

“Revolving Credit Commitment Percentage” means, as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment constitutes of all of the Revolving Credit Commitments (or, if the Revolving Credit Commitments shall have been terminated, the percentage of the outstanding Aggregate Revolving Credit Extensions of Credit and Protective Advances constituted by such Lender’s Aggregate Revolving Credit Extensions of Credit and participating interest in Protective Advances).

“Revolving Credit Commitment Period” means the period from and including the Closing Date to but not including the Revolving Credit Termination Date.

“Revolving Credit Lenders” means the Lenders with Revolving Credit Commitments and/or outstanding Revolving Credit Loans.

“Revolving Credit Loan” and “Revolving Credit Loans” has the meaning specified in Section 2.1(a), and shall include Protective Advances made pursuant to Section 2.8.

“Revolving Credit Termination Date” means, the earliest of (i) the Scheduled Termination Date; (ii) any other date on which the Revolving Credit Commitments shall terminate hereunder; and (iii) the date that is 91 days prior to the earliest maturity date in respect of any (A) Indebtedness of a type permitted by Section 9.2(g) or Section 9.2(i) or (B) other Indebtedness for borrowed money or obligations evidenced by notes, bonds, debentures or other similar instruments (other than intercompany indebtedness) (for purposes of this definition, clauses (A) and (B) being the “Springing Indebtedness”) unless as of such 91st day (A)(I) there is no more than $50,000,000 outstanding principal amount of applicable Springing Indebtedness (or Permitted Refinancing Indebtedness thereof) with a maturity that is earlier than 91 days after the Scheduled Termination Date or (II) the Company has deposited funds equal, at all times thereafter, to the then outstanding principal amount of applicable Springing Indebtedness (or Permitted Refinancing Indebtedness thereof) less $50,000,000 into the Material Debt Reserve Account or (B)

the Company has received a binding commitment to refinance all of the outstanding applicable Springing Indebtedness on or prior to the maturity date of the applicable Springing Indebtedness (subject only to reasonable and customary conditions acceptable to the Administrative Agent) and such refinancing Indebtedness is permitted by this Agreement and matures no earlier than 91 days after the Scheduled Termination Date. For purposes of this Agreement, any Springing Indebtedness defeased in accordance with any indenture or other agreement or instrument evidencing or governing such Indebtedness shall not be deemed to be outstanding for purposes of the “Revolving Credit Termination Date” so long as any prepayments made to defease such Springing Indebtedness are permitted by this Agreement.

“Revolving L/C Obligations” means the obligations of the Company to reimburse the Issuing Lender for any payments made by an Issuing Lender under any Letter of Credit that have not been reimbursed by the Company pursuant to Section 2.6.

“RFR Borrowing” means, as to any borrowing of Loans, the RFR Loans comprising of such borrowing.

“RFR Lending Office” means the office of each Lender which shall be making or maintaining its RFR Loans.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“RFS” means the Renewable Fuel Standard of the United States Environmental Protection Agency in accordance with according to the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007.

“RIN” means renewable identification number assigned for the purpose of tracking the production, use and trading of renewable fuels as required by, and which are valid for purposes of satisfying the compliance requirements of the RFS.

“RIN Inventory Excess” means, with respect to any RIN type at any time, the total volumetric quantity of such RIN type (comprised of the aggregate Attached RINs and Detached RINs of such RIN type) owned by the Credit Parties at such time as determined by reference to the records of the Credit Parties, less the total volumetric quantity of such RIN type (comprised of the aggregate Attached RINs and Detached RINs of such RIN type) determined to be available to the Credit Parties per the EPA Moderated Tracking System at such time.

“RIN Inventory Excess Amount” means, with respect to any RIN type at any time, the “Market Value” of the RIN Inventory Excess that qualifies as Eligible Detached RINs at such time.

“RIN Inventory Excess Setoff” means, at any time, an amount equal to the excess of all RIN Inventory Excess Amounts at such time, less $10,000,000; provided that the RIN Inventory Excess Setoff shall not be less than zero at any time.

“Risk Management Policy” means policies, operating procedures and limits of the Parent and its Subsidiaries designed to minimize the firm’s financial exposure to various risks as noted in the policies attached as Schedule 1D as approved by the board of directors (or other equivalent governing body) of the Parent, and as set forth on Schedule 1D as modified from time to time.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw Hill Financial Inc., and any successor thereto.

“Sale and Leaseback Obligation” has the meaning specified in Section 10.1(e).

“Sale and Leaseback Transaction” has the meaning specified in Section 9.16.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” means at any time, a country or territory (or government of a country or territory or an agency thereof), an organization controlled by any of the foregoing or person resident of a country, region or territory which, in each case, is itself the subject or target of any Sanctions (as of the Third Amendment Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzia and Kherson Regions of Ukraine, Cuba (only with respect to a Credit Party organized under the laws of the United States or any state thereof), Iran, North Korea, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, or otherwise a target of Sanctions, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), (d) any Person that is a Canadian Blocked Person or (e) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic, financial, trade, sectoral or secondary sanctions, embargoes, anti-terrorism laws and other similar laws and regulations imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom (c) the federal government of Canada and (d) any other relevant sanctions authority.

“Scheduled Termination Date” means date which is the fifth anniversary of the Closing Date; provided that notwithstanding Section 1.7, if such date is not a Business Day, the Scheduled Maturity Date shall be the next preceding Business Day.

“Second Amendment Effective Date” means April 13, 2022.

“Second Currency” has the meaning specified in Section 12.20.

“Secured 2026 Notes” means the Company’s and NGL Energy Finance Corp.’s 7.5% senior secured notes due 2026.

“Secured 2026 Notes Indenture” means the Indenture, as of February 4, 2021, among U.S. Bank National Association, as trustee, the Company, NGL Energy Finance Corp. and each of the guarantors party thereto, pursuant to which the Company and NGL Energy Finance Corp. issued the Secured 2026 Notes, as amended, restated, amended and restated, supplemented or otherwise modified from time to time to the extent such amendment, restatement, amendment and restatement, supplement or modification is permitted hereunder.

“Secured Parties” means, collectively, the Agents, the Lenders, the Issuing Lender, each Hedge Bank party to any Swap Contract, to the extent the obligations thereunder constitute Finance Obligations, each provider of Cash Management Services to the extent the obligations thereof under the Cash Management Agreement to which it is a party constitute Finance Obligations and any other Persons the obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents, and the successors and assigns of each of the foregoing.

“Settlement” has the meaning assigned to it in Section 2.09(c).

“Settlement Date” has the meaning assigned to such term in Section 2.09(c).

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning assigned to it under the definition of “Daily Simple SOFR”.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Letter of Credit” means that certain Irrevocable Standby Letter of Credit, dated as of the Closing Date and with a date of expiry of June 29, 2022, issued by JPMCB in its capacity as an Issuing Lender in favor of BNP Paribas as beneficiary.

“Specified Trigger” means Availability is less than the greater of (i) $100,000,000 and (ii) 20.0% of the Line Cap.

“Specified Trigger Event” means any time that (a) a Specified Trigger shall have occurred or (b) an Event of Default has occurred and is continuing. Once commenced, a Specified Trigger Event shall be deemed to be continuing until such time as (i) no Event of Default is continuing and (ii) if such Specified Trigger Event resulted from an event specified in the preceding clause (a), Availability equals or exceeds for thirty (30) consecutive days the greater of (1) $100,000,000 and (2) 20.0% of the Line Cap then in effect.

“Spot Rate” for the rate determined by the Administrative Agent or the Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of Canadian dollars with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Canadian dollars.

“Subsidiary” means, as to any Person, a corporation, partnership or other entity of which shares of capital stock or other Equity Interests having ordinary voting power (other than capital stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise controlled, directly or indirectly, or both, by such Person. Unless the context otherwise requires, the term “Subsidiary” means a Subsidiary of the Parent.

“Supported QFC” has the meaning assigned to it in Section 12.18.

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor Relief Law) of such Person owing to a Hedge Bank in respect of any Swap Contract, excluding any amounts which such Person is entitled to set-off against its obligations under applicable law.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Revolving Credit Commitment Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Lender shall be deemed to be required of the Swingline Lender and any consent given by JPMCB in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMCB in its capacity as Swingline Lender.

“Swingline Loan” has the meaning assigned to it in Section 2.09(a).

“Synthetic Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which lease or other arrangement is required or is permitted to be classified and accounted for as an operating lease under GAAP but which is intended by the parties thereto for tax, bankruptcy, regulatory, commercial law, real estate law and all other purposes as a financing arrangement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or borrowing of Loans, refers to whether such Loan, or the Loans comprising such borrowing of Loans, are bearing interest at a rate determined by the reference to the Adjusted Term SOFR Rate.

“Term Benchmark Borrowing” means, as to any borrowing of Loans, the Term Benchmark Loans comprising of such borrowing.

“Term Benchmark Lending Office” means the office of each Lender which shall be making or maintaining its Term Benchmark Loans.

“Term Benchmark Loan” means a Loan that bears interest at a rate based on the Adjusted Term SOFR Rate.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate”.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Third Amendment Effective Date” means February 16, 2023.

“Type” means, as to any Loan, its nature, or classification, as an ABR Loan, Term Benchmark Loan or RFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” means, with respect to any Person and for any period, Capital Expenditures made by such Person during such period and not financed from the proceeds of Indebtedness (other than, for the avoidance of doubt, Loans), the proceeds of any issuance of Equity Interests or the proceeds of any Asset Sale.

“Unmatured Surviving Obligations” means, at any date, contingent indemnification or expense reimbursement claims which are not then due and payable or with respect to which no demand has been made.

“Unrestricted Subsidiaries” means (a) any Subsidiary designated as such on Schedule 6.11 as of the Closing Date, (b) any Subsidiary that is formed or acquired after the Closing Date and is designated subsequent to the Closing Date as an Unrestricted Subsidiary by the Company in accordance with Section 8.19 and (c) any Subsidiary of an Unrestricted Subsidiary.

“Unsecured 2023 Notes” means the Parent’s and NGL Energy Finance Corp.’s 7.50% senior notes due 2023.

“Unsecured 2025 Notes” means the Parent’s and NGL Energy Finance Corp.’s 6.125% senior notes due 2025.

“Unsecured 2026 Notes” means the Parent’s and NGL Energy Finance Corp.’s 7.50% senior notes due 2026.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for the purposes of trading in United States government securities.

“U.S. Person” means a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 12.18(b).

“U.S. Tax Compliance Certificate” has the meaning specified in Section 5.23(g)(ii)(B)(III).

“Vessel” means, collectively, ships, barges, tugboats, articulated tug and barge units, marine vessels and other carriers.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Domestic Subsidiary” means at any date a Wholly-Owned Subsidiary of the Company which is a Domestic Subsidiary at such date, and “Wholly-Owned Domestic Subsidiaries” means all of them, collectively.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan Section 4201 of ERISA.

“Withholding Agent” has the meaning assigned to it in Section 5.23(a).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.3    Other Definitional Provisions

(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

(b)    As used herein and in any other Credit Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. If any Credit Party is required after Closing Date to implement any change(s) in its accounting principles and practice as a result of any changes in GAAP mandated by the Financial Accounting Standards Board or successor organization, and if such change(s) result in any material change in the method of calculation of the Fixed Charge Coverage Ratio or any other financial test provided herein or any other Credit Document, then for all periods after the date of implementation of such change(s) until one or more appropriate amendments of this Agreement addressing such change(s) in GAAP are negotiated, executed and delivered by the Parent, the Company and the number of Lenders required by Section 12.1 in a form acceptable to all such parties, the Fixed Charge Coverage Ratio and or any other financial test provided herein or any other Credit Document, as applicable, shall be calculated hereunder utilizing GAAP as in effect prior to such change(s).

(c)    Unless otherwise expressly provided, any accounting concept and all financial covenants shall be determined on a consolidated basis for the Credit Parties, and financial measurements shall be computed without duplication.

(d)    The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.

(e)    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(f)    For purposes of any Collateral located in the Province of Québec or charged by any deed of hypothec (or any other Credit Document governed by the laws of the Province of Québec) and for all other purposes pursuant to which the interpretation or construction of a Credit Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (j) an “agent” shall be deemed to include a “mandatary”.

1.4    Divisions

For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

1.5    Interest Rates; Benchmark Notifications

The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 5.17(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.6    Limited Condition Transactions

In connection with determining whether any Limited Condition Transaction is permitted hereunder, for which determination requires the calculation of any financial ratio, test or basket, each calculated on a pro forma basis, at the option of the Company

(the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination shall be deemed to be (a) the date the definitive agreement for such Limited Condition Transaction is entered into, (b) in the case of a Limited Condition Transaction described in clause (i) of the definition thereof, if such Limited Condition Transaction will not be consummated prior to the date that is 90 days after the date of such definitive agreement, then on the date that is 91 days after the date of such definitive agreement (provided that such transaction shall no longer constitute a Limited Condition Transaction if it is not consummated within 180 days after the date of such definitive agreement) or (c) in the case of a Limited Condition Transaction described in clause (ii) of the definition thereof, if such Limited Condition Transaction will not be consummated prior to the date that is 30 days after the date of such definitive agreement, then on the date that is 31 days after the date of such definitive agreement (provided that such transaction shall no longer constitute a Limited Condition Transaction if it is not consummated within 60 days after the date of such definitive agreement) (as applicable, the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction, such Limited Condition Transaction would have been permitted on the relevant LCT Test Date in compliance with such provision. For the avoidance of doubt, if the Company has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of an LCT Test Date would at any time after such LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA of the Credit Parties, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations (and no Default or Event of Default shall be deemed to have occurred due to such failure to comply), and (2) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Conditional Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

1.7    Performance

When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

1.8    Additional Alternative Currencies

(a)    The Company may from time to time request that Letters of Credit be issued in Canadian dollars; provided that such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Lender and the aggregate amount of Letters of Credit that may be issued in Canadian dollars may not exceed $20,000,000.

(b)    Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.9    Exchange Rates; Currency Equivalents

(a)    Without limiting the other terms of this Agreement, the calculations and determinations under this Agreement of any amount (including any amount in any currency other than Dollars) shall be deemed to refer to the Dollar Equivalent thereof and all Borrowing Base Certificates delivered under this Agreement shall express such calculations or determinations in the Dollar Equivalent thereof.

(b)    For purposes of this Agreement and the other Credit Documents, the Dollar Equivalent of the Borrowing Base and any Letters of Credit and other Obligations shall be determined in accordance with the terms of this Agreement. Such Dollar Equivalent shall become effective as of the determination date for the Borrowing Base and for Letters of Credit and other Obligations and shall be the Dollar Equivalent until the next determination date to occur for the Borrowing Base and for such Letters of Credit and other Obligations.

2.    AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

2.1    Revolving Credit Commitments

(a)    Subject to the terms and conditions hereof, each Lender agrees to extend credit, in an aggregate amount not to exceed such Lender’s Revolving Credit Commitment, to the Company from time to time on any Borrowing Date during the

Revolving Credit Commitment Period by purchasing an L/C Participating Interest in each Letter of Credit issued by the Issuing Lender and by making loans to the Company (Revolving Credit Loans) from time to time. Revolving Credit Loans shall be denominated in Dollars. Notwithstanding the foregoing and subject to the Administrative Agent’s authority, in its reasonable discretion, to make Protective Advances pursuant to Section 2.8, in no event shall (i) any Revolving Credit Loan be made, or any Letter of Credit be issued, if, after giving effect thereto and the use of proceeds thereof as irrevocably directed by the Company, the sum of the Aggregate Revolving Credit Extensions of Credit would exceed the Line Cap then in effect or (ii) any Revolving Credit Loan be made, or any Letter of Credit be issued, if the amount of such Loan to be made or any Letter of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the Available Revolving Credit Commitments. Subject to the foregoing, during the Revolving Credit Commitment Period, the Company may use the Revolving Credit Commitments by borrowing, repaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having the Issuing Lender issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing the relevant Issuing Lender for such drawing, and having the Issuing Lender issue new Letters of Credit.

(b)    Each borrowing of Revolving Credit Loans shall be in an aggregate principal amount of the lesser of (i) $1,000,000 or a whole multiple of $1,000,000 in excess thereof, and (ii) the Available Revolving Credit Commitments, except that any borrowing of a Revolving Credit Loan to be used solely to pay the like amount of an L/C Disbursement may be in the principal amount of such L/C Disbursement.

(c)    Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.08 and 2.09.

2.2    Proceeds of Revolving Credit Loans

The Company shall use the proceeds of Revolving Credit Loans solely for financing the working capital or general corporate purposes of the Parent and its Restricted Subsidiaries (including making payments to an Issuing Lender to reimburse the Issuing Lender for drawings made under the Letters of Credit), including on the Closing Date to pay fees and expenses related to the transactions contemplated hereby and to refinance the Indebtedness outstanding under the Existing Revolving Credit Agreement and Existing Term Loan Credit Agreement and to pay fees (including any call premium payable by the Company in connection with the prepayment of the Existing Term Loan Credit Agreement). Notwithstanding the foregoing, no Credit Party will request any Loans, and no Credit Party shall use, and shall procure that their Subsidiaries and their respective directors, officers, employees and, to the knowledge of any Credit Party, agents, shall not use, the proceeds of any Revolving Credit Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

2.3    Issuance of Letters of Credit

(a)    Subject to the terms and conditions hereof, the Company may from time to time during the Revolving Credit Commitment Period request any Issuing Lender to issue a Letter of Credit (including a counter-standby Letter of Credit) denominated in Dollars or Canadian dollars by delivering to the Administrative Agent at its address specified in Section 12.2 and the Issuing Lender an L/C Application completed to the satisfaction of the Issuing Lender, together with the proposed form of the Letter of Credit (which shall comply with the applicable requirements of clause (b) below) and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; provided that if the Issuing Lender informs the Company that it is for any reason unable to open such Letter of Credit, the Company may request another Lender to open such Letter of Credit upon the same terms offered to the initial Issuing Lender and if such other Lender agrees to issue such Letter of Credit each reference to the Issuing Lender for purposes of the Credit Documents shall be deemed to be a reference to such Lender. Letters of Credit shall be denominated in Dollars or Canadian dollars.

(b)    Each Letter of Credit issued hereunder shall, among other things, (i) be in such form requested by the Company as shall be acceptable to the Issuing Lender in its sole discretion and (ii) subject to clause (c) below, have an expiry date occurring not later than the earlier of (A) three hundred and sixty-five (365) days after the date of issuance of such Letter of Credit and (B) five (5) Business Days prior to the Revolving Credit Termination Date; provided that the Specified Letter of Credit may have an expiry date not later than June 29, 2022.

(c)    If the Company so requests in the applicable L/C Application, the Issuing Lender may agree to issue a Letter of Credit with a one-year tenor that has automatic extension or renewal provisions (each, an “Auto-Extension Letter of Credit”); provided that (x) any such Auto‑Extension Letter of Credit must permit the Issuing Lender to prevent any such extension or renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a certain number of days prior to each anniversary of such Letter of Credit’s date of issuance (the “Non-Extension Notice Date”), such number of days to be agreed upon by the Company and the Issuing Lender at the time such Letter of Credit is issued and (y) such prior notice shall be deemed to have been given by the Issuing Lender on the effective date of its resignation as Issuing Lender in accordance with Section 11.9. Unless otherwise directed by the Issuing Lender, the Company shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than five (5) Business Days prior to the Revolving Credit Termination Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.1(a), Section 2.5 or otherwise), or (B) it has received written notice on or before the day that is thirty (30) days before the Non-Extension Notice Date (1) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Company that one or more of the applicable conditions specified in Section 7.2 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

(d)    Notwithstanding anything herein to the contrary, the Issuing Lender shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally.

2.4    Participating Interests

Effective in the case of each Letter of Credit opened by the Issuing Lender as of the date of the opening thereof and without any further action on the part of the applicable Issuing Bank or the Revolving Credit Lenders, the Issuing Lender hereby grants to itself and each other Revolving Credit Lender, and each Revolving Credit Lender severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application, an L/C Participating Interest in a percentage equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage. In consideration and in furtherance of the foregoing, each such Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the applicable Issuing Lender, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of each L/C Disbursement made by such Issuing Lender, in each case to the extent not reimbursed by the Company on the date due as provided in Section 2.6, or of any reimbursement payment required to be refunded to the Company for any reason.

Each Revolving Credit Lender’s obligation to purchase participating interests pursuant to this Section 2.4 is absolute and unconditional as set forth in Section 5.16.

2.5    Procedure for Opening Letters of Credit

Upon receipt of any L/C Application from the Company in respect of a Letter of Credit, the Issuing Lender will promptly notify the Administrative Agent thereof and the Administrative Agent will notify each Revolving Credit Lender. The Issuing Lender will process such L/C Application, and the other certificates, documents and other papers delivered to the Issuing Lender in connection therewith, upon receipt thereof in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Company; provided that no such Letter of Credit shall be issued (i) if the amount of such requested Letter of Credit, together with the sum of (A) the aggregate unpaid amount of Revolving L/C Obligations outstanding at the time of such request and (B) the maximum aggregate amount available to be drawn under all Letters of Credit outstanding at such time, would exceed $250,000,000, (ii) if the amount of such requested Letter of Credit, together with the sum of (A) the aggregate unpaid amount of Revolving L/C Obligations outstanding at the time of such request with respect to Letters of Credit issued by such Issuing Lender and (B) the maximum aggregate amount available to be drawn under all Letters of Credit outstanding at such time issued by such Issuing Lender, would exceed such Issuing Lender’s Issuing Lender Sublimit or (iii) if Section 2.1 would be violated thereby.

2.6    Payments in Respect of Letters of Credit

(a)    If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Company shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in Dollars, (i) not later than 1:00 P.M., New York City time, on the same Business Day if the Company receives notice of such L/C Disbursement at or before 11:00 A.M. New York City time on such Business Day, or (ii) if the Company receives a notice of disbursement after 11:00 A.M. New York City time not later than 1:00 P.M. New York City time, on the Business Day immediately following the date that the Company receives such notice; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 5.1 that such payment be financed with an ABR Loan or a Swingline Loan, which is a Revolving Credit Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Loan or Swingline Loan which is a Revolving Credit Loan.

(b)    If an Issuing Lender shall make any L/C Disbursement, then, unless the Company shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Company reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Company fails to reimburse such L/C Disbursement when due pursuant to clause (b) of this Section, then, Section 5.7(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to clause (a) of this Section to reimburse such Issuing Lender shall be for the account of such Revolving Credit Lender to the extent of such payment. If the Company fails to make such payment when due, then the Administrative Agent shall notify the applicable Issuing Lender and each other applicable Revolving Credit Lender of the applicable L/C Disbursement, the payment then due from the Company in respect thereof and such Revolving Credit Lender’s Revolving Credit Commitment Percentage thereof. Promptly following receipt of such notice, each applicable Revolving Credit Lender shall pay to the Administrative Agent in Dollars its Revolving Credit Commitment Percentage of the payment then due from the Company (and Section 5.18(b) shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender in Dollars the amounts so received by it from such Revolving Credit Lender. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Revolving Credit Lenders and the applicable Issuing Lender as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse any Issuing Lender for any L/C Disbursement (other than the funding of ABR Loans or Swingline Loans as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such L/C Disbursement.

(c)    Whenever, at any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any other Revolving Credit Lender such other Revolving Credit Lender’s pro-rata share of the Revolving L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such Revolving L/C Obligation or any payment of interest on account thereof, the Issuing Lender will distribute to such other Revolving Credit Lender, through the Administrative Agent, its pro-rata share thereof in like funds as received (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided that, in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Revolving Credit Lender will promptly return to the Issuing Lender, through the Administrative Agent, any portion thereof previously distributed by the Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by the Issuing Lender.

(d)    The Company shall pay to each Issuing Lender, each of the fees set forth in Section 5.11.

2.7    Eligible Cash Account

Notwithstanding anything to the contrary contained herein, so long as no Default or Event of Default has occurred and is continuing, the Company may request that all or a portion of Eligible Cash Collateral be transferred to another Controlled Account of the Credit Parties that is not fully-blocked, it being understood that upon such transfer, Eligible Cash Collateral shall be reduced by the amount of such transferred cash. Upon such request, the Administrative Agent may, at its Permitted Discretion, promptly transfer such cash as directed by the Company so long as such transfer would not cause the Aggregate Revolving Credit Extensions of Credit to exceed the Line Cap.

2.8    Protective Advances

(a)    Subject to the limitations set forth below, the Administrative Agent, in its sole discretion exercised in good faith, may make Revolving Credit Loans to the Company on behalf of the Lenders, if the Administrative Agent, in its Permitted Discretion, deems that such Revolving Credit Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood or maximize the amount of repayment of the Loans and the other Obligations or (iii) to pay any other amount chargeable to the Company pursuant to this Agreement (such Revolving Credit Loans, “Protective Advances”); provided that (A) the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed 10% of the Line Cap, (B) in no event shall the sum of the Aggregate Revolving Credit Extensions of Credit exceed the aggregate Revolving Credit Commitments and (C) the Majority Lenders may at any time revoke the Administrative Agent’s authorization to make future Protective Advances (provided that existing Protective Advances shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof). At any time that the conditions for making a Revolving Credit Loan are satisfied, the Administrative Agent may request the Lenders to make a Revolving Credit Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participation described in Section 2.8(b).

(b)    Upon the making of a Protective Advance, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent (regardless of the existence of any Event of Default or other condition), without recourse or warranty, an undivided interest and participation in such Protective Advance based upon their Revolving Credit Commitment Percentages. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Revolving Credit Commitment Percentages of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

(c)    All Protective Advances shall be secured by the Collateral and shall bear interest as provided in this Agreement for ABR Loans.

2.9    Swingline Loans

(a)    The Administrative Agent, the Swingline Lender and the Lenders agree that in order to facilitate the administration of this Agreement and the other Credit Documents, promptly after the Company requests a borrowing of ABR Loans in accordance with the requirements of Article 5, the Swingline Lender may elect to have the terms of this Section 2.09(a) apply to such request by advancing, on behalf of the Lenders and in the amount requested, same day funds to the Company on the date of the applicable borrowing to the account of the Company designated by the Company (each such Loan made solely by the Swingline Lender pursuant to this Section 2.09(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.09(c). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. The aggregate amount of Swingline Loans that may be outstanding hereunder shall not exceed $25,000,000 unless the Swingline Lender agrees in its sole discretion; provided that the aggregate amount of Swingline Loans that may be outstanding hereunder shall not exceed $50,000,000.

(b)    Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Revolving Credit Commitment Percentage of the Revolving Credit Commitment. The Swingline Lender may, at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Revolving Credit Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan.

(c)    The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 1:00 P.M. New York time on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Revolving Credit Commitment Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 P.M., New York time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 7.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Revolving Credit Commitment Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.09.

3.    AMOUNT AND TERMS OF INCREMENTAL LOANS

3.1    Requests for Incremental Loans

Upon notice to the Administrative Agent (which shall promptly notify the Lenders) at any time after the Closing Date but prior to the Revolving Credit Termination Date, the Company may request additional revolving loan commitments or increases in the aggregate amount of Revolving Credit Commitments (each such additional commitment or increase, a “Revolving Credit Commitment Increase” and all of them, collectively, the “Revolving Credit Commitments Increases”); provided that after giving effect to any Revolving Credit Commitment Increase, the aggregate amount of Revolving Credit Commitments Increases that have been added pursuant to this Section 3.1 shall not exceed $100,000,000 after the Third Amendment Effective Date. Any loans made in respect of any such Revolving Credit Commitment Increase (the “Incremental Revolving Credit Loans”) shall be made by increasing the aggregate Revolving Credit Commitments with terms identical to those of the existing Revolving Credit Loans. Notwithstanding the foregoing, (i) each Revolving Credit Commitment Increase effected pursuant to this Article 3 shall be in a minimum amount of at least $10,000,000 and (ii) no more than three Revolving Credit Commitment Increases may be selected by the Company after the Third Amendment Effective Date

3.2    Ranking and Other Provisions

The Incremental Revolving Credit Loans (i) shall have the same guarantees as, and rank pari passu in right of payment and in respect of lien priority as to the Collateral with the Obligations in respect of, the Revolving Credit Commitments and (ii) shall be on terms and pursuant to documentation identical as, and treated substantially the same as, the Revolving Credit Loans.

3.3    Notices; Lender Elections

The notice from the Company to the Administrative Agent delivered pursuant to Section 3.1 shall set forth the requested amount and proposed terms of the Revolving Credit Commitments Increases, which proposed terms shall not be inconsistent with the requirements of Section 3.2. At the time of the sending of such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) days from the date of delivery of such notice to the Lenders). Incremental Revolving Credit Loans (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Incremental Lender”), in each case on terms permitted in this Article 3 and otherwise on terms reasonably acceptable to the Administrative Agent, provided that the Administrative Agent and the Issuing Lender (in the case of the Issuing Lender, solely in the event the Incremental Lender is not an existing Lender) shall have consented (which consent shall not be unreasonably withheld, conditioned or delayed) to such Lender’s or Incremental Lender’s, as the case may be, making such Incremental Revolving Credit Loans if such consent would be required under Section 12.6 for an assignment of Loans to such Lender or Incremental Lender, as the case may be. No Lender shall be obligated to provide any Revolving Credit Commitment Increase, unless it so agrees. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to provide a Revolving Credit Commitment Increase and, if so, whether by an amount equal to, greater than, or less than its Commitment Percentage of such requested increase (which shall be calculated on the basis of the amount of the funded and unfunded exposure under all the Loans held by each Lender). Any Lender not responding within such time period shall be deemed to have declined to provide a Revolving Credit Commitment Increase. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Company may also invite additional Eligible Assignees to become Incremental Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

3.4    Incremental Facility Amendment

Revolving Credit Commitments Increases shall become Commitments (or in the case of any Revolving Credit Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Revolving Credit Lender’s Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Company, each Lender agreeing to provide such Commitment, if any, each Incremental Lender, if any, and the Administrative Agent. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Article 3.

3.5    Effective Date and Allocations

If any Revolving Credit Commitments Increases are added in accordance with this Article 3, the Administrative Agent and the Company shall determine the effective date (the “Incremental Commitments Effective Date”) and the final allocation of such Revolving Credit Commitments Increases. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such Revolving Credit Commitments Increases and the Incremental Commitments Effective Date.

3.6    Conditions to Effectiveness of Increase

The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent, each Lender party thereto, if any, and the Incremental Lenders, if any, be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(a)    the Administrative Agent shall have received on or prior to the Incremental Facility Closing Date each of the following, each dated the Incremental Facility Closing Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent: (i) the applicable Incremental Facility Amendment; (ii) certified copies of resolutions of the board of directors of each Credit Party approving the execution, delivery and performance of the Incremental Facility Amendment; and (iii) a favorable opinion of counsel for the Credit Parties dated the Incremental Facility Closing Date, to the extent reasonably requested by the Administrative Agent, addressed to the Administrative Agent and the Lenders and in form and substance and from counsel reasonably satisfactory to the Administrative Agent;

(b)    (i) the conditions precedent set forth in Section 7.2 shall have been satisfied both before and after giving effect to such Incremental Facility Amendment and the additional Extensions of Credit provided thereby (it being understood that all references to “the obligation of any Lender to make a Loan on the occasion of any Borrowing” shall be deemed to refer to the effectiveness of the Incremental Facility Amendment on the Incremental Facility Closing Date) and (ii) all Incremental Revolving Credit Loans provided by the applicable Incremental Facility Amendment shall be made on the terms and conditions provided for above; and

(c)    there shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders (including any Person becoming a Lender as part of such Incremental Facility Amendment on the related Incremental Facility Closing Date), as applicable, all fees and expenses (including reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel and, if necessary, one local counsel in each applicable jurisdiction) invoiced with reasonable supporting documentation that are due and payable on or before the Incremental Facility Closing Date.

3.7    Effect of Incremental Facility Amendment

On the Incremental Commitments Effective Date, each Lender or Eligible Assignee which is providing a Revolving Credit Commitment Increase (i) shall become a “Lender” for all purposes of this Agreement and the other Credit Documents and (ii) shall have a Revolving Credit Commitment Increase which shall become a “Commitment” hereunder.

3.8    Revolving Credit Commitment Increases

Upon each Revolving Credit Commitment Increase pursuant to this Article 3, (i) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each existing Lender, if any, and each Incremental Lender, if any, in each case providing a portion of such Revolving Credit Commitment Increase (each a “Revolving Credit Commitment Increase Lender”), and each such Revolving Credit Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participation interests hereunder in outstanding Letters of Credit such that, after giving effect to such Revolving Credit Commitment Increase and each such deemed assignment and assumption of participation interests, the percentage of the aggregate outstanding participation interests hereunder in Letters of Credit held by each Revolving Credit Lender (including such Revolving Credit Commitment Increase Lender) will equal such Revolving Credit Lender’s Revolving Credit Commitment Percentage and (ii) if, on the date of such Revolving Credit Commitment Increase, there are any Revolving Credit Loans outstanding, the Administrative Agent shall take those steps which it deems, in its sole discretion and in consultation with the Company, necessary and appropriate to result in each Revolving Credit Lender (including each Revolving Credit Commitment Increase Lender) having a pro-rata share of the outstanding Revolving Credit Loans based on each such Revolving Credit Lender’s Revolving Credit Commitment Percentage immediately after giving effect to such Revolving Credit Commitment Increase, provided that any prepayment made in connection with the taking of any such steps shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 5.21. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro-rata borrowing and pro-rata payment requirements contained elsewhere in this Agreement shall not apply to any transaction that may be effected pursuant to the immediately preceding sentence.

3.9    Conflicting Provisions

The provisions of this Article 3 shall supersede any provision of Section 5.18 or 12.1 to the contrary.

4.    [RESERVED]

5.    GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

5.1    Procedure for Borrowing by the Company

(a)    The Company may borrow under the Commitments on the Closing Date and on any Business Day thereafter. The Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (i) 1:00 P.M., New York City time, three (3) Business Days prior to the requested Borrowing Date in the case of a proposed borrowing of Term Benchmark Loans and (ii) 2:00 P.M., New York City time, on the requested Borrowing Date if the borrowing is to be solely of ABR Loans; provided that any such notice of a borrowing of ABR Loans to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.6(a) may be given not later than 1:00 P.M., New York City time, on the date of the proposed borrowing) signed by a Responsible Officer of the Company specifying (A) the amount of the borrowing, (B) whether such Loans are initially to be Term Benchmark Loans or ABR Loans, or a combination thereof, (C) if the borrowing is to be entirely or partly Term Benchmark Loans, the length of the Interest Period for such Term Benchmark Loans and (D) the amount of such borrowing to be constituted by Revolving Credit Loans and/or Incremental Revolving Credit Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender, which notice shall in any event be delivered to each Lender by 2:00 P.M., New York City time, on such date. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in such notice, each Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in Section 12.2 (or at such other location as the Administrative Agent may direct) in Dollars an amount in Same Day Funds equal to the amount of the Loan to be made by such Lender. Loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the Company by the Administrative Agent’s crediting the account of the Company designated by the Company, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent; provided that Revolving Credit Loans made to finance the reimbursement of an L/C Disbursement as provided in Section 2.6 shall be remitted by the Administrative Agent to the applicable Issuing Lender.

(b)    Any borrowing of Term Benchmark Loans by the Company hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) except as provided in Section 2.1(b), the aggregate principal amount of all Term Benchmark Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $1,000,000 in excess thereof, and (ii) no more than ten Interest Periods shall be in effect at any one time with respect to Term Benchmark Loans. Each Swingline Loan shall be an ABR Loan.

5.2    Repayment of Loans; Evidence of Debt

(a)    The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Article 10). The Company hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 5.7.

(b)    At all times during a period when a Cash Dominion Event has occurred and is continuing, (i) on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account as of 10:00 A.M., New York City time, on such Business Day (whether or not immediately available), first, to prepay any Protective Advances, second, to prepay the Revolving Credit Loans, third, to the payment of any Revolving L/C Obligations then outstanding, and fourth, to Cash Collateralize outstanding Letters of Credit, without a corresponding reduction in the Revolving Credit Commitments and (ii) on each Business Day following the last day of the Asset Sale Reserve Period, the Administrative Agent shall apply all funds credited to the Asset Sale Reserve Account as of 10:00 A.M., New York City time, on such Business Day (whether or not immediately available), first, to prepay any Protective Advances, second, to prepay the Revolving Credit Loans, third, to the payment of any Revolving L/C Obligations then outstanding, and fourth, to Cash Collateralize outstanding Letters of Credit, without a corresponding reduction in the Revolving Credit Commitments; provided that if the Asset Sale Reserve Period ends as a result of the Cash Dominion Event that commenced such Asset Sale Reserve Period no longer being continuing, the Administrative Agent shall promptly apply funds credited to the Asset Sale Reserve Account at the Borrower’s direction for any purpose not prohibited hereunder. Notwithstanding the foregoing, to the extent any funds credited to the Asset Sale Reserve

Account constitute Net Proceeds of a Notes Priority Collateral Prepayment Event, the application of such proceeds shall be subject to Section 5.6(c).

(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(d)    The Administrative Agent shall maintain the Register pursuant to Section 12.6(d) and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Company and each Lender’s share thereof.

(e)    The entries made in the Register and the accounts of each Lender maintained pursuant to Section 5.2(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to such Company by such Lender in accordance with the terms of this Agreement.

5.3    Conversion and Continuation Options

(a)    The Company may elect from time to time to convert Term Benchmark Loans into ABR Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 1:00 pm, New York City time, at least three (3) Business Days prior to the proposed conversion date, provided that any such conversion of Term Benchmark Loans shall only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert all or a portion of the ABR Loans then outstanding to Term Benchmark Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 1:00 P.M., New York City time, at least three (3) Business Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Default or Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day. Upon receipt of any notice pursuant to this Section 5.3, the Administrative Agent shall promptly, but in any event by 2:00 P.M., New York City time, notify each Lender thereof. All or any part of the outstanding Loans may be converted as provided herein, provided that partial conversions of Loans shall be in the aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, and the aggregate principal amount of the resulting Term Benchmark Loans outstanding in respect of any one Interest Period shall be at least $1,000,000 or a whole multiple of $1,000,000 in excess thereof. This Section 5.3 shall not apply to Swingline Loans or Protective Advances, which may not be converted or continued.

(b)    So long as no Default or Event of Default has occurred and is continuing, the Company may elect from time to time to continue Term Benchmark Loans upon the expiry of the then current Interest Period with respect to such Term Benchmark Loans by giving the Administrative Agent irrevocable notice of such election, signed by a Responsible Officer of the Company, to be received by the Administrative Agent prior to 1:00 P.M., New York City time, at least three (3) Business Days prior to the end of such Interest Period, in each case specifying the new Interest Period selected therefor, provided that any such continuation shall only be made on the last day of an Interest Period with respect thereto. So long as no Default or Event of Default has occurred and is continuing, such continuation shall become effective on the last day of such Interest Period. So long as no Default or Event of Default has occurred and is continuing, if the Company fails to timely deliver such notice with respect to a Term Benchmark Loan, such Term Benchmark Loans shall be converted to ABR Loans.

5.4    Changes of Commitment Amounts

(a)    The Company shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate or, from time to time, reduce the Revolving Credit Commitments subject to the provisions of this Section 5.4. To the extent, if any, that the sum of the Revolving Credit Loans and Revolving L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit exceeds the Line Cap (after giving effect to the Revolving Credit Commitments as then reduced), the Company shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied first, to prepay any Protective Advances, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Revolving L/C Obligations then outstanding, and fourth, to Cash Collateralize any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender. Any such termination of the Revolving Credit Commitments shall be accompanied by prepayment in full of the Revolving Credit Loans and Revolving L/C Obligations then outstanding and by Cash Collateralization of any outstanding Letter of Credit on terms reasonably satisfactory to the

Administrative Agent and the applicable Issuing Lender by way of a deposit with the Administrative Agent into the Cash Collateral Account an amount of cash collateral equal to 105% of the aggregate undrawn stated amount of all outstanding Letters of Credit as security for the Finance Obligations to the extent that such Letters of Credit are not otherwise paid or cash collateralized at such time. Upon termination of the Revolving Credit Commitments, any Letter of Credit then outstanding which has been so Cash Collateralized shall no longer be considered a “Letter of Credit”, as defined in Section 1.1 and any L/C Participating Interests heretofore granted by the Issuing Lender to the Lenders in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such cash collateral is returned and the Issuing Lender is not fully reimbursed for any such Revolving L/C Obligations), but the Letter of Credit fees payable under Section 5.11 shall continue to accrue to the Issuing Lender (or, in the event of any such automatic reinstatement, as provided in Section 5.11) with respect to such Letter of Credit until the expiry thereof.

(b)    Interest accrued on the amount of any partial prepayment pursuant to this Section 5.4 to the date of such partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment. In the case of the termination of the Revolving Credit Commitments, interest accrued on the amount of any prepayment relating thereto and any unpaid Commitment Fee accrued hereunder shall be paid on the date of such termination. Any such partial reduction of the Revolving Credit Commitments shall be in an amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

5.5    Optional Prepayments

The Company may at any time and from time to time prepay Loans, in whole or in part, upon irrevocable notice to the Administrative Agent (i) on any Business Day (to be received no later than 12:00 P.M., New York City time, on such Business Day) in the case of ABR Loans or Swingline Loans, (ii) one (1) Business Days’ irrevocable notice to the Administrative Agent (to be received no later than 11:00 A.M., New York City time, on such Business Day) in the case of Term Benchmark Loans or (iii) five (5) U.S. Government Securities Business Days’ irrevocable notice to the Administrative Agent (to be received no later than 11:00 A.M., New York City time, on such Business Day) in the case of RFR Loans and specifying the date and amount of prepayment; provided that RFR Loans and Term Benchmark Loans prepaid on any date other than the last day of any Interest Period with respect thereto shall be prepaid subject to the provisions of Section 5.21. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Company shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Accrued interest on the amount of any Loans paid in full pursuant to this Section 5.5 shall be paid on the date of such prepayment. Accrued interest on the amount of any partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment. Partial prepayments shall be in an aggregate principal amount equal to the lesser of (A) $1,000,000 or a whole multiple of $500,000 in excess thereof and (B) the aggregate unpaid principal amount of the applicable Loans, as the case may be.

5.6    Mandatory Prepayments

(a)    In the event the Aggregate Revolving Credit Extensions of Credit exceeds the Line Cap (including after giving effect to any reductions in the Revolving Credit Commitments pursuant to Section 5.4(a)), the Company shall within one (1) Business Day of notice thereof from the Administrative Agent prepay Revolving Credit Loans (including the Swingline Loans) and Cash Collateralize the Revolving L/C Obligations in an aggregate amount equal to such excess.

(b)    Upon the Revolving Credit Termination Date, the Company shall, with respect to each then outstanding Letter of Credit, if any, either (i) cause such Letter of Credit to be cancelled without such Letter of Credit being drawn upon or (ii) Cash Collateralize the Revolving L/C Obligations with respect to such Letter of Credit with a letter of credit issued by banks or a bank satisfactory to the Administrative Agent and each applicable Issuing Lender on terms satisfactory to the Administrative Agent and each applicable Issuing Lender.

(c)    If any Credit Party receives any Net Proceeds in respect of any Notes Priority Collateral Prepayment Event, then (i) so long as no Cash Dominion Event has occurred or is in effect, the Company shall, on the next Business Day after the Net Proceeds thereof are utilized for repayments of the Secured 2026 Notes (or, if the Payment Conditions are then satisfied, any Indebtedness permitted hereunder to be secured by a Pari Passu Second Lien) or reinvested in Collateral, in each case, in accordance with the terms of the Secured 2026 Notes Indenture (or the indenture or documents governing any Indebtedness permitted hereunder to be secured by a Pari Passu Second Lien), prepay the Obligations in an aggregate amount equal to the lesser of (A) 100% of such Net Proceeds minus amounts so utilized for repayments of the Secured 2026 Notes (or, if the Payment Conditions are then satisfied, any Indebtedness permitted hereunder to be secured by a Pari Passu Second Lien) or reinvested in Collateral, in each case, in accordance with the terms of the Secured 2026 Notes Indenture (or the indenture or documents governing any Indebtedness permitted hereunder to be secured by a Pari Passu Second Lien) and (B) the aggregate outstanding principal amount of the Loans or (ii) if a Cash Dominion Event has occurred and is continuing, the Company shall, within one (1) Business Day following the consummation of the Notes Priority Collateral Prepayment Event, utilize such Net Proceeds to repay all or any portion of the Loans or deposit any remaining Net Proceeds (after giving effect to any repayment of the Loans) into the Asset Sale Reserve Account (for purposes of this clause (ii), the period commencing on the date of consummation of the applicable Notes Priority Collateral Prepayment Event and ending on the earlier of (A) the date that such Cash Dominion Event is no longer continuing and (B) the date that is 365 days thereafter (provided that if the Parent or any of its Restricted Subsidiaries enters into a written agreement committing it to reinvest such Net Proceeds after such 365-day period as permitted by the Secured 2026 Notes Indenture, then such 365-day period shall be extended for an additional period not to exceed 180 days), the “Asset Sale Reserve Period”).

(d)    Within five (5) Business Days of the date of incurrence by any Credit Party or any Restricted Subsidiary of any Indebtedness (other than Indebtedness permitted by Section 9.2), the Company shall prepay Revolving Credit Loans and Cash Collateralize the Revolving L/C Obligations in an aggregate amount equal to 100% of the net proceeds received by such Person in connection with such incurrence. The provisions of this Section 5.6(d) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement.

(e)    If, at the end of any Excess Cash Test Date there are Revolving Credit Loans and/or Revolving L/C Obligations outstanding and the Credit Parties and their Restricted Subsidiaries have Excess Cash exceeding $25,000,000, the Company shall prepay Revolving Credit Loans and Cash Collateralize the Revolving L/C Obligations in an aggregate amount equal to the lesser of (i) the amount of such Excess Cash minus $25,000,000 minus the amount of any wires initiated or ACH transfers issued by any Credit Party in the ordinary course of business after the end of such Excess Cash Test Date and prior to 12:00 P.M., New York City time, on the date that such prepayment is required to be made and (ii) the aggregate principal amount of Revolving Credit Loans and Revolving L/C Obligations then outstanding by 12:00 P.M., New York City time on the next Business Day; provided that prepayments under this Section 5.6(e) shall not require the Company to pay any breakage under Section 5.21.

All prepayments made under this Section 5.6 shall be made first, to prepay any Protective Advances, second, to prepay the Revolving Credit Loans (including the Swingline Loans), third, to the payment of any Revolving L/C Obligations then outstanding, and fourth, to Cash Collateralize outstanding Letters of Credit, without a corresponding permanent reduction in the Revolving Credit Commitments.

5.7    Interest Rates and Payment Dates

(a)    Each Protective Advance shall bear interest for the period from and including the date thereof until repayment thereof on the unpaid principal amount thereof at a rate per annum equal to the ABR plus the Applicable Margin.

(b)    Each (i) Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Adjusted Term SOFR Rate determined for such Interest Period plus the Applicable Margin and (ii) RFR Loan shall bear interest for the period from and including the date thereof until maturity thereof on the unpaid principal amount thereof at a rate per annum equal to Adjusted Daily Simple SOFR plus the Applicable Margin.

(c)    Each ABR Loan (including Swingline Loans) shall bear interest for the period from and including the date thereof until maturity thereof on the unpaid principal amount thereof at a rate per annum equal to the ABR plus the Applicable Margin.

(d)    While (i) an Event of Default under Sections 10.1(a), (c)(ii) or (f) exists, automatically and (ii) any other Event of Default exists and the Majority Lenders (or the Administrative Agent at the direction of the Majority Lenders) shall have so elected (and in either case without limiting the rights of the Lenders or the Administrative Agent under Article 10), the Company shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum equal to (A) in the case of principal, 2.00% above the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section or (B) in the case of overdue interest and fees, 2.00% above the rate described in clause (c) of this Section for Revolving Credit Loans which are ABR Loans, in each case from the date of such nonpayment or Event of Default, as applicable, until such amount is paid in full (as well after as before judgment).

(e)    Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to clause (d) of this Section shall be payable on demand by the Administrative Agent made at the request of the Majority Lenders.

5.8    Computation of Interest and Fees

(a)    Interest in respect of ABR Loans at any time the ABR is calculated based on the Prime Rate shall be calculated on the basis of a 365 or 366, as the case may be, day year for the actual days elapsed. Interest in respect of Term Benchmark Loans, RFR Loans and ABR Loans at any time the ABR is not calculated based on the Prime Rate and all fees hereunder shall be calculated on the basis of a three hundred and sixty (360) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of the Relevant Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change in the ABR becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining the Relevant Rate.

5.9    Commitment Fees

(a)    The Company agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee (a “Commitment Fee”), in Dollars, on the average daily amount of such Lender’s Available Revolving Credit Commitment outstanding from time to time from the Closing Date to but excluding the Revolving Credit Termination Date, at a rate per annum equal to (i) 0.50% per annum, if the Applicable Level is Applicable Level II or Applicable Level III and (ii) 0.375% per annum, if the Applicable Level is Applicable Level I.

(b)    The Commitment Fee provided for in this Section 5.9 shall (i) accrue from the Closing Date and (ii) be payable quarterly in arrears on the first Business Day after the last day of each fiscal quarter of the Company commencing with the first such day to occur after the Closing Date and on the Revolving Credit Termination Date.

5.10    Certain Fees

The Company agrees to pay to the Administrative Agent for its own account a non-refundable agent’s fee, and to JPMCB all other fees, in each case, in the amount and payable on such dates as provided in the Fee Letter (as the same may be amended, supplemented, and restated or otherwise modified from time to time).

5.11    Letter of Credit Fees

(a)    The Company agrees to pay the Administrative Agent a Letter of Credit fee in Dollars, for the account of the Issuing Lender and the Participating Lenders, on the daily outstanding amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin for Term Benchmark Loans in effect on such day, whether or not there are any such Term Benchmark Loans outstanding at such time, payable in arrears, on the first Business Day after the last day of each fiscal quarter of the Company and on the Revolving Credit Termination Date.

(b)    In addition, notwithstanding the specification of any inconsistent fronting or other similar fee contained in any L/C Application, the Company shall pay to the Issuing Lender (solely for its own account as Issuing Lender of such Letter of Credit and not on account of its L/C Participating Interest therein) with respect to each Letter of Credit, during the period from and including the Closing Date to the Revolving Credit Termination Date and on the Revolving Credit Termination Date, (i) a fronting fee equal to 0.125% per annum times the daily maximum amount available to be drawn under such Letter of Credit; and (ii) the Issuing Lender’s standard documentary, processing, administrative, issuance, amendment and negotiation fees and out of pocket expenses only, in connection with Letters of Credit. Any such fees shall be payable on the first Business Day after the last day of each fiscal quarter of the Company and on the Revolving Credit Termination Date. Any such fees accruing after the Revolving Credit Termination Date shall be payable on demand. Any other fees, costs and expenses payable to the Issuing Lender pursuant to this paragraph shall be payable within ten (10) days after demand by the Issuing Lender.

5.12    Letter of Credit Reserves

(a)    If any Change in Law after the date of this Agreement shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding this Agreement or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Issuing Lender, the Company shall immediately pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin for ABR Loans. A certificate submitted by the Issuing Lender to the

Company concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(b)    In the event that at any time after the date hereof any Change in Law with respect to the Issuing Lender shall, in the opinion of the Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital or liquidity to be maintained by the Issuing Lender or any corporation controlling the Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on the Issuing Lender’s or such corporation’s capital, as the case may be, as a consequence of the Issuing Lender’s obligations under such Letter of Credit to a level below that which the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Issuing Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by the Issuing Lender to be material, then from time to time following notice by the Issuing Lender to the Company of such Change in Law, within fifteen (15) days after demand by the Issuing Lender, the Company shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing Lender or such corporation, as the case may be, for such reduction. If the Issuing Lender becomes entitled to claim any additional amounts pursuant to this Section 5.12(b), it shall promptly notify the Company of the event by reason of which it has become so entitled. A certificate submitted by the Issuing Lender to the Company concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(c)    The Company agrees that the provisions of the foregoing clauses (a) and (b) and the provisions of each L/C Application providing for reimbursement or payment to the Issuing Lender in the event of the imposition or implementation of, or increase in, any reserve, special deposit, capital adequacy or similar requirement in respect of the Letter of Credit relating thereto shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or any corporation controlling such Participating Lender.

5.13    Further Assurances

The Company hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender to effect more fully the purposes of this Agreement and the issuance of Letters of Credit hereunder. The Company further agrees to execute any and all instruments reasonably requested by the Issuing Lender in connection with the obtaining and/or maintaining of any insurance coverage applicable to any Letters of Credit.

5.14    Obligations Absolute

The payment obligations of the Company under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(a)    the existence of any claim, set-off, defense or other right which the Company or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, any Agent or any Lender, or any other Person, whether in connection with this Agreement, the Related Documents, any Credit Documents, the transactions contemplated herein, or any unrelated transaction;

(b)    any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(c)    payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing Lender; or

(d)    any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of the Issuing Lender.

5.15    Assignments

No Participating Lender’s participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or transferred (other than in connection with a transfer of part or all of such Participating Lender’s Revolving Credit Commitment in accordance with Section 12.6) without the prior written consent of the Issuing Lender, which consent will not be unreasonably withheld. Such consent may be given or withheld without the consent or agreement of any other Participating

Lender. Notwithstanding the foregoing, a Participating Lender may subparticipate its L/C Participating Interest without obtaining the prior written consent of the Issuing Lender.

5.16    Participations

Each Revolving Credit Lender’s obligation to purchase participating interests pursuant to Sections 2.4 and 2.8 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Issuing Lender, the Company, or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) any breach of this Agreement by the Company or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

5.17    Inability to Determine Interest Rate for Term Benchmark Loans and Alternate Interest Rate

(a)    Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 5.17, if:

(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR or Daily Simple SOFR; or

(ii)    the Administrative Agent is advised by the Majority Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such borrowing;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new election request in accordance with the terms of Section 5.3 or a new request for borrowing in accordance with the terms of Section 5.1, any request by the Company for the conversion of any Revolving Credit Loan to, or continuation of any Revolving Credit Loan as, a Term Benchmark Loan and any request by the Company for a Term Benchmark Borrowing shall instead be deemed to be an election request or a borrowing request, as applicable, for (1) a RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 5.17(a)(i) or (ii) above or (2) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 5.17(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Loan, then the other Types of Loan shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 5.17(a) with respect to the Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new interest election request in accordance with the terms of Section 5.3 or a new request for borrowing in accordance with the terms of Section 5.1, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (1) a RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 5.17(a)(i) or (ii) above or (2) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 5.17(a)(i) or (ii) above on such day.

(b)    Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(c)    Notwithstanding anything to the contrary herein or in any other Credit Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(d)    The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 5.17.

(e)    Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)    Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Term Benchmark Borrowing or RFR Borrowing, or conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a borrowing of or conversion to (i) a RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (ii) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

(g)    Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 5.17, (i) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute (A) a RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (ii) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

5.18    Pro Rata Treatment and Payments

(a)    Each borrowing of any Loans by the Company from the Lenders, each payment by the Company on account of any fee hereunder (other than as set forth in Sections 5.10 and 5.11) and any reduction of the Revolving Credit Commitments or Revolving Credit Commitments Increases of the Lenders hereunder shall be made pro-rata according to the Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Company on account of principal of and interest on the Loans (other than payments made directly to the Swingline Lender as expressly provided herein or as set forth in Sections 5.6, 5.19, 5.20 and 5.21) shall be made pro-rata according to the

Commitment Percentages of the Lenders. All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office located at 10 South Dearborn Street, Floor L2, Chicago, Illinois in Same Day Funds. The Administrative Agent shall promptly distribute such payments ratably to each Lender in like funds as received to the extent required by this Agreement. If any payment hereunder (other than payments on Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day. All payments hereunder shall be made in Dollars.

(b)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date (or with respect to an ABR Loan, on the Borrowing Date) that such Lender will not make the amount which would constitute its Commitment Percentage of the borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date in accordance with Section 5.1, and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is made available to the Administrative Agent by such Lender on a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average NYFRB Rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Lender’s Commitment Percentage of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Lender’s Commitment Percentage of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 5.18(b) shall be conclusive, absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand, from the Company without prejudice to any rights which the Company or the Administrative Agent may have against such Lender hereunder. Nothing contained in this Section 5.18(b) shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

(c)    The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

(d)    All payments and prepayments (other than mandatory prepayments as set forth in Section 5.6 and other than prepayments as set forth in Section 5.20 with respect to increased costs) of Term Benchmark Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Term Benchmark Loans with the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof.

(e)    Any proceeds of Collateral received by any Collateral Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Credit Documents (which shall be applied as specified by the Company), (B) a mandatory prepayment (which shall be applied in accordance with Section 5.6) or (C) amounts to be applied from the Collection Account or the Asset Sale Reserve Account when a Cash Dominion Event has occurred and is continuing (which shall be applied in accordance with Section 5.2(b)) and (ii) after an Event of Default has occurred and is continuing, whenever the Administrative Agent so elects or the Majority Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Collateral Agent and the Issuing Lender from the Company (other than in connection with Cash Management Obligations or Swap Obligations), second, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Company (other than in connection with Cash Management Obligations or Swap Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than Protective Advances) ratably, sixth, to prepay principal on the Loans (other than Protective Advances), unreimbursed L/C Disbursements and, to the extent that Reserves have been established with respect to such amounts, amounts owing with respect to Designated Cash Management Obligations and Designated Swap Obligations, ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the amounts available to be drawn under outstanding Letters of Credit, to be held as cash collateral for Obligations in respect of Letters of Credit, eighth, to payment of any amounts owing with respect to all other Cash Management Obligations or Swap Obligations that constitute Finance Obligations up to and including the amount then due to the relevant parties, and ninth, to the payment of any other Finance Obligation due to the Administrative Agent, the Collateral Agent or any Lender by the Company. Any application of funds pursuant to this Section 5.18 to Revolving Credit Loans shall be applied first, to ABR Loans, second, to RFR Loans and third, to Term Benchmark Loans. Notwithstanding the foregoing, amounts received from any Credit Party shall not be applied to any Excluded Swap Obligation (as such term is defined in the Guaranty) of such Credit Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term Benchmark Loan, except (a) on the expiry date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Company shall pay the break funding payment required in accordance with Section 5.21.

(f)    If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in L/C Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements or Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

5.19    Illegality

Notwithstanding any other provisions herein, if any Requirement of Law or any change therein or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for such Lender to make or maintain Term Benchmark Loans or RFR Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make Term Benchmark Loans or RFR Loans or to convert all or a portion of ABR Loans into Term Benchmark Loans or RFR Loans shall forthwith be cancelled and such Lender’s Loans then outstanding as Term Benchmark Loans, if any, shall, if required by law and if such Lender so requests, be converted automatically to ABR Loans on the date specified by such Lender in such request. To the extent that such affected Term Benchmark Loans or RFR Loans are converted into ABR Loans, all payments of principal which would otherwise be applied to such Term Benchmark Loans or RFR Loans shall be applied instead to such Lender’s ABR Loans. The Company hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Section 5.19 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Term Benchmark Loans or RFR Loans hereunder (such Lender’s notice of such costs, as certified to the Company through the Administrative Agent, to be conclusive absent manifest error).

5.20    Requirements of Law

(a)    In the event that, at any time after the date hereof, any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(i)    does or shall subject any Agent or Lender (or its Lending Office) to any fee of any kind whatsoever with respect to this Agreement, any Note or any Term Benchmark Loans or RFR Loans made by it, or change the basis of imposition of any such fee;

(ii)    does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge, liquidity or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Term SOFR Rate or Daily Simple SOFR Rate;

(iii)    subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iv)    does or shall impose on such Lender any other condition, cost or expense (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender of making, continuing, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Term Benchmark Loans or RFR Loans, then, in any such case, the Company, shall promptly pay such Lender, on demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable as determined by such Lender with respect to such Term Benchmark Loans or RFR Loans together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin for Revolving Credit Loans which are ABR Loans.

(b)    In the event that at any time after the date hereof any Change in Law with respect to any Lender shall, in the opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital or liquidity to be maintained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital or liquidity, as the case may be, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy and liquidity), then from time to time following notice by such Lender to the Company of such Change in Law as provided in clause (c) of this Section 5.20, within fifteen (15) days after demand by such Lender, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, for such reduction. Notwithstanding the foregoing, no Lender shall be entitled to seek compensation under this Section 5.20(b) based on the occurrence of a Change in Law unless such Lender is generally seeking compensation from other borrowers in the United States loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 5.20(b).

(c)    If any Lender becomes entitled to claim any additional amounts pursuant to this Section 5.20, it shall promptly notify the Company through the Administrative Agent, of the event by reason of which it has become so entitled. The Company shall not be required to make any payments to any Lender for any additional amounts pursuant to this Section 5.20 unless such Lender has given written notice to the Company, through the Administrative Agent, of its intent to request such payments prior to or within one hundred and eighty (180) days after the date on which such Lender became entitled to claim such amounts. If any Lender has notified the Company through the Administrative Agent of any increased costs pursuant to clause (a) of this Section 5.20, the Company at any time thereafter may, upon at least two (2) Business Days’ notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to Section 5.21, prepay or convert into ABR Loans all (but not a part) of the Term Benchmark Loans and/or RFR Loans then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of clause (a) of this Section 5.20 with respect to such Lender, it will, if requested by the Company, and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Lending Office); provided, however, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender has notified the Company, through the Administrative Agent, of any increased costs pursuant to clause (b) of this Section 5.20, the Company at any time thereafter may, upon at least three (3) Business Days’ notice to the Administrative Agent (which shall promptly notify the Lender thereof), and subject to Section 5.21 reduce or terminate the Revolving Credit Commitments in accordance with Section 5.4.

(d)    A certificate submitted by such Lender, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error. The covenants contained in this Section 5.20 shall survive the termination of this Agreement and repayment of the outstanding Loans.

5.21    Break Funding Payments

(a)    With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 5.5 or 5.6), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked and is revoked in accordance therewith), or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 5.22, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.21(a) shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.

(b)    With respect to RFR Loans, in the event of (i) the payment of principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 5.5 or 5.6), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 5.5 or 5.6 and is revoked in accordance therewith) or (iii) the assignment of any RFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 5.23(h), then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.21(b) shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

5.22    Replacement of Lenders

In the event any Lender (i) is a Defaulting Lender, (ii) exercises its rights pursuant to Section 5.19 or (iii) requests payments pursuant to Sections 5.20 or 5.23, the Company may require, at the Company’s expense upon notice to such Lender and the Administrative Agent, and subject to Section 5.21, such Lender or the Issuing Lender to assign, at par plus accrued interest and fees, without recourse (in accordance with Section 12.6) all of its interests, rights and obligations hereunder (including all of its Revolving Credit Commitments and the Loans and other amounts at the time owing to it hereunder and its interest in the Letters of Credit) to a bank, financial institution or other entity specified by the Company; provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) the Company shall have received the written consent of the Administrative Agent (and, in the case of an assignment of a Revolving Credit Commitment, of the Issuing Lender or the Swingline Lender), which consent shall not unreasonably be withheld, to such assignment, (iii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (including Swingline Loans) and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iv) in the case of a required assignment by the Issuing Lender, the Letters of Credit shall be cancelled and returned to the Issuing Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

5.23    Taxes

(a)    Defined Terms. For purposes of this Section 5.23, the term “applicable Law” includes FATCA, the term “Lender” includes any Issuing Lender, and the term “Withholding Agent” means the Company and the Administrative Agent.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Company. The Company shall indemnify the Administrative Agent, or any Lender, within twenty (20) days after demand therefor, for the full amount of any Indemnified Taxes arising from any and all payments by or on account of any obligation of the Company under any Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) that are payable or paid by the Administrative Agent or any Lender or are required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within twenty (20) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes pursuant to this Section 5.23 by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.23(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent, but only if the Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)    executed copies of IRS Form W-8ECI;

(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Company described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this sub-clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(h)    Lending Office. Any Lender claiming additional amounts payable pursuant to this Section 5.23 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if, in the reasonable judgment of such Lender, the making of such change (i) would eliminate or reduce any such additional amounts payable to such Lender in the future and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender.

(i)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.23 (including by the payment of additional amounts pursuant to Section 5.23(b)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j)    Survival. Each party’s obligations under this Section 5.23 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

5.24    Defaulting Lenders

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 5.9;

(b)    Such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than the matters provided in Section 12.1(a) requiring the consent of such affected Lender), and the Revolving Credit Commitments and the Revolving Credit Commitment Percentages in outstanding Revolving Credit Loans of such Defaulting Lender shall not be included in determining whether the Majority Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.1); provided, that, except as otherwise provided in Section 12.1, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or of each Lender affected thereby;

(c)    if any amount outstanding in respect of Letters of Credit or Swingline Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)    all or any part of the Revolving Credit Commitment Percentage of such Defaulting Lender in Letters of Credit and Swingline Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Credit Commitment Percentages in Revolving Credit Loans and in Letters of Credit and Swingline Loans plus such Defaulting Lender’s Revolving Credit Commitment Percentage in Letters of Credit and Swingline Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments, (y) the conditions set forth in Section 7.2 are satisfied at such time (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (z) to the extent such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Loans, its Protective Advances, its Swingline Loans and its Revolving Credit Commitment Percentages in Letters of Credit to exceed its Revolving Credit Commitment;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent first, prepay such Swingline Exposure and second, Cash Collateralize, for the benefit of the Issuing Lender, the Company’s obligations corresponding to such Defaulting Lender’s Revolving Credit Commitment Percentage in Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 10.1 for so long as such Defaulting Lender’s Revolving Credit Commitment Percentage in Letters of Credit is outstanding;

(iii)    if the Company Cash Collateralizes any portion of such Defaulting Lender’s Revolving L/C Obligations pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 5.11 with respect to such Defaulting Lender’s Revolving Credit Commitment Percentage in Letters of Credit during the period such Defaulting Lender’s Revolving Credit Commitment Percentage in Letters of Credit is Cash Collateralized;

(iv)    if the Revolving Credit Commitment Percentage in Letters of Credit of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 5.9 and Section 5.11 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Commitment Percentages; and

(v)    if all or any portion of such Defaulting Lender’s Revolving Credit Commitment Percentage in Letters of Credit is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Revolving Credit Commitment Percentage in Letters of Credit) and Letter of Credit fees payable under Section 5.11 with respect to such Defaulting Lender’s Revolving Credit Commitment Percentage in Letters of Credit shall be payable to the Issuing Lender until and to the extent that such Revolving Credit Commitment Percentage in Letters of Credit is reallocated and/or Cash Collateralized; and

(d)    so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s Revolving Credit Commitment Percentage in then outstanding Letters of Credit will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 5.24(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 5.24(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or Bail-In Action with respect to the parent of any Lender shall occur following the Closing Date and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender shall have entered into arrangements with the Company or such Lender, satisfactory to the Issuing Lender to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and the L/C Participating Interest of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitments and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than the Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Credit Commitments.

5.25    Accounts; Cash Dominion

(a)    At all times subject to the following sentence, all Deposit Accounts, Securities Accounts and Commodities Accounts (other than any Excluded Account for so long as such account is an Excluded Account) of the Credit Parties shall be Controlled Accounts. The Credit Parties will, in connection with any Deposit Account, Securities Account or Commodity Account (other than any Excluded Account for so long as such account is an Excluded Account), enter into and deliver to the Collateral Agent a Control Agreement in form and substance acceptable to the Collateral Agent: (i) with respect to Deposit Accounts, Securities Accounts and Commodities Accounts in existence on the Closing Date, within sixty (60) days of the Closing Date, (ii) with respect to Deposit Accounts, Securities Accounts and Commodities Accounts established after the Closing Date pursuant to Section 8.14, on the date such account is established and (iii) with respect to all other Deposit Accounts, Securities Accounts and Commodities Accounts established after the Closing Date, promptly but in any event within thirty (30) days of the date such account is established (in each case, or such later date as the Collateral Agent may agree in its sole discretion). Each Credit Party shall be subject to cash dominion at all times a Cash Dominion Event has occurred and is continuing. At any time that a Cash Dominion Event has occurred and is continuing, cash on hand and collections which are received into any Controlled Account (other than the Material Debt Reserve Account), and, to the extent necessary, any securities held in any Securities Account shall be liquidated and the cash proceeds thereof, shall be swept on a daily basis into the Collection Account and used to prepay Loans outstanding under this Agreement in accordance with Section 5.2(b) ; provided that notwithstanding anything to the contrary contained herein, any time that a Cash Dominion Event has occurred and is continuing, any cash proceeds in respect of any Notes Priority Collateral Prepayment Event shall be deposited in the Asset Sale Reserve Account to the extent required by Section 5.6(c) and shall not be swept to the Collection Account. During any time that a Cash Dominion Event has occurred and is continuing (A) all proceeds of any Loan shall be deposited into a Deposit Account that is a Controlled Account and maintained with the Administrative Agent and (B) the Company shall accurately report to the Administrative Agent the daily balance of the Controlled Accounts to ensure the proper transfer of funds as set forth above.

(b)    In the event during the Asset Sale Reserve Period, the Company desires to use cash on deposit in the Asset Sale Reserve Account to (i) repay, redeem, retire, defease, replace, refinance or repurchase the Secured 2026 Notes or any Indebtedness permitted hereunder to be secured by a Pari Passu Second Lien or (ii) invest in any property or assets to be used by the Parent, the Company or a Restricted Subsidiary in a Permitted Business that would constitute Notes Priority Collateral (a transaction under clause (i) or clause (ii) above, a “Permitted Transaction”), the Company shall, promptly following any determination by the Company of an election to apply cash on deposit in the Asset Sale Reserve Account in accordance with this Section 5.25(b) (in event no later than three (3) Business Days prior to the date of any such application of cash on deposit in the Asset Sale Reserve Account), deliver to the Administrative Agent a certificate of a Responsible Officer of the Company specifying in reasonable detail the Permitted Transaction, the proposed date thereof and the amount of cash on deposit in the Asset Sale Reserve Account to be applied towards the Permitted Transaction (the “Requested Release”) and certifying that Permitted Transaction is permitted in accordance with the terms of (x) this Agreement and (y) the Secured 2026 Notes

Indenture and any indenture or other document governing the terms of any Indebtedness permitted hereunder to be secured by a Pari Passu Second Lien. In the event the Company delivers to the Administrative Agent a certificate in accordance with this Section 5.25(b), on the date of the Permitted Transaction, an amount of cash equal to Requested Release shall be transferred to a Deposit Account specified by the Company and shall be applied by the Company in accordance with Permitted Transaction described in the certificate delivered to the Administrative Agent in accordance with this Section 5.25(b). Notwithstanding anything to the contrary set forth herein, if the Asset Sale Reserve Period ends as a result of the Cash Dominion Event that commenced such Asset Sale Reserve Period no longer being continuing, the Administrative Agent shall promptly apply funds credited to the Asset Sale Reserve Account at the Borrower’s direction for any purpose not prohibited hereunder. Notwithstanding the foregoing, to the extent any funds credited to the Asset Sale Reserve Account constitute Net Proceeds of a Notes Priority Collateral Prepayment Event, the application of such proceeds shall be subject to Section 5.6(c).

6.    REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce the Issuing Lenders to issue, and the Participating Lenders to participate in, the Letters of Credit, the Parent and the Company each hereby represent and warrant to each Lender and each Agent, on and as of the Closing Date and on the date of each Loan made or Letter of Credit issued thereafter, that:

6.1    Corporate Existence; Compliance with Law

Each Credit Party and each of its Restricted Subsidiaries (i) is a limited liability company, unlimited liability company, partnership or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, except to the extent that the failure to have such power, authority, or rights could not reasonably be expected to have a Material Adverse Effect, (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (iv) is in compliance with all applicable Requirements of Law, except to the extent that the failure to comply therewith could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

6.2    Corporate Power; Authorization

Each Credit Party has the power and authority and the legal right to make, deliver and perform the Credit Documents to which it is a party; the Company has the power and authority and legal right to borrow hereunder and to have Letters of Credit issued for its account hereunder. Each Credit Party has taken all necessary corporate, stockholder, partnership or limited liability company action to authorize the execution, delivery and performance of the Credit Documents to which it is a party and, in the case of the Company, to authorize the borrowings hereunder and the issuance of Letters of Credit for its account hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Credit Party, or the validity or enforceability against any Credit Party, of any Credit Document to the extent that it is a party thereto, other than any such consent or authorization which has been obtained or filing which has been made to the extent required hereunder, or the failure of which to obtain could have a Material Adverse Effect.

6.3    Enforceable Obligations

Each of the Credit Documents has been duly executed and delivered on behalf of each Credit Party party thereto and each of such Credit Documents constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

6.4    No Conflict with Law or Contractual Obligations

The performance of each Credit Document, and the use of the proceeds of the Loans and of drawings under the Letters of Credit will not violate any Requirement of Law or any material Contractual Obligation (including under such Credit Party’s organizational documents) applicable to or binding upon any Credit Party, any of its Restricted Subsidiaries or any of its properties or assets, and will not result in the creation or imposition of (or the obligation to create or impose) any Lien (other than any Liens created pursuant to the Credit Documents) on any of its or their respective properties or assets pursuant to any Requirement of Law applicable to it or them, as the case may be, or any of its or their Contractual Obligations, except, in the case of any Contractual Obligations, for any such violations which could not reasonably be expected to have a Material Adverse Effect.

6.5    No Material Litigation

No litigation or investigation or proceeding of or by any Governmental Authority or any other Person is pending or has been overtly threatened against any Credit Party or any of its Restricted Subsidiaries, (i) with respect to the validity, binding effect or enforceability of any Credit Document, or with respect to the Loans made hereunder, the use of proceeds thereof or of any drawings under a Letter of Credit, and the other transactions contemplated hereby or thereby, or (ii) which could reasonably be expected to have a Material Adverse Effect.

6.6    Borrowing Base Certificate

At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criteria that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, each Account reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Account, the Product Inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory, each Commodity Account reflected therein as eligible for inclusion in the Borrowing Base constitutes an Eligible Futures Account and each Dollar or Cash Equivalent reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Cash Collateral.

6.7    Investment Company Act

No Credit Party is required to register as an “investment company” (as such term is defined or used in the Investment Company Act of 1940, as amended).

6.8    Federal Reserve Regulations

No part of the proceeds of any of the Loans or any drawing under a Letter of Credit will be used to “purchase” or “carry” “margin stock” within the meaning of Regulation U of the Board or for any other purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board. Neither the Company nor any of its Restricted Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under said Regulation U.

6.9    No Default

No Credit Party nor any of their Restricted Subsidiaries is in default in the payment or performance of any of its or their Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Restricted Subsidiaries is in default under any order, award or decree of any Governmental Authority or arbitrator binding upon or affecting it or them or by which any of its or their properties or assets may be bound or affected in any respect which could reasonably be expected to have a Material Adverse Effect, and no such order, award or decree could reasonably be expected to materially adversely affect the ability of the Company and its Restricted Subsidiaries taken as a whole to carry on their businesses as presently conducted or the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party.

6.10    Taxes

Each Credit Party and their Restricted Subsidiaries has filed or caused to be filed or has timely requested an extension to file or has received an approved extension to file all Federal and all other material tax returns which are required to have been filed, and has paid all material Taxes shown to be due and payable on said returns or extension requests or on any assessments made against it or any of its property and all other material Taxes imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Company or its Restricted Subsidiaries, as the case may be); and no claims are being asserted in writing with respect to any such material Taxes (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Credit Party or its Restricted Subsidiaries, as the case may be).

6.11    Subsidiaries

The Subsidiaries of the Company listed on Schedule 6.11 constitute all of the Subsidiaries of the Parent and the Company as of the Closing Date.

6.12    Ownership of Property; Liens

As of the Closing Date, Schedule 6.12 describes the Credit Parties’ owned and leased Real Property that has improvements thereon. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Parent and its Restricted Subsidiaries has good and marketable title to, or valid Leasehold interests in or rights to use, all its Real Property and personal property material to its business taken as a whole, and none of such property is subject to any Lien except for Liens permitted by Section 9.3.

6.13    ERISA; Canadian Pension Plans

(a)    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each case by an amount that, if required to be paid by the Company and its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

(b)    Each Canadian Credit Party is in compliance with the requirements of the Employment Pension Plans Act (Alberta), the Pension Benefits Act (Ontario) and other federal or provincial laws with respect to each (i) Canadian Pension Plan, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, and (ii) Canadian Defined Benefit Plan. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan or Canadian Defined Benefit Plan. No Canadian Pension Event has occurred. No Canadian Credit Party has a Canadian Defined Benefit Plan. No lien has arisen, choate or inchoate, in respect of any Canadian Credit Party or their property in connection with (a) any Canadian Pension Plan, or (b) any “registered pension plan” as defined in subsection 248(1) of the Income Tax Act (Canada) that is sponsored and maintained by a third party to which a Credit Party contributes in respect of some or all of its employees (in each case, save for contribution amounts not yet due).

6.14    Environmental Matters

(a)    The Properties do not contain any Materials of Environmental Concern in concentrations which constitute a violation of, or could reasonably be expected to give rise to liability under, Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

(b)    The Properties and all operations at the Properties are in compliance with all, and have not violated any, applicable Environmental Laws, except for failure to be in compliance or for such violation that could not reasonably be expected to have a Material Adverse Effect, and there is no contamination at, under or about the Properties that could reasonably be expected to have a Material Adverse Effect.

(c)    Neither the Company nor any of its Restricted Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws that could reasonably be expected to have a Material Adverse Effect, nor does the Company or any Restricted Subsidiary have knowledge that any such action is being contemplated, considered or threatened.

(d)    There are no judicial proceedings or governmental or administrative actions pending or threatened under any Environmental Law to which the Company or any Restricted Subsidiary is or will be named as a party that could reasonably be expected to have a Material Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders under any Environmental Law that could reasonably be expected to have a Material Adverse Effect.

6.15    Accuracy and Completeness of Financial Statements

(a)    (i) The audited balance sheet of the Parent and its Subsidiaries for the fiscal year ended March 31, 2020 and the related audited consolidated statements of earnings (loss), parent company equity and cash flows for fiscal year ended March 31, 2020, reported on by Grant Thornton LLP, and (ii) the unaudited balance sheet of the Parent and its Subsidiaries for the fiscal quarters ended June 30, 2020 and September 30, 2020, in each case, present fairly, in all material respects, the financial position of the Parent and its Subsidiaries, and their results of operations and cash flows, for such periods, in conformity with GAAP, subject to year-end audit adjustments and absence of footnotes in the case of clause (ii).

(b)    All Projections delivered in accordance with Section 7.1(b), when taken as a whole, were prepared in good faith based upon assumptions believed by the Company to be reasonable at the time prepared (it being recognized that such

Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material).

6.16    Absence of Undisclosed Liabilities

Except for the Loans, if any, incurred on the Closing Date, neither the Company nor any of its Restricted Subsidiaries has or is subject to any liabilities (absolute, accrued, contingent or otherwise) that are not disclosed in the financial statements referred to in Section 6.15(a), except liabilities or obligations which could not, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect.

6.17    No Material Adverse Effect

Since March 31, 2020, there has not been any event, occurrence, fact, condition, change, development or effect which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect; provided that for purposes of the making of the representation set forth in this Section 6.17 through and including March 21, 2022, the adverse effects described in the press release of the Parent titled “NGL Energy Partners LP Provides Financial Update” and dated January 19, 2021 shall be disregarded in determining whether there has been a material adverse effect on the business, financial condition, assets, or results of operations of the Parent and its Restricted Subsidiaries taken as a whole.

6.18    Solvency

The Parent and its Restricted Subsidiaries on a consolidated basis are, (a) on the Closing Date and (b) immediately before and immediately after giving effect to any Extension of Credit to be made on and following the Closing Date, Solvent. No Credit Party intends to, nor will it permit any of its Restricted Subsidiaries to, nor does it believe that it or any of its Restricted Subsidiaries has or will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Restricted Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Restricted Subsidiary.

6.19    Intellectual Property

The Credit Parties and each of their Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, industrial designs, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, free and clear of all Liens (other than Permitted Liens). To the knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Credit Parties or any of their Restricted Subsidiaries, nor the operation of their respective businesses, infringes upon any rights held by any other Person, and no Person is infringing the intellectual property of the Credit Parties and their Restricted Subsidiaries, in each case, which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.20    Creation and Perfection of Security Interests

(a)    Article 9 Collateral. The Pledge and Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein to secure the Finance Obligations. In the case of the Pledged Collateral, when such Pledged Collateral is delivered (in accordance with the Intercreditor Agreement) to the Collateral Agent (together with a properly completed and signed undated endorsement), in the case of Collateral consisting of Deposit Accounts, Securities Accounts or Commodity Accounts, when such accounts are subject to a Control Agreement, and in the case of the other Collateral described in the Pledge and Security Agreement that can be perfected by the filing of a financing statement or other filing, when financing statements and other filings specified on Schedule 6.20 in appropriate form are filed in the offices specified on Schedule 6.20, the Collateral Agent will have, for the ratable benefit of the Secured Parties, a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be perfected under Article 9 of the UCC to secure the Finance Obligations, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens made superior to such security interest by the Intercreditor Agreement or automatically by operation of law.

(b)    Canadian Collateral. The Canadian Pledge and Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein to secure the Finance Obligations. In the case of the Collateral described in the Canadian Pledge and Security Agreement that can be perfected by the filing of a PPSA filing, when PPSA and other filings specified on Schedule 6.20 in appropriate form are filed in the offices specified on Schedule 6.20, the Collateral Agent will have, for the ratable benefit of the Secured Parties, a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be perfected under the PPSA to secure the Finance Obligations, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens made superior to such security interest by the Intercreditor Agreement or automatically by operation of law.

(c)    Intellectual Property. The Pledge and Security Agreement and the Canadian Pledge and Security Agreement, in each case together with an intellectual property security agreement, in form and substance reasonably agreed by the Company and the Administrative Agent will, when filed in the United States Patent and Trademark Office, the United States Copyright Office and/or the Canadian Intellectual Property Office, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the United States and Canadian patents, industrial designs, trademarks, copyrights, licenses and other intellectual property rights covered in such intellectual property security agreement to secure the Finance Obligations, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens made superior to such security interest by the Intercreditor Agreement or automatically by operation of law (it being understood that subsequent recordings in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office may be necessary to perfect a lien on registered trademarks, trademark applications, patents, patent applications, industrial designs, industrial design applications, copyrights and licenses acquired by the Credit Parties after the Closing Date).

(d)    Mortgages. Upon execution and delivery thereof, the Mortgages and Leasehold Mortgages will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Mortgaged Property to secure the Finance Obligations, and, when filed in the office of the county clerk for the county in which the Mortgaged Property is located, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the mortgagors thereunder in the Mortgaged Property, in each case prior and superior in right to any other Person other than with respect to Permitted Liens.

(e)    Status of Liens. The Collateral Agent, for the ratable benefit of the Secured Parties, will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Collateral Agent of continuation statements to the extent required by the UCC, PPSA or such other continuation statements or filings required by applicable Laws of the relevant applicable jurisdiction, the Collateral Documents (subject to and in accordance with their respective provisions) will at all times constitute valid and continuing liens of record and first priority perfected security interests in all the Collateral referred to therein to secure the Finance Obligations, except as priority may be affected by Permitted Liens made superior to such Liens by the Intercreditor Agreement or automatically by operation of law.

6.21    Accuracy and Completeness of Disclosure

(a)    The Parent and the Company each has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate, partnership, limited liability company or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Credit Parties or any of their Restricted Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Credit Document (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent and the Company each represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (it being recognized that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material).

(b)    As of the Closing Date, to the best knowledge of the Company, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

6.22    Insurance

Schedule 6.22 sets forth a description of all insurance maintained by or on behalf of the Credit Parties and their Restricted Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance that are due and owing have been paid. The Company maintains, and has caused each Restricted Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

6.23    Anti-Corruption Laws and Sanctions

Each Credit Party has implemented and maintains in effect policies and procedures designed to ensure compliance by the such Credit Party and their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent, the Company and their Subsidiaries and their respective officers and directors and to the knowledge of the Company their employees and agents, are in compliance with Anti-Corruption Laws in all material respects and applicable Sanctions. None of (a) the Parent, the Company and their Subsidiaries and any of their respective directors or officers or employees, or (b) to the knowledge of the Company, any agent of the Parent, the Company or any of their Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person, has any assets located in a Sanctioned Country or derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions. Notwithstanding the foregoing, the representations given in this Section 6.23 shall not be made by nor apply to any Person that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) insofar as such representations would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

6.24    Patriot Act and Proceeds of Crime Act

Each Credit Party is in compliance, in all material respects, with the Uniting And Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act of 2001) (the “Patriot Act”) and the Proceeds of Crime Act.

6.25    Burdensome Restrictions

No Credit Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 9.14.

6.26    Labor Matters

As of the Closing Date, there are no strikes, lockouts or slowdowns against any Credit Party or any Restricted Subsidiary pending or, to the knowledge of any Credit Party, threatened. The hours worked by and payments made to employees of the Credit Parties and their Restricted Subsidiaries have not been in violation, in any material respect, of the Fair Labor Standards Act or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters. None of the Credit Parties or any of their Restricted Subsidiaries are subject to any material liability in respect of any Unrestricted Subsidiary’s violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with the hours worked by and payments made to employees of such Unrestricted Subsidiary. All payments due from any Credit Party or any Restricted Subsidiary, or for which any claim may be made against any Credit Party or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Credit Party or such Restricted Subsidiary.

6.27    Qualified Eligible Contract Participant

As of the date of this Agreement, each Credit Party is a Qualified ECP Guarantor.

6.28    EEA Financial Institutions

No Credit Party is an EEA Financial Institution.

7.    CONDITIONS PRECEDENT

7.1    Conditions to Closing Date

This Agreement shall not become effective and the obligation of each Lender to make its extensions of credit and for the Issuing Lender to issue any Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.1):

(a)    Deliverables. The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or .pdf or similar electronic transmission (which, subject to Section 12.8(b), may include any Electronic Signatures transmitted by telecopy, pdf or similar electronic transmission) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, if applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)    This Agreement. Executed counterparts of this Agreement signed by the Lenders, the Company, the Issuing Lender, the Collateral Agent and the Administrative Agent (which may include telecopy or electronic transmission (including .pdf file) of a signed signature page of this Agreement) or written evidence reasonably satisfactory to the Administrative Agent that each such party has signed a counterpart signature page of this Agreement.

(ii)    Guaranty, Pledge and Security Agreement, Canadian Pledge and Security Agreement and Intercreditor Agreement: Executed counterparts of (A) a Pledge and Security Agreement signed by each Credit Party (other than the Canadian Credit Parties) and the Collateral Agent, (B) the Guaranty signed by each Credit Party (other than the Canadian Credit Parties) and the Administrative Agent, (C) a Guaranty (governed by Canadian law) signed by each Canadian Credit Party and the Collateral Agent, (D) a Canadian Pledge and Security Agreement signed by each Canadian Credit Party and the Collateral Agent and (E) the Intercreditor Agreement signed by each Credit Party, the Collateral Agent and U.S. Bank, National Association as trustee under the Secured 2026 Notes.

(iii)    Responsible Officer’s Closing Certificate. A certificate in the form attached as Exhibit G executed and delivered by a Responsible Officer of the Company in a manner satisfactory to the Administrative Agent and dated as of the Closing Date.

(iv)    Solvency Certificate. A solvency certificate in the form of Exhibit H provided by the chief financial officer of the Parent.

(v)    Borrowing Base Certificate. The Administrative Agent and the Lenders shall have received a Borrowing Base Certificate (along with customary supporting documentation and supplemental reporting) which calculates the Borrowing Base as of the last day of the calendar month most recently ended on or prior to the date occurring twenty (20) days prior to the Closing Date.

(vi)    Notes. Each Lender that has requested a Note shall have received an executed original of such Note timely requested by such Lender hereunder.

(vii)    Other Collateral Documents.

(A)    Appropriate financing statements (Form UCC-1, applicable PPSA financing statements or such other financing statements or similar notices as shall be required by local Law) authenticated and authorized for filing under the UCC, PPSA or other applicable local Law of each jurisdiction in which the filing of a financing statement or giving of notice may be required, or reasonably requested by the Collateral Agent, to perfect the security interests intended to be created by the Collateral Documents.

(B)    Copies of reports from CT Corporation or another independent search service reasonably satisfactory to the Collateral Agent listing all effective financing statements, notices of tax, PBGC or judgment liens or similar notices that name any of the Company or any other Credit Party (under its present name and any previous name and, if requested by the Collateral Agent, under any trade names), as debtor or seller that are filed in the jurisdictions referred to in sub-clause (B) above (regardless of whether or not financing statements are then on file) or in any other jurisdiction having files which must be searched in order to determine fully the existence of the UCC security interests, PPSA financing statements, notices of the filing of federal tax Liens (filed pursuant to Section 6323 of the Code), Liens of the PBGC (filed pursuant to Section 4068 of ERISA) or judgment Liens on any Collateral, together with copies of such financing statements, notices of tax, PBGC or judgment Liens or similar notices (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Collateral Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local Law) authenticated and authorized for filing).

(C)    Searches of ownership of and liens on intellectual property in the appropriate governmental offices and such patent, industrial design, trademark and/or copyright filings as may be requested by the Collateral Agent to the extent necessary or reasonably advisable to perfect the Collateral Agent’s security interest in intellectual property Collateral.

(D)    All of the Pledged Collateral, which Pledged Collateral shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, accompanied in each case by any required transfer tax stamps, all in form and substance reasonably satisfactory to the Collateral Agent.

(E)    [Reserved].

(F)    A short form intellectual property security agreement, in form and substance reasonably agreed by the Company and the Administrative Agent, duly executed by each Credit Party, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens in intellectual property created under the Pledge and Security Agreement and under such short form assignments or grants of security interests has been taken.

(G)    Evidence of the completion of all other filings and recordings of or with respect to the Collateral Documents and of all other actions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Collateral Documents.

(viii)    Evidence of Insurance. The Administrative Agent and the Majority Lenders shall have received and be satisfied with (i) evidence of the insurance under all insurance policies to be maintained with respect to the properties of the Parent, the Company and its Subsidiaries forming part of the Collateral, including endorsements naming the Collateral Agent on behalf of the Lenders, as an additional insured or loss payee, as the case may be and (ii) a review of the Credit Parties’ insurance binders or other initial contractual documentation evidencing the insurance coverage and documentation related thereto that shall be entered into, and delivered to the Administrative Agent and the Majority Lenders on or around the Closing Date.

(ix)    Secretary’s Certificate. A secretary’s certificate executed and delivered by a Responsible Officer or secretary of the Parent, certifying as to each of the Credit Parties’ (A) officers’ incumbency appended thereto, (B) authorizing resolutions or consents appended thereto and (C) true and complete copies of Organization Documents, with the applicable insertions and attachments being satisfactory in form and substance to the Administrative Agent.

(x)    Corporate Documents. Copies of certificates from the Secretary of State or other appropriate authority of such jurisdiction, evidencing good standing of the Credit Parties in their respective jurisdiction of incorporation and in each state where the ownership, lease or operation of property or the conduct of business requires it to qualify as a foreign corporation.

(b)    Financial Projections. The Administrative Agent shall have received quarterly projections for the Company for the fiscal quarters ending December 31, 2020 through March 31, 2022 and annual projections for each fiscal year thereafter, through and including the fiscal year ending March 31, 2025.

(c)    Fees. The Administrative Agent shall have received (i) for the respective accounts of the Persons entitled to the same, all costs, expenses, fees and other compensation payable to the Lenders, the Agents and the Lead Arrangers on or prior to the Closing Date, to the extent invoiced to the Company at least one (1) Business Day prior to the Closing Date, including, without limitation, reasonable fees of one legal counsel to the Lenders and one local counsel in each appropriate jurisdiction, (ii) any fees and expenses required to be paid as of the Closing Date by Section 12.5(a), to the extent such fees have been invoiced at least one (1) Business Day prior to the Closing Date and (iii) any fees and expenses required to be paid as of the Closing Date by the Fee Letter.

(d)    Regulatory Authority Information. (i) The Company and each Credit Party shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and the Proceeds of Crime Act, in each case no later than five (5) days prior to the Closing Date to the extent reasonably requested by the Lenders at least ten (10) Business Days in advance of the Closing Date and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, any Lender that has requested, in a written notice to the Company at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Company shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(e)    Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the Parent, the Company and its Restricted Subsidiaries, the results of which shall be satisfactory to the Administrative Agent; provided that if, notwithstanding the use by the Credit Parties of commercially efforts to satisfy the requirement set forth in this clause (e), such requirement is not satisfied as of the Closing Date, the satisfaction of such requirement shall not be a condition to the effectiveness of this Agreement or the availability of the Loans (but shall be required to be satisfied within 30 Business Days of the Closing Date.

(f)    Consents. All governmental and third party approvals necessary in connection with the entry into of this Agreement (including shareholder approvals, if any) shall have been obtained on reasonably satisfactory terms and shall be in full force and effect.

(g)    Financial Statements. The Administrative Agent shall have received and be satisfied with the financial statements referred to in Section 6.15(a).

(h)    Regulatory Matters. All legal (including tax implications) and regulatory matters shall be satisfactory to the Administrative Agent and the Lenders, including but not limited to compliance with all applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System.

(i)    Legal Opinions. An opinion addressed to the Administrative Agent, the Collateral Agent and the Lenders of (A) Paul Hastings LLP, counsel to the Company and (B) certain other local counsel to the Credit Parties (including Stikeman Elliott LLP, Alberta counsel to the Company, Brownstein Hyatt Farber Schreck LLP, Colorado counsel to the Company, McAfee & Taft, a Professional Corporation, Oklahoma counsel to the Company, Brownstein Hyatt Farber Schreck LLP, New Mexico counsel to the Company and Oram & Houghton, PLLC, Wyoming counsel to the Company) in each case, in form and substance reasonably satisfactory to the Administrative Agent. Such opinions shall also cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent shall reasonably require.

(j)    Secured 2026 Notes. Prior to or on the Closing Date, the Secured 2026 Notes shall have been issued pursuant on terms and pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

(k)    Availability. The Company shall have pro forma minimum Availability under this Agreement of not less than $100,000,000 after giving effect to any borrowings on the Closing Date.

(l)    Existing Indebtedness. On the Closing Date, after giving effect to the transactions contemplated hereby, neither the Parent, the Company nor any of its Restricted Subsidiaries shall have any Indebtedness for borrowed money (including any obligations under the Existing Revolving Credit Agreement and the Existing Term Loan Credit Agreement) other than pursuant to this Agreement or as otherwise permitted under Section 9.2, and the Administrative Agent shall have received evidence reasonably satisfactory to it of the prepayment in full (or release from) all obligations under existing loan facilities (including all obligations under the Existing Revolving Credit Agreement and the Existing Term Loan Credit Agreement) and the release and termination of all liens in respect of all other Indebtedness for borrowed money (including liens securing obligations under the Existing Revolving Credit Agreement and the Existing Term Loan Credit Agreement) other than Liens permitted under Section 9.3.

(m)    Representations and Warranties. Each of the representations set forth in Article 6, or which are contained in any other Credit Document shall, to the extent already qualified by materiality, be true and correct in all respects, and, if not so already qualified, shall be true and correct in all material respects, in any case on and as of the date such Loan is made (or such Letter of Credit is issued) as if made on and as of such date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(n)    No Default or Event of Default. No Default or Event of Default shall be in existence on the Closing Date after giving effect to any Loans to be made or Letter of Credits to be issued on the Closing Date.

7.2    Conditions to All Loans and Letters of Credit

The obligation of each Lender to make any Loan and the obligation of each Issuing Lender to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a)    Representations and Warranties. Each of the representations set forth in Article 6, or which are contained in any other Credit Document shall, to the extent already qualified by materiality, be true and correct in all respects, and, if not so already qualified, shall be true and correct in all material respects, in any case on and as of the date such Loan is made (or such Letter of Credit is issued) as if made on and as of such date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b)    No Default or Event of Default. No Default or Event of Default shall be in existence on such date or after giving effect to the Loan to be made or the Letter of Credit to be issued on such Borrowing Date.

(c)    Notice. The Administrative Agent and, if applicable, the applicable Issuing Lender shall have received a notice of borrowing request or credit extension in accordance with the requirements of Article 5.

(d)    Availability. On the date or after giving effect to any Extension of Credit to be made on such Borrowing Date, the Aggregate Revolving Credit Extensions of Credit shall not exceed the lesser of the Revolving Credit Commitment and the Borrowing Base then in effect.

(e)    Excess Cash. At the time of and immediately after giving effect to any Extension of Credit to be made on such Borrowing Date, the Credit Parties and their Restricted Subsidiaries have not have Excess Cash exceeding $25,000,000.

Each borrowing by the Company hereunder and the issuance of each Letter of Credit by each Issuing Lender hereunder shall constitute a representation and warranty by the Company as of the date of such borrowing or issuance that the conditions in clauses (a), (b), (d) and (e) of this Section 7.2 have been satisfied.

8.    AFFIRMATIVE COVENANTS

The Parent and the Company each hereby agrees that, so long as the Commitments remain in effect, any Loan or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender (other than Unmatured Surviving Obligations), any Agent or any Issuing Lender hereunder, it shall, and shall cause each of Restricted Subsidiaries of the Parent to:

8.1    Financial Statements

Furnish to the Administrative Agent (with sufficient copies for each Lender):

(a)    Audited Annual Financial Statements. As soon as available, but in any event not later than the earlier to occur of (i) the fifteenth day after the Form 10-K Annual Report is filed with the Securities and Exchange Commission with respect to the end of each fiscal year of the Parent, and (ii) the 100th day after the end of each fiscal year of the Parent, annual audited financial statements of the Parent and its Subsidiaries, including all notes thereto, which statements shall include, on a consolidated basis, a balance sheet as of the end of such fiscal year and a statement of operations, a statement of changes in equity and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year and accompanied by a report and opinion of independent certified public accountants with Grant Thornton LLP consistently applied or an accounting firm of national standing reasonably acceptable to the Administrative Agent, which report shall not contain any qualification (and be without comment as to the accountants’ opinion whether such Person is a “going concern” or can continue to be a “going concern”) (except for a “going concern” statement that is due solely to impending debt maturities occurring within 12 months of such audit), and shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the financial position of the Parent and its Subsidiaries as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with GAAP consistently applied.

(b)    Quarterly Financial Statements. As soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Parent, the quarterly unaudited financial statements of the Parent and its Subsidiaries, which statements shall include (i) a balance sheet as of the end of the respective fiscal quarter, (ii) a statement of operations for such respective fiscal quarter and for the fiscal year to date setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and (iii) a statement of cash flows for the fiscal year to date setting forth in comparative form the corresponding figures in the corresponding period of the preceding fiscal year, all prepared in reasonable detail and in accordance with GAAP and certified by a Financial Officer of the Company as fairly and accurately presenting in all material respects the financial condition and results of operations of the Parent and its Subsidiaries, on a consolidated basis, at the dates and for the periods indicated therein, subject to normal year-end adjustments.

(c)    Consolidating Financial Statements. Concurrently with any delivery of consolidated financial statements under clause (a) or (b) above, the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(d)    Annual Budget. As soon as available, but in any event within 60 days of each fiscal year of the Parent, a management-prepared budget of the Parent and its Restricted Subsidiaries for such fiscal year (which budget shall be limited to a Capital Expenditure line, an income statement presenting profitability to the EBITDA line and a summary of cash flows in the form provided to the Administrative Agent prior to the Closing Date or otherwise in a form reasonably acceptable to the Administrative Agent).

Following delivery of the information required pursuant to clause (a) or (b) above (but not more frequently than quarterly), the Company will cause its and the other Credit Parties’ appropriate officers to participate in a conference call for Lenders to discuss the financial condition and results of operations of the Credit Parties for the most recently-ended period for which financial statements have been delivered; provided that the requirement to participate in any such conference call for the applicable quarter shall be deemed satisfied if the Company conducts a customary public earnings call for such fiscal quarter.

All financial statements shall be prepared in reasonable detail in accordance with GAAP in all material respects (provided that interim statements may be condensed and may exclude detailed footnote disclosure) applied consistently throughout the periods reflected therein and with prior periods (except as concurred to by such officer and disclosed therein and except that interim financial statements need not be restated for changes in accounting principles which require retroactive application, and operations which have been discontinued (as such term is used in Statement of Financial Accounting Standards No. 144) during the current year need not be shown in interim financial statements as such either for the current period or comparable prior period).

8.2    Certificates; Other Information

Furnish to the Administrative Agent (with sufficient copies for each Lender):

(a)    Risk Management Policy. Not later than ten (10) Business Days after any material amendment, modification, supplement or other change to the Risk Management Policy, written notice of such amendment, modification, supplement or other change; provided that changes in personnel reflected in the Risk Management Policy will not be deemed “material” for purposes of this Section 8.2(a).

(b)    Compliance Certificate. Concurrently with the delivery of the financial statements referred to in clauses (a) and (b) of Section 8.1, a certificate, in the form attached as Exhibit I, of a Responsible Officer on behalf of the Company: (i) stating that, to the best of such officer’s knowledge, the Credit Parties have observed or performed all of its covenants and other agreements, and satisfied every applicable condition, contained in this Agreement and the other Credit Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate; (ii) stating whether or not Availability exceeded the Availability Trigger for each day of the applicable period; (iii) stating whether or not Availability exceeded the Specified Trigger for each day of the applicable period; (iv) showing in detail as of the end of the related fiscal period the calculations in reasonable detail for purposes of calculating the Fixed Charge Coverage Ratio for the fiscal quarter then ended (irrespectively of whether a Cash Dominion Event has occurred and is then continuing); (v) if the Company is required to comply with Section 9.1, certifying whether the Company is in compliance with the provisions of Section 9.1; (vi) if not specified in the financial statements delivered pursuant to Section 8.1, specifying on a consolidated basis the aggregate amount of interest paid or accrued by the Credit Parties, and the aggregate amount of depreciation, depletion and amortization charged on the books of the Credit Parties, during such accounting period; and (vii) setting forth in reasonable detail the reconciliation of Consolidated EBITDA to Consolidated Net Income of the Company;

(c)    Accountants’ Management Letters. Promptly upon receipt thereof, copies of all final reports submitted to the Company by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company made by such accountants.

(d)    Reports to Holders of Debt Securities. Promptly, after the furnishing thereof, copies of any statement or report (other than any notice of borrowing, repayment, redemption, defeasement or prepayment or any statement or report relating to administrative matters) furnished to holders generally of any debt securities constituting Material Indebtedness of the Credit Parties thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 8.1 or any other paragraph of this Section 8.2 and not otherwise filed with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions.

(e)    Other Information. Promptly after any request therefor, (i) such additional financial or other information regarding the operations, business affairs and financial condition of the Credit Parties, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender, through the Administrative Agent, may reasonably request; provided that, notwithstanding anything to the contrary herein, other than in connection with the exercise of remedies in accordance with Article 10 hereof, none of the Parent or any of its Restricted Subsidiaries shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (A) that constitutes non-financial trade secrets or non-financial proprietary information, (B) in respect of which disclosure to the Administrative Agent (or any Lender) is prohibited by applicable law, (C) that is subject to attorney-client or similar privilege or constitutes attorney work product or (D) with respect to which any Credit Party or any of its Restricted Subsidiaries owes confidentiality obligations to any third party, and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Proceeds of Crime Act.

(f)    Borrowing Base Certificates. On or before the 15th Business Day of each month from and after the Closing Date, a Borrowing Base Certificate as of the last day of the immediately preceding month, with such supporting materials as the Administrative Agent shall reasonably request. Notwithstanding the foregoing, (i) after the occurrence and during the continuance of a Specified Trigger Event, within three (3) Business Days of the end of each calendar week, the Company shall furnish a Borrowing Base Certificate calculated as of the close of business on the last Business Day of the immediately preceding calendar week and (ii) at any time and from time to time, the Company is entitled to furnish within three (3) Business Days of the end of each calendar week a Borrowing Base Certificate calculated as of the close of business on the last Business Day of the immediately preceding calendar week; provided that if the Company elects to deliver weekly Borrowing Base Certificates in accordance with this clause (ii), then the Company shall continue to deliver weekly Borrowing Base Certificates until delivery of the next monthly Borrowing Base Certificate required under this clause (f). The Borrowing Base Certificate shall also be delivered prior to or upon the consummation of any agreement for the sale or disposition of ABL Priority Collateral outside the ordinary course of business which would result in the receipt of any cash or Cash Equivalents by the Parent or any of its Restricted Subsidiaries in an amount in excess of $25,000,000, and such Borrowing Base Certificate shall give effect to such transaction.

(g)    Collateral Reporting. (i) Concurrently with each delivery of a Borrowing Base Certificate hereunder, and at such other times as may be requested by the Administrative Agent upon the occurrence and during the continuance of a Cash Dominion Event, all delivered electronically in a format reasonably acceptable to the Administrative Agent, calculations prepared by the Company in a manner reasonably acceptable to the Administrative Agent such information as is necessary to determine Eligible Cash Collateral, Eligible Accounts, Eligible Futures Accounts, Eligible Inventory, Eligible Railcar Inventory and Product Inventory Letters of Credit (including, without limitation, accounts receivable agings, accrued sales and payables, accounts payable agings, detail on advance payments received (prepaid inventory), customer deposits, deferred revenue and deferred service contracts and inventory reports by location and product type) and (ii) concurrently with each delivery of the financial statements required by Section 8.1(a), a schedule detailing any ownership or other interest in any registered or applied for trademarks, trademark applications, patents, patent applications, industrial designs, industrial design applications, copyrights or exclusive licenses to registered U.S. or Canadian copyrights the Credit Parties may obtain at any time after the date hereof;

(h)    Corporate Information. The Company shall deliver to the Administrative Agent and Collateral Agent, with respect to any Credit Party, promptly (and in any event within no more than five (5) Business Days following such change (or such later date as agreed to by the Administrative Agent in its sole discretion)) written notice of any change in such Person’s (1) legal name, (2) jurisdiction of organization or formation, (3) identity or corporate structure or (4) legal identification number.

Information required to be delivered pursuant to Section 8.1 or 8.2 shall be deemed to have been delivered if such information shall have been delivered by the Company to the Administrative Agent for posting by the Administrative Agent on an IntraLinks or similar site to which each Lender has been granted access. Information delivered pursuant to Section 8.1 or 8.2 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

The Company hereby acknowledges that (i) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. So long as the Company is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities, the Company may elect to identify any portion of the Company Materials that may be distributed to the Public Lenders and : (A) any such Company Materials will be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking any Company Materials “PUBLIC”, the Company shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 12.13); (C) all Company Materials marked “PUBLIC” by the Company are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (D) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 8.1 may be satisfied by furnishing the applicable financial statements of Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such paragraphs; provided that, to the extent such statements are in lieu of statements required to be provided under Section 8.1(a), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 8.1.

8.3    Payment of Other Obligations

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations and liabilities of whatever nature, except (i) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or any of its Restricted Subsidiaries, as the case may be and (ii) for trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than sixty (60) days (or any longer period if longer payment terms are accepted in the ordinary course of business) or, if overdue for more than sixty (60) days (or such longer period), as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Company and its Restricted Subsidiaries, as the case may be.

8.4    Continuation of Business and Maintenance of Existence and Material Rights and Privileges

Continue to engage in business of the same general type as now conducted by it and those reasonably related or incidental thereto, and preserve, renew and keep in full force and effect its corporate, partnership or limited liability company existence and take all reasonable action to maintain all rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations, necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations the loss of which could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and except as otherwise permitted by Sections 9.6, 9.7 and 9.9.

8.5    Compliance with All Applicable Laws and Regulations and Material Contractual Obligations

Comply with all applicable Requirements of Law (including, without limitation, any and all Environmental Laws, tax, and ERISA laws) and Contractual Obligations except to the extent that the failure to comply therewith could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

8.6    Maintenance of Property; Insurance

(a)    Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear and damage and condemnation excepted), and maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks as are usually insured against in the same general area by, companies engaged in the same or a similar business (in any event including general liability, contractual liability, personal injury, workers’ compensation, employers’ liability, automobile liability and physical damage coverage, all risk property, business interruption, fidelity and crime insurance); provided that the Parent, the Company and its Restricted Subsidiaries may implement programs of self-insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.

(b)    If any portion of any Mortgaged Property in the United States is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, (a) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (b) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including a copy of the flood insurance policy and declaration page relating thereto.

8.7    Maintenance of Books and Records

Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law.

8.8    Right of the Lenders to Inspect Property and Books and Records

Permit representatives of any Lender upon reasonable notice during business hours and with a Responsible Officer present to visit and inspect any of its properties and examine and make abstracts from any of its books and records (including in connection with periodic field examinations in accordance with Section 8.12) at any reasonable time and as often as may reasonably be desired upon reasonable notice, and to discuss the business, operations, properties and financial and other condition of the Credit Parties with officers and employees thereof, and with their independent certified public accountants; provided that, only the Administrative Agent on behalf of the Lenders may exercise rights of the Lenders under this Section 8.8 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at any time during normal business hours and upon reasonable advance notice, and any Lender (or any of its representatives or independent contractors) may accompany the Administrative Agent (or its representatives or independent contractors). The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent certified public accountants.

8.9    Notices

(a)    Promptly give notice to the Administrative Agent and each Lender:

(i)    of the occurrence of any Default or Event of Default;

(ii)    of any (A) default or event of default under any instrument or other agreement, guarantee or collateral document of any Credit Party which default or event of default has not been waived and could reasonably be expected to have a Material Adverse Effect, or any other default or event of default under any such instrument, agreement, guarantee or other collateral document which, but for the proviso to paragraph (e) of Section 10.1, would have constituted a Default or Event of Default under this Agreement, or (B) litigation, investigation or proceeding which may exist at any time between the Parent, the Company or any of its Restricted Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against the Parent, the Company or any of its Restricted Subsidiaries by any Governmental Authority, which in any such case could reasonably be expected to have a Material Adverse Effect; of any litigation or proceeding affecting the Parent, the Company or any of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect;

(iii)    as soon as practicable after, and in any event within thirty (30) days after the Company knows thereof, of (A) any ERISA Event shall have occurred that, either alone or together with any other ERISA Event, results in liability of the Parent, the Company or any Subsidiary in an aggregate amount which would reasonably be expected to have a Material Adverse Effect and (B) any Canadian Pension Event shall have occurred and in each case, in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (x) a certificate of a Responsible Officer on behalf of the Company setting forth details as to such Reportable Event and the action that the Company or such ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC or any other applicable Governmental Authority, or (y) any notice delivered by PBGC or any other applicable Governmental Authority evidencing its intent to institute such proceedings or any notice to PBGC or any other applicable Governmental Authority that such Plan is to be terminated, as the case may be;

(iv)    of any material change in accounting policies or financial reporting practices by any Credit Party with respect to the Credit Parties’ Accounts and Inventory or which otherwise would reasonably be expected to affect the calculation of the Borrowing Base or Reserves;

(v)    as soon as practicable after, and in any event within five (5) Business Days after the Company knows thereof, if any material portion of the Collateral is damaged, destroyed or condemned; and

(vi)    of a material adverse change known by the Parent, the Company or any of its Restricted Subsidiaries in the business, financial condition, assets, liabilities, properties or results of operations of the Parent, the Company and its Restricted Subsidiaries taken as a whole.

(b)    Each notice pursuant to this Section 8.9 shall be accompanied by a statement of a Responsible Officer on behalf of the Company setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

8.10    Subsidiary Guaranties and Collateral

(a)    Guarantors. The Company will deliver, and will cause each Guarantor to deliver, either (i) a counterpart of the Guaranty duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Guarantor after the Closing Date, a supplement to the Guaranty in the form specified therein and a joinder and/or supplement to the Pledge and Security Agreement, in each case duly executed and delivered on behalf of such Person, together with opinions (including, without limitation, local counsel opinions reasonably satisfactory to the Administrative Agent and its counsel if such Guarantor is a Canadian Credit Party) and documents of the type referred to in Sections 7.1(a)(ix), 7.1(a)(x), and 7.1(i) with respect to such Person.

(b)    Additional Subsidiaries. If any additional Wholly-Owned Subsidiary is formed or acquired (or otherwise becomes a Wholly-Owned Subsidiary) after the Closing Date, then the Company will, as promptly as practicable and, in any event, within thirty (30) days (or such longer period as the Administrative Agent in its reasonable discretion may agree to in writing (including electronic mail)) after such Subsidiary is formed or acquired, notify the Administrative Agent (i) whether the Company intends to designate such Wholly-Owned Subsidiary as an Unrestricted Subsidiary in accordance with Section 8.19 or (ii) if the Subsidiary is a Wholly-Owned Domestic Subsidiary of the Company that is a Restricted Subsidiary (other than an Excluded Subsidiary) or the Company elects by written notice to the Administrative Agent to designate such Wholly-Owned Subsidiary as a Canadian Credit Party, in the case of this clause (ii), the Company shall cause the requirements of this Section 8.10 to be satisfied with respect to such additional Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Credit Party.

The Parent and the Company will cause the management, business and affairs of each of the Parent, the Company and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Company and its Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary could reasonably be expected to be treated as an entity separate and distinct from the Parent, the Company and its Restricted Subsidiaries;

(c)    Pledge of Equity Interests. Each Credit Party shall pledge the Equity Interests owned by it (unless such a pledge is expressly not required by this Agreement or the Pledge and Security Agreements) pursuant to the Pledge and Security Agreements, it being understood and agreed that the Pledge and Security Agreements shall not require any Credit Party to pledge:

(i)    more than 65% of the outstanding voting capital stock of, or other voting equity interests in, any Subsidiary that is a CFC or CFC Holdco;

(ii)    any of the outstanding capital stock of, or other equity interests, in any Subsidiary where such pledge would (A) be prohibited by applicable law; provided that this sub-clause (A) shall in no way be construed to apply if such prohibition is unenforceable under Section 9-408 of the UCC, (B) result in material adverse tax consequences to the Company or any Credit Party, (C) in the case of any non-Wholly-Owned Subsidiary or joint venture existing on the Closing Date, result in a breach of a joint venture agreement, operating agreement or other similar document or agreement in the form existing on the Closing Date; provided that the Company or relevant Subsidiary shall have used its commercially reasonable efforts (which efforts shall not require any Credit Party to pay any amounts or grant any rights in exchange for such consent) to obtain all consents or take such other actions as may be necessary to enable the pledge of capital stock or other equity interests of any such material non-Wholly-Owned Subsidiary or joint venture, (D) in the case of any non-Wholly-Owned Subsidiary or joint venture created or acquired after the Closing Date, result in a breach of a joint venture agreement, operating agreement or other similar document or agreement, provided that the Company shall use its commercially reasonable efforts (which efforts shall not require any Credit Party to pay any amounts or grant any rights in exchange for such consent) to obtain all consents or take such other actions as may be necessary to enable the pledge of capital stock or other equity interests of any such material non-Wholly-Owned Subsidiary or joint venture, or (E) cause the Company to incur costs associated with such pledge that are excessive in comparison to the benefits afforded to the Administrative Agent and the Lenders, as reasonably determined by the Administrative Agent, and provided further that to the extent the Company or another Credit Party does not ultimately acquire 100% of the outstanding capital stock or other equity interests of any acquired or newly formed Subsidiary in any Permitted Acquisition or other Investment made pursuant to Section 9.7(i), notwithstanding clause (ii)(D) above but except as provided in clauses (ii)(A),(B) and (E) above, the Collateral Agent shall receive a pledge of all outstanding capital stock or other equity interests of such entity held by the Company or any other Credit Party.

(d)    Additional Security.

(i)    With respect to any Material Real Property Assets (other than Leaseholds, easements and rights-of-way), (ii) any Existing Leasehold Mortgaged Property and (iii) any part of the Grand Mesa Pipeline or the Delaware Pipeline that is a Material Real Property Asset of the type described in the preceding clauses (i) and (ii) (1) owned, or in the case of the Existing Leasehold Mortgaged Property, leased by any Credit Party on the Closing Date, such Credit Party, as the case may be, with respect thereto shall, within 120 days of the date of the Closing Date or such later date as may be agreed to by the Collateral Agent (and in any event within 360 days of the Closing Date (or, in the case of Real Property Assets constituting part of the Grand Mesa Pipeline or the Delaware Pipeline, 180 days after the Closing Date)) or (2) acquired by any Credit Party after the Closing Date, such Credit Party, as the case may be, shall, within 120 days of the acquisition thereof or such later date as may be agreed to by the Collateral Agent (and in any event within 180 days of the acquisition thereof), deliver to the Collateral Agent for the ratable benefit of the Secured Parties the following:

(A)    a fully executed counterpart of a Mortgage or Leasehold Mortgage in favor of the Collateral Agent covering such Material Real Property Asset, duly executed by such Credit Party, together with satisfactory evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage or Leasehold Mortgage (and payment of any taxes or fees in connection therewith), together with any necessary fixture filings, as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(B)    if such Material Real Property Asset has a Designated Value of $7,500,000 or more, a policy or policies or marked-up unconditional binder of title insurance, as applicable, in favor of the Collateral Agent and its successors and/or assigns, in an amount not less than the fair market value of such Material Real Property Asset and in the form necessary, paid for by the such Credit Party, issued by a nationally recognized title insurance company insuring fee simple title or leasehold title, as applicable, to each such Material Real Property Asset and insuring the Lien of such Mortgage or Leasehold Mortgage as a valid Lien (subject to Permitted Liens) on the applicable real property described therein, together with such endorsements, title policy modifications, coinsurance and reinsurance as shall be reasonably required;

(C)    if such Material Real Property Asset has a Designated Value of $7,500,000 or more, such surveys (or any updates or affidavits that the title insurance company may reasonably require in connection with the issuance of the title insurance policies), which are sufficient for the title insurance company to remove the standard survey exception and issue customary survey-related endorsements and title policy modifications;

(D)    local counsel opinions (i) as to the due authorization, execution and delivery by such Credit Party of such Mortgage or Leasehold Mortgage and such other customary matters that are incidental thereto and (ii) in jurisdictions where such Material Real Property Asset is located covering the enforceability of such Mortgage or Leasehold Mortgage and such other customary matters as are incidental thereto;

(E)    if such Material Real Property Asset has a Designated Value of $7,500,000 or more, with respect to such Material Real Property Asset, evidence such Material Real Property Asset, and the uses of such Material Real Property Asset, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for such Material Real Property Asset, the permitted uses of each such Material Real Property Asset under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and

(F)    such affidavits, certificates, instruments of indemnification and other items as shall be reasonably required and evidence of payment by any Credit Party, as applicable, of all search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and Leasehold Mortgages and the issuance of the title insurance policies, in each case to the extent required pursuant to the foregoing.

(ii)    With respect to any Material Real Property Asset consisting of Leaseholds, easements or rights of-way, including Material Real Property Assets that are Leaseholds, easements or rights-of-way constituting part of the Grand Mesa Pipeline or the Delaware Pipeline (in each case other than the Existing Leasehold Mortgaged Properties and any fee owned Material Real Property Asset), (a) held by any Credit Party on the Closing Date or (b) acquired by any Credit Party after the Closing Date, such Credit Party, as the case may be, shall use commercially reasonable efforts (which, for the avoidance of doubt shall not require cash payments or other consideration aside from the payment or reimbursement of reasonable fees and expenses in connection with the preparation and recording of the documentation related to such Other Specified Collateral Deliverables) to deliver, within 180 days of the Closing Date or the date of acquisition thereof or, with respect to any such Material Real Property Asset (such Material Real Property Assets, “Other Specified Property”), or with respect to any such Other Specified Property other than Real Property Assets constituting a part of the Grand Mesa Pipeline or the Delaware Pipeline, or such later date as may be agreed to by the Collateral Agent (provided that the Collateral Agent may not extend such deadline to a date later than 360 days after the Closing Date or 180 days after the date of acquisition thereof, as applicable), to the Collateral Agent for the ratable benefit of the Secured Parties, the following:

(A)    a fully executed counterpart of a Leasehold Mortgage, duly executed by a Credit Party that is the lessee, owner or holder of such Material Real Property Asset, satisfactory evidence of the completion (or satisfactory arrangements for the completion) of all recordings and necessary filings of such Leasehold Mortgage (and payment of any taxes or fees in connection therewith), together with any necessary consents, memoranda of lease and fixture filings, as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(B)    if such Material Real Property Asset has a Designated Value of $15,000,000 or more (or $7,500,000 or more if there are improvements (other than pipelines) to such Material Real Property Asset), policy or policies or marked-up unconditional binder of title insurance, as applicable, in favor of the Collateral Agent and its successors and/or assigns, in an amount not less than the fair market value of such Material Real Property Asset and in the form necessary, paid for by the such Credit Party, issued by a nationally recognized title insurance company insuring fee simple title or leasehold title to such Material Real Property Asset and insuring the Lien of such Leasehold Mortgage as a valid first priority Lien (subject to Permitted Liens) on the applicable real property described therein, together with such endorsements, title policy modification, coinsurance and reinsurance as shall be reasonably required;.

(C)    if such Material Real Property Asset has a Designated Value of $15,000,000 or more (or $7,500,000 or more if there are improvements (other than pipelines) to such Material Real Property Asset), such surveys (or any updates or affidavits that the title insurance company may reasonably require in connection with the issuance of the title insurance policies), which are sufficient for the title insurance company to remove or modify the standard survey exception and issue customary survey-related endorsements or title policy modifications;

(D)    local counsel opinions (i) as to the due authorization, execution and delivery by such Credit Party of such Leasehold Mortgage and such other customary matters that are incidental thereto and (ii) in jurisdictions where such Material Real Property Asset is located covering the enforceability of such Leasehold Mortgage and such other customary matters as are incidental thereto;

(E)    if such Material Real Property Asset has a Designated Value of $15,000,000 or more (or $7,500,000 or more if there are improvements (other than pipelines) to such Material Real Property Asset), with respect to such Material Real Property Asset, evidence such Material Real Property Asset, and the uses of such Material Real Property Asset, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for such Material Real Property Asset, the permitted uses of each such Material Real Property Asset under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and

(F)    such affidavits, certificates, instruments of indemnification and other items as shall be reasonably required and evidence of payment by any Credit Party, as applicable, of all search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Leasehold Mortgage and the issuance of the title insurance policies, in each case to the extent required pursuant to the foregoing;

provided that, notwithstanding the foregoing, the requirements of paragraphs (B), (C), (E) and (F) of this Section 8.10(d)(ii) will not be required with respect to (i) any such Other Specified Property, to the extent the cost of providing such items would exceed 1% of the Designated Value of such Other Specified Property or (ii) any such Other Specified Property that is comprised solely of easements or rights-of-way. Notwithstanding anything herein to the contrary, for purposes of the determination of Designated Value pursuant to the preceding proviso, the final paragraph of this Section 8.10(d)(ii) shall not apply.

The requirements of this Section 8.10(d)(ii) with respect to the Other Specified Property shall be referred to as the “Other Specified Collateral Requirements”, and the items described in items (A) through (F) of the foregoing Section 8.10(d)(ii) shall be referred to as the “Other Specified Collateral Deliverables”.

Solely for purposes of determining the Designated Value of any Real Property Assets with respect to which a Credit Party must use commercially reasonable efforts to provide the Other Specified Collateral Requirements, if any Real Property Asset constitutes, with one or more Real Property Assets, any pipeline, facility, terminal, injection well or disposal well of the Parent and its Restricted Subsidiaries, the Designated Value of such Real Property Asset shall be deemed to be the sum of the Designated Values of all such Real Property Assets forming such pipeline, facility, terminal, injection well or disposal well.

(iii)    Notwithstanding the other provisions of this Section 8.10(d), the Collateral Agent may, in its sole discretion, determine that the burdens, costs or consequences of obtaining a Mortgage or Leasehold Mortgage on any Material Real Property Asset, all or any part of which contains a Building (as defined in the applicable Flood Insurance Laws) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Law), are excessive in view of the benefits to be obtained by the Secured Parties. In the event that the Collateral Agent makes such a determination, the Mortgage or Leasehold Mortgage relating to such Material Real Property Asset may contain customary exclusionary provisions with respect to such Building or Manufactured (Mobile) Home satisfactory to the Collateral Agent in its sole discretion.

(e)    Real Property Appraisals. If the Collateral Agent or the Majority Lenders determine that there is a Requirement of Law for them to have appraisals prepared in respect of the Real Property of the Company constituting Collateral pursuant to clause (d), the Company shall provide to the Collateral Agent appraisals which satisfy the applicable requirements set forth in 12 C.F.R., Part 32 - Subpart C or any successor or similar statute, rule, regulation, guideline or order, and which shall be in scope, form and substance, and from appraisers, reasonably satisfactory to the Majority Lenders and shall be accompanied by a certification of the appraisal firm providing such appraisals that the appraisals comply with such requirements.

(f)    Vessel Mortgages and Other Deliverables. (i) In the case of any Collateral Vessels owned on the Closing Date, within ninety (90) days (or such later date agreed to by the Collateral Agent in its sole reasonable discretion) after the Closing Date and (ii) in the case of any Collateral Vessel acquired after the Closing Date (other than any Collateral Vessel that is an Excluded Asset), within sixty (60) days (or such later date agreed to by the Collateral Agent in its sole reasonable discretion) after the date of such acquisition, the Company shall, and shall cause each relevant Credit Party to, (A) execute and deliver to the Collateral Agent, for the ratable benefit of the Secured Parties, and cause to be filed for recording (or make arrangements satisfactory to the Collateral Agent for the filing for recording thereof) in the appropriate vessel registry, Collateral Vessel Mortgages over such Collateral Vessels, (B) deliver certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of such Collateral Vessel, (C) deliver the results of maritime registry searches with respect to such Collateral Vessels, indicating no record Liens other than Liens permitted by Section 9.3 and (D) deliver a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent insurance brokers as is reasonably acceptable to the Administrative Agent with respect to the insurance maintained by, or on behalf of, the Borrower in respect of such Collateral Vessels, together with a certificate from such broker certifying the insurance maintained by the applicable Credit Party with respect to Collateral Vessels.

(g)    Time for Taking Certain Actions. The Company agrees that if no deadline for taking any action required by this Section 8.10 is specified herein, such action shall be completed as soon as possible, but in no event later than thirty (30) days after such action is either requested to be taken by the Administrative Agent, the Collateral Agent or the Majority Lenders or required to be taken by the company or any of its Subsidiaries pursuant to the terms of this Section 8.10.

8.11    Compliance with Environmental Laws

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply, and cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Materials of Environmental Concern from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Company nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

8.12    Field Examinations

Upon the Administrative Agent’s reasonable request and in the Administrative Agent’s Permitted Discretion, representatives designated by the Administrative Agent shall conduct field examinations with respect to any Accounts or Inventory included in the calculation of the Borrowing Base, at reasonable business times and upon reasonable prior notice to the Company; provided, that:

(a)    If no Event of Default has occurred and is continuing, one such field examination will be conducted during each 12 month period and will be at the Credit Parties’ expense, subject to Section 8.12(b) and Section 8.12(c).

(b)    If Availability is less than the Specified Trigger at any time during such 12 month period referred to in Section 8.12(a), then one additional field examination may be conducted at the expense of the Credit Parties during such 12 month period.

(c)    If no Event of Default has occurred and is continuing, the Administrative Agent may conduct, at its own expense, in its Permitted Discretion one additional field examination during any 12-month period referred to in Section 8.12(a).

(d)    The Credit Parties shall reasonably cooperate with the Administrative Agent and such designated representatives in the conduct of such field examinations.

8.13    Further Assurances

Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Credit Documents, (B) to the fullest extent permitted by applicable law, subject any Credit Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Credit Document or under any other instrument executed in connection with any Credit Document to which any Credit Party is or is to be a party, and if and to the extent necessary, cause each of its Subsidiaries to do so.

8.14    Depositary Banks

At all times after the date that is one hundred twenty (120) days after the Closing Date (or such later date as agreed to by the Administrative Agent in its sole reasonable discretion), maintain one or more of the Lenders as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of its business.

8.15    Anti-Corruption; Sanctions

Each Credit Party shall comply with and cause its Subsidiaries to comply with, and maintain in effect and enforce, policies and procedures designed to ensure compliance by each Credit Party, their Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions. Each Credit Party will not use the proceeds of any Loan, and will not allow such proceeds to be used (to such Credit Party’s knowledge after due care and inquiry) in any way that will violate any Anti-Corruption Laws or Sanctions.

8.16    Accuracy of Information

The Credit Parties will ensure that (a) all information (other than financial projections, budgets, estimates and other forward-looking information (“Projections”) and information of a general economic or industry specific nature) that has been or will be made available by or on behalf of the Parent, the Company or any of its Restricted Subsidiaries to the Administrative Agent or any Lender in connection with this Agreement or any other Credit Document or any amendment or other modification hereof or thereof, when taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the financial projections, budgets, estimates and other forward-looking information that have been or will be made available by or on behalf of the Parent, the Company or any of its Restricted Subsidiaries to the Administrative Agent or any Lender in connection with this Agreement or any other Credit Document or any amendment or other modification hereof or thereof have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material).

8.17    [Reserved]

8.18    Keepwell

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under any Credit Document in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.18 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.18 or otherwise under any Credit Document voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 8.18 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 8.18 constitute, and this Section 8.18 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

8.19    Designation of Unrestricted Subsidiaries

Any Person that becomes a Subsidiary of the Company or any Restricted Subsidiary shall be a Restricted Subsidiary unless such Person (x) is designated as an Unrestricted Subsidiary on Schedule 6.11, as of the date hereof, (y) is designated as an Unrestricted Subsidiary after the date hereof in compliance with this Section 8.19, or (z) is a subsidiary of an Unrestricted Subsidiary. The Company may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by delivering to the Administrative Agent a certificate of an Responsible Office of the Company specifying such designation and certifying that the conditions to such designation set forth in this Section 8.19 are satisfied; provided that:

(a)    both immediately before and immediately after any such designation, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Aggregate Revolving Credit Extensions of Credit shall not exceed the Line Cap;

(b)    in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (i) each subsidiary of such Restricted Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 8.19, (ii) such Person is not a party to any agreement, contract, arrangement or understanding with the Parent, the Company or any Restricted Subsidiary unless the terms of such agreement, contract, arrangement or understanding are permitted by Section 9.10, (iii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Company’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made under Section 9.7; and

(c)    in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, (i) each holder of the outstanding Equity Interests of such Unrestricted Subsidiary is a Restricted Subsidiary or has been, or concurrently therewith will be, designated as a Restricted Subsidiary in accordance with this Section 8.19, (ii) the representations and warranties of the Parent, the Company and the other Credit Parties contained in each of the Credit Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation except to the extent (A) any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such redesignation, such representations and warranties shall be true and correct in all material respects as of such specified earlier date and (B) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, such representation and warranty (as so qualified) shall be true and correct in all respects on and as of the date of such redesignation, (iii) the Company complies with the requirements of Section 5.25(a), Section 8.10 and Section 9.17. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Restricted Subsidiary existing at such time.

8.20    Post-Closing Covenants

The Parent and the Company will, and will cause each other Credit Party to, satisfy, to the extent not satisfied as of the Closing Date, the requirements set forth in Section 5.25(a), Section 7.1(a)(vii)(E) and Section 7.1(e) within the time period set forth in the applicable subsection.

9.    NEGATIVE COVENANTS

The Parent and the Company each hereby agrees that it shall not, and shall not permit any of the Restricted Subsidiaries of the Parent, directly or indirectly so long as the Commitments remain in effect or any Loan or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount (other than any Unmatured Surviving Obligations) is owing to any Lender, any Agent or the Issuing Lenders hereunder (it being understood that each of the permitted exceptions to each covenant in this Article 9 is in addition to, and not overlapping with, any other of such permitted exceptions in such covenant except to the extent expressly provided):

9.1    Financial Covenant

Upon the occurrence and during the continuance of a Cash Dominion Event, the Company shall not permit the Fixed Charge Coverage Ratio to be less than 1.00:1.00, tested at any time based on the financial statements for the most recently ended fiscal quarter for which financial statements were required to be delivered pursuant to Section 8.1 and Section 8.2.

9.2    Indebtedness

Create, incur, assume or suffer to exist any Indebtedness or Contingent Obligation, except:

(a)    the Finance Obligations, including any Indebtedness of the Parent, the Company or any Restricted Subsidiary in connection with the Letters of Credit and this Agreement;

(b)    Indebtedness of (i) a Credit Party owing to any Restricted Subsidiary; provided that all such Indebtedness shall be subordinated to the Finance Obligations on terms and conditions satisfactory to the Administrative Agent, and (ii) any Restricted Subsidiary owing to a Credit Party or any other Restricted Subsidiary to the extent the Indebtedness referred to in this clause (b) evidences a loan or advance permitted under Section 9.7;

(c)    Indebtedness arising under any Swap Contract permitted by Section 9.11;

(d)    Indebtedness consisting of reimbursement obligations under surety, indemnity, performance, release and appeal bonds and guarantees thereof and letters of credit required in the ordinary course of business or in connection with the enforcement of rights or claims of a Credit Party or its Restricted Subsidiaries;

(e)    (i) Indebtedness of the Company or any of its Restricted Subsidiaries incurred to finance the acquisition, repair, replacement, construction or improvement of any fixed or capital assets, including capital lease obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (A) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition, repair, replacement, construction or improvement, (B) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not at any one time exceed $50,000,000 and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(f)    [reserved];

(g)
(i)    Indebtedness in respect of the Unsecured 2023 Notes outstanding on the Closing Date in an aggregate principal amount at any time outstanding not to exceed $555,251,000 and any Permitted Refinancing Indebtedness in respect thereof;

(ii)    Indebtedness in respect of the Unsecured 2025 Notes outstanding on the Closing Date in an aggregate principal amount at any time outstanding not to exceed $380,020,000 and any Permitted Refinancing Indebtedness in respect thereof;

(iii)    Indebtedness in respect of the Unsecured 2026 Notes outstanding on the Closing Date in an aggregate principal amount at any time outstanding not to exceed $386,323,000 and any Permitted Refinancing Indebtedness in respect thereof; and

(iv)    Indebtedness in respect of the Secured 2026 Notes in an aggregate principal amount at any time outstanding not to exceed $2,100,000,000 and any Permitted Refinancing Indebtedness in respect thereof;

(h)    Indebtedness of the Parent, the Company or any of its Restricted Subsidiaries existing on the Closing Date and listed on Schedule 9.2(h) hereto and any Permitted Refinancing Indebtedness in respect thereof;

(i)    (A) unsecured Indebtedness of the Parent, the Company or any Restricted Subsidiary: (i) the principal of which is not required to be repaid, in whole or in part, before the date that is the 91st day following the Revolving Credit Termination Date, (ii) that is subordinated in right of payment to the Obligations under the Credit Documents pursuant to payment and subordination provisions satisfactory in form and substance to the Administrative Agent, (iii) the covenants and default and remedy provisions applicable to such Indebtedness shall be, taken as a whole, not materially less favorable to the Credit Parties than then current market terms for the applicable type of Indebtedness or otherwise reasonably satisfactory in form and substance to the Administrative Agent, and (iv) the Payment Conditions are satisfied and (B) any Permitted Refinancing Indebtedness in respect thereof;

(j)    (A) Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof pursuant to a Permitted Acquisition and Indebtedness of any Person secured by assets acquired in a Permitted Acquisition, provided, that (i) such Indebtedness exists at the time such Person becomes Restricted Subsidiary or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such assets being acquired and (ii) that aggregate principal amount of Indebtedness permitted by this clause (j) shall not at any one time exceed $50,000,000 and (B) any Permitted Refinancing Indebtedness in respect thereof;

(k)    the following Contingent Obligations:

(i)    guarantees of obligations to third parties made in the ordinary course of business in connection with relocation of employees of the Parent, the Company or any of its Restricted Subsidiaries;

(ii)    guarantees by the Parent, the Company and its Restricted Subsidiaries of obligations incurred in the ordinary course of business for an aggregate amount not to exceed $10,000,000 at any time; provided, however, that any such Contingent Obligation in the form of a guarantee granted by a Restricted Subsidiary shall only be given in accordance with Section 9.15;

(iii)    Contingent Obligations existing on the Closing Date and described in Schedule 9.2(k) including any extensions or renewals thereof;

(iv)    Contingent Obligations in respect of Swap Contracts;

(v)    Contingent Obligations pursuant to the Credit Documents;

(vi)    guarantees by (A) a Credit Party of Indebtedness of its Restricted Subsidiaries permitted under Section 9.2(i) and (B) a Credit Party or any Restricted Subsidiary of other obligations of Restricted Subsidiaries not prohibited hereunder; and

(vii)    guarantees by any Restricted Subsidiary of Indebtedness and other obligations of a Credit Party; provided that the Indebtedness or obligations so guaranteed is permitted pursuant to this Section 9.2; and provided further that any such guarantees shall only be given in accordance with Section 9.15.

(l)    Indebtedness consisting of bona fide purchase price adjustments, indemnification obligations, obligations under deferred compensation or similar arrangements and items incurred in connection with asset sales and acquisitions permitted under Section 9.6 or Section 9.7;

(m)    Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business, including in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(n)    Indebtedness in respect of judgments and decrees that do not constitute an Event of Default;

(o)    Indebtedness consisting of obligations to make payments to current or former officers, directors and employees, their respective estates, spouses or former spouses with respect to the cancellation, or to finance the purchase or redemption, of Equity Interests of the Company to the extent permitted by Section 9.9;

(p)    Indebtedness consisting of (i) the financing of insurance premiums with the providers of such insurance or their affiliates or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(q)    any other Indebtedness in an aggregate principal amount outstanding of which shall not exceed at any time outstanding $25,000,000.

9.3    Limitation on Liens

Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, or assign any accounts or other right to receive income, except:

(a)    Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Restricted Subsidiary, as the case may be, in accordance with GAAP;

(b)    carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which do not, individually or in the aggregate, materially impair the use of any of the assets or properties of the Company or any Restricted Subsidiary or which are not overdue by more than thirty (30) days or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Restricted Subsidiary, as the case may be, in accordance with GAAP;

(c)    pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation made in the ordinary course of business;

(d)    easements, right-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases or licenses granted to others, in the ordinary course of business, which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(e)    Liens in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Credit Documents (including those securing the Finance Obligations) and bankers’ liens arising by operation of law;

(f)    Liens on assets of entities or Persons which become Restricted Subsidiaries of the Company after the date hereof and any renewals thereof to the extent extending only to the assets of such Person that secured the initial Lien; provided that such Liens exist at the time such entities or Persons become Restricted Subsidiaries and are not created in anticipation thereof;

(g)    Liens on documents of title and the property covered thereby securing Indebtedness in respect of the Letters of Credit;

(h)    Liens in existence on the Closing Date and described in Schedule 9.3 and renewals thereof in amounts not to exceed the amounts listed on such Schedule 9.3 and that do not spread to cover any additional property after the Closing Date;

(i)    any leases or non-exclusive licenses of any intellectual property or intangible assets or entering into any franchise agreement, in each case, in the ordinary course of business;

(j)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(k)    Liens on fixed or capital assets acquired, repaired, replaced, constructed or improved by the Parent, the Company or any Restricted Subsidiary; provided that (i) such security interests secure only Indebtedness permitted by Section 9.2(e), (ii) except in the case of Permitted Refinancing Indebtedness permitted under Section 9.2(e), such security interests and the Indebtedness secured thereby are incurred prior to or within one hundred eighty (180) days after such acquisition, repair, replacement, construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of such acquisition, repair, replacement, construction or improvement plus the amount of any fees or expenses payable in connection therewith, and (iv) such security interests shall not, except as otherwise permitted by this Section 9.3, apply to any other property of the Company or any Restricted Subsidiary (except for the net proceeds of an Asset Sale of, or insurance proceeds of a casualty event with respect to, the fixed or capital assets so acquired, repaired, replaced, constructed or improved);

(l)    Liens in respect of judgments and decrees that do not constitute an Event of Default under Section 10.1(h);

(m)    Liens arising from precautionary UCC filings, PPSA filings or similar filings relating to (x) Operating Leases and (y) sub-leasing and/or chartering arrangements relating to aircrafts;

(n)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)    Liens on insurance proceeds securing the payment of financed insurance premiums (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(p)    Liens to secure Indebtedness permitted under Section 9.2(g)(iv), provided that (i) to the extent such Indebtedness is secured by Liens on the ABL Priority Collateral, such Liens shall be on a second lien basis to the Liens securing the Obligations and shall be subject to the Intercreditor Agreement, and (ii) to the extent such Indebtedness is secured by Liens on the Notes Priority Collateral, the Obligations shall be secured on a second lien basis by the Notes Priority Collateral in accordance with the Intercreditor Agreement;

(q)    Liens arising out of Sale and Leaseback Transactions permitted by Section 9.16;

(r)    Liens securing any Permitted Refinancing Indebtedness in respect of clause (i), (ii) or (iii) of Section 9.2(g); provided, that (i) the aggregate amount of Indebtedness secured hereby shall not exceed (A) the greater of (I) $2,450,000,000 and (II) 40% of the total consolidated assets of the Parent and its Restricted Subsidiaries (determined on a consolidated basis in accordance with GAAP (and excluding all intercompany items) as of the date of the most recent financial statements delivered in accordance with Section 8.1(a) or 8.1(b) of this Agreement) minus (B) the aggregate amount of Indebtedness secured pursuant to Section 9.3(p) at any one time outstanding, (ii) any Lien securing such Permitted Refinancing Indebtedness is a Pari Passu Second Lien or is junior to the Liens securing the Obligations, (iii) the Fixed Charge Coverage Ratio, on a pro forma basis giving effect to the incurrence of such Permitted Refinancing Indebtedness, is at least 1.1 to 1.0 and (iv) such Lien is subject to (A) the Intercreditor Agreement or (B) the Administrative Agent shall have entered into customary intercreditor arrangements and executed an intercreditor agreement in a form and substance reasonably satisfactory to the Administrative Agent (and, to the extent such Refinanced Indebtedness was secured and subject to an intercreditor arrangement in favor of the Secured Parties, on terms that are at least as favorable to the Secured Parties as those contained in the documentation governing the Refinanced Indebtedness, taken as a whole) with the agent or other representatives of the holders of such Permitted Refinancing Indebtedness;

(s)    rights of setoff relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;

(t)    Liens on equipment owned by the Company or any Restricted Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;

(u)    First Purchaser Liens;

(v)    Liens on any Commodity Account or Securities Account (including any cash and Cash Equivalents held therein) to secure the obligations of any Credit Party under exchange based Swap Contracts and any Liens on any rights of a Credit Party in respect of such Swap Contracts (including the proceeds thereof); provided that each such Commodity Account and Securities Account is subject to a Control Agreement;

(w)    Liens in favor of the Credit Parties;

(x)    Ground leases in respect of real property on which facilities owned or leases by the Parent or any of its Restricted Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Parent or any Restricted Subsidiary;

(y)    rights in favor of depository and securities intermediaries (including rights of setoff) to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to Deposit Accounts or Securities Accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing); provided that no such rights may be outstanding after the date that is one hundred twenty (120) days after the Closing Date (or such later date as is agreed to by the Administrative Agent in its sole discretion);

(z)    Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted by this Agreement; and

(aa)    Liens incurred in the ordinary course of business of NGL Energy or any Restricted Subsidiary with respect to obligations at any one time outstanding not to exceed $25,000,000.

None of the Liens permitted pursuant to this Section 9.3 may at any time attach to any Credit Party’s (1) Accounts, other than those permitted under clauses (a), (e), (f), (n) and (p) above or created pursuant to any Credit Document and (2) Inventory, other than those permitted under clauses (a), (b), (e), (f), (n), (p) and (u) above or created pursuant to any Credit Document. None of the Liens permitted pursuant to this Section 9.3, other than those permitted under clauses (a), (b), (c), (d), (e), (h), (p) or (x) may attach to any Material Real Property of the Parent or its Restricted Subsidiaries until the requirements of Section 8.10(d)(i)(A) and Section 8.10(d)(ii)(A) are satisfied.

9.4    Use of Proceeds

(a)    The Company will not request any Loans or Letter of Credit, and the Company shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(b)    The proceeds of the Loans and the Letters of Credit will be used solely for financing the working capital or general corporate purposes of the Company or any of its Subsidiaries (including making payments to an Issuing Lender to reimburse the Issuing Lender for drawings made under the Letters of Credit). No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

9.5    Prohibition on Fundamental Changes

Enter into any merger or consolidation or amalgamation with, any other Person (including any Subsidiary or Affiliate of the Parent, the Company or any of its Subsidiaries), or transfer all or substantially all of its assets to any Subsidiary, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type now conducted by it (or business that is ancillary or related thereto), or with respect to the Parent and the Company, reorganize in any foreign jurisdiction, except for:

(a)    any merger or amalgamation of any Subsidiary into or with (i) the Parent or the Company provided the Parent or the Company, as applicable, is the surviving entity or (ii)(A) any Domestic Subsidiary or (B) in the case of a Foreign Subsidiary, into or with any other Foreign Subsidiary; provided, in each case, that if one of the parties of such merger or amalgamation is a Guarantor then, the surviving entity shall be or become a Guarantor;

(b)    any merger, amalgamation or consolidation or amalgamation permitted under Section 9.7 and any transfer or disposition permitted under Section 9.6; and

(c)    liquidation, winding up or dissolution of any Subsidiary, provided that (i) all assets of any such Subsidiary are transferred to the Parent, the Company or to a Wholly-Owned Domestic Subsidiary (or in the case of the liquidation, winding up or dissolution of a non-Wholly Owned Subsidiary, to the equity holders of such Subsidiary on a ratable basis (or a more than ratable basis if transferred to the Parent or a Wholly-Owned Subsidiary)) and (ii) if such Subsidiary is a Guarantor, all assets of such Subsidiary are transferred to a Credit Party.

9.6    Prohibition on Sale of Assets

Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, tax benefits, receivables and Leasehold interests), whether now owned or hereafter acquired except:

(a)    for the sale or other disposition of any tangible personal property that, in the reasonable judgment of the Company, has become uneconomic, obsolete or worn out, and which is disposed of in the ordinary course of business;

(b)    for sales or other dispositions of inventory made in the ordinary course of business and dispositions, assignments or abandonment of intellectual property in the ordinary course of business;

(c)    that any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Parent or the Company;

(d)    that (i) any Foreign Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or by merger, amalgamation, consolidation, transfer of assets, or otherwise) to the Parent, the Company or a Wholly-Owned Subsidiary of the Company, (ii) any Subsidiary of the Company which is not a

Credit Party may sell or otherwise dispose of, or part control of any or all of, the capital stock of, or other equity interests in, any Subsidiary of the Company to a Wholly-Owned Subsidiary of the Company, and (iii) any Subsidiary of the Company which is not a Credit Party may sell or otherwise dispose of, or part control of any or all of, the capital stock of, or other equity interests in, any Subsidiary of the Company to a Wholly-Owned Subsidiary of the Company which is a Credit Party; provided that in any case such transfer shall not cause a Domestic Subsidiary to become a Foreign Subsidiary;

(e)    sales other dispositions of assets that are not otherwise permitted by any other paragraph of this Section made for fair market value; provided that (i) in the case of any sale or disposition of ABL Priority Collateral, the Parent, the Company or its Restricted Subsidiaries shall receive not less than 100% of such consideration in the form of cash or Cash Equivalents, (ii) in the case of any sale or disposition of assets that are not ABL Priority Collateral, with respect to any such sale, transfer or disposition for a purchase price in excess of $20,000,000, the Parent, the Company or its Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided that, for purposes of determining what constitutes cash under this clause (ii), (A) any liabilities (as shown on the Parent’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable sale, transfer or disposition and for which the Parent, the Company and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Parent, the Company or such Restricted Subsidiary from such transferee that are converted by the Parent, the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of the applicable sale, transfer or disposition and (C) during the term of this Agreement, up to $20,000,000 of consideration that is not in the form of cash and Cash Equivalents may nevertheless be treated as such so long as the Company has given the Administrative Agent written notice thereof, (iii) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing, and (iv) to the extent applicable, the net cash proceeds thereof are used to prepay the Revolving Credit Loans as required by Section 5.6(a);

(f)    dispositions and transfers of property subject to a casualty event or otherwise to comply with a Governmental Authority, including by eminent domain;

(g)    any leases or licenses of property in the ordinary course of business;

(h)    any leases or non-exclusive licenses of any intellectual property or intangible assets or entering into any franchise agreement, in each case, in the ordinary course of business;

(i)    the sale or other disposition of Cash Equivalents for cash at the fair market value thereof;

(j)    the termination, unwinding or other disposition of Swap Contracts in the ordinary course of business;

(k)    the issuance, sale or other disposition of Equity Interests of an Unrestricted Subsidiary;

(l)    Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business; and

(m)    any disposition, transfer, sale or assignment permitted under Section 9.5 (other than any described in clause (b) of Section 9.5), any Investment permitted under Section 9.7, Restricted Payment permitted under Section 9.9 and any payment made pursuant to Section 9.12(a).

9.7    Limitation on Investments, Loans and Advances

Make any advance, loan, extension of credit (including Contingent Obligations in the form of guarantees) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities or any assets constituting a business unit of, any other Person (each an “Investment” and, collectively, “Investments”) in, any Person, except (subject to the final sentence of this Section 9.7) the following:

(a)    (i) Investments by the Parent, the Company and the Restricted Subsidiaries in the Parent, the Company or any other Restricted Subsidiary and (ii) Investments by Credit Parties in Unrestricted Subsidiaries and joint ventures; provided that, in each case (x) any Investment constituting such Equity Interests held by a Credit Party shall be pledged pursuant to, and to the extent required by, the Pledge and Security Agreement and (y) the aggregate amount of Investments made after the Closing Date (including pursuant to Section 9.7(i)) in Restricted Subsidiaries that are not Wholly-Owned Domestic Subsidiaries, Unrestricted Subsidiaries and in joint ventures shall not exceed the lesser of (A) 5.0% of Consolidated Total Assets (determined at the time of making such Investment based on the financial statements most recently delivered under Section 8.1(a) or (b)) and (B) 5.0% of Consolidated EBITDA (determined at the time of making such Investment based on the financial statements most recently delivered under Section 8.1(a) or (b)) (provided that the aggregate amounts set forth in this sub-clause (y) shall be calculated net of any returns, profits, distributions and similar amounts received by any Credit Party (which, in each case, shall not exceed the amount of such Investment (valued at cost) at the time such Investment was made)); provided, further, that in the case of sub-clause (ii), before and after giving effect to such Investment no Event of Default shall have occurred and be continuing;

(b)    the Parent, the Company or any Restricted Subsidiary may invest in, acquire and hold cash and Cash Equivalents;

(c)    the Parent, the Company or any of its Restricted Subsidiaries may make travel and entertainment advances and relocation loans in the ordinary course of business to officers, employees and agents of the Company or any such Restricted Subsidiary, in an aggregate outstanding amount not exceeding $500,000 at any time for all such advances and relocation loans;

(d)    (i) the Parent, the Company or any of its Restricted Subsidiaries may make payroll advances in the ordinary course of business; (ii) Investments in Swap Contracts permitted under Section 9.11; (iii) Investments in the ordinary course of business in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties; (iv) Investments in the ordinary course of business consisting of endorsements for collection or deposit; (v) Investments in the ordinary course of business consisting of the non-exclusive licensing or contribution of intellectual property pursuant to development, marketing or manufacturing agreements or arrangements or similar agreements or arrangements with other Persons to the extent the same do not interfere in any material respect with the business of the Company or any Restricted Subsidiary; (vi) Investments to the extent that payment for such Investments is made solely with Equity Interests of the Parent (other than Disqualified Stock); (vii) lease, utility and other similar deposits in the ordinary course of business; and (viii) equity Investment by any Credit Party in any Restricted Subsidiary of such Credit Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law;

(e)    the Parent, the Company or any of its Restricted Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause (e) shall prevent the Parent, the Company or any Restricted Subsidiary from offering such concessionary trade terms, or from receiving such Investments in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);

(f)    (i) the Parent, the Company and its Restricted Subsidiaries may hold Investments received as considerations in connection with asset sales permitted by Section 9.6; and (ii) dispositions and other transfers pursuant to Section 9.5 or Section 9.6 and Restricted Payments pursuant to Section 9.9 and purchases, defeasance or prepayment of Restricted Debt pursuant to Section 9.12(b), in each case, to the extent such transactions constitute Investments;

(g)    Investments, loans and advances of the Company or any Restricted Subsidiary existing on the Closing Date and described on Schedule 9.7 hereto;

(h)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; and

(i)    additional Investments (including Permitted Acquisitions and Investments in Permitted Joint Ventures), provided that, the Investment Conditions shall be satisfied (and subject to the proviso in Section 9.7(a)).

If any Person shall be acquired by virtue of an Investment permitted by this Section 9.7, then, the Company shall comply with and shall cause such Person to comply with the requirements set forth in Section 8.10.

9.8    Amendments to Documents

No Credit Party will, nor will they permit any of their respective Restricted Subsidiaries to, amend, modify or waive any of its rights under its certificate of incorporation, bylaws or other organizational documents, in each case if the effect of such amendment, modification or waiver would be materially adverse to the Lenders.

9.9    Restricted Payments

No Credit Party will declare or pay any dividends on any shares of any class of stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of its Equity Interests, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property of the Company or any of its Restricted Subsidiaries, or pay any management fee to any Affiliate, or redeem, repurchase or otherwise acquire any of its Equity Interests at any time outstanding (collectively, “Restricted Payments”), except that:

(a)    the Parent, the Company and its Restricted Subsidiaries may pay or make dividends or distributions to any holder of its capital stock in the form of additional Equity Interests of the same class and type;

(b)    any Restricted Subsidiary of the Parent may make Restricted Payments to the holders of its Equity Interests ratably with respect to such Equity Interests;

(c)    the Parent may pay or make dividends or distributions to any equity holder of the Parent used to pay foreign, federal, state, provincial, territorial or local income taxes of such equity holder, to the extent such income taxes are attributable to the income of Parent (other than income attributable to its Unrestricted Subsidiaries) and, with respect to income attributable to its Unrestricted Subsidiaries, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes attributable to the income of such Unrestricted Subsidiaries; provided that the aggregate amount of payments by the Parent pursuant to this Section 9.9(c) in any fiscal year does not exceed the amount of taxes that the Parent would be required to pay in respect of such income (to the extent described above with respect to income attributable to Unrestricted Subsidiaries) for such fiscal year were the Parent to pay such taxes as a corporation for income tax purposes;

(d)    the Parent may make Restricted Payments, provided that the Payment Conditions shall be satisfied;

(e)    the Parent may make Restricted Payments made in lieu of the issuance of fractional shares or units in connection with the exercise of warrants, options or other securities convertible or exchangeable for Equity Interests or in connection with the payment of a dividend or distribution to the holders of Equity Interests of the Parent in the form of Equity Interests (other than Disqualified Stock) of Parent;

(f)    the Parent may make Restricted Payments that are in the form of the cashless purchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of unit options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, or any purchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of unit options, warrants, incentives or rights to acquire Equity Interests;

(g)    as long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the Parent may make Restricted Payments in the form of the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent held by any of former directors or employees of the General Partner or the Parent; provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $5,000,000 in any fiscal year plus, to the extent not previously applied or included, (a) the cash proceeds received by the Parent or any of its Restricted Subsidiaries from sales of Equity Interests of the Parent to employees or directors of the General Partner or the Parent that occur after the Closing Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of or provisions of this Section 9.9) and (b) the cash proceeds of key man life insurance policies received by the Parent or any of its Restricted Subsidiaries after the Closing Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of or provisions of this Section 9.9);

(h)    payments to the General Partner constituting reimbursements for expenses in accordance with Sections 7.4(b) and (c) of the Seventh Amendment and Restated Agreement of Limited Partnership of the Parent as in effect on the Closing Date and as it may be amended or replaced thereafter, provided that any such amendment or replacement is made in accordance with Section 9.8 and does not result in such agreement being materially less favorable to the Parent in any respect; and

(i)    the payment of dividends to holders of preferred securities of the Parent, which dividends were declared prior to the Closing Date and do not exceed $20,000,000 in the aggregate.

9.10    Transaction with Affiliates

Enter into after the date hereof any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except (a) for transactions which are otherwise permitted under this Agreement and which are in the ordinary course of the Parent, the Company’s or a Restricted Subsidiary’s business and which are upon fair and reasonable terms no less favorable to the Parent, the Company or such Restricted Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate, (b) any Permitted Affiliate Transaction, (c) transactions among the Parent and its Restricted Subsidiaries not prohibited under this Agreement; and (d) as set forth on Schedule 9.10; provided that nothing in this Section 9.10 shall prohibit the Parent, the Company or its Restricted Subsidiaries from engaging in the following transactions: (x) the performance of the Parent, the Company’s or any Restricted Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (y) the payment of compensation to and reimbursement of expenses of employees, officers, directors or consultants in the ordinary course of business or (z) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business.

9.11    Swap Contracts

(a)    No Credit Party will, nor will it permit any Restricted Subsidiary to, enter into any Swap Contract, except (i) Swap Contracts entered into to hedge or mitigate risks to which the Parent, the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests or Indebtedness restricted pursuant to Section 9.12 of the Parent, the Company or any Restricted Subsidiary) and (ii) Swap Contracts entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Parent, the Company or any Restricted Subsidiary.

(b)    No Credit Party will, nor will it permit any Restricted Subsidiary to, allow the Risk Management Policy to cease to be in full force and effect, and in accordance therewith, cease to conduct its business in compliance with the Risk Management Policy, including ensuring that the Credit Parties’ Net Open Positions at no time shall exceed (i) 275,000 barrels or barrel equivalents of Crude Oil, (ii) 650,000 barrels of Natural Gas Liquids and (iii) 75,000 barrels or barrel equivalents of Refined Petroleum Products and Renewable Products.

9.12    Restricted Indebtedness

(a)    No Credit Party will, nor will it permit any Restricted Subsidiary to, optionally or voluntarily redeem, purchase, acquire, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, or segregate funds with respect to, any Restricted Indebtedness (“Restricted Indebtedness Payments”) other than (i) Restricted Indebtedness Payments made in respect of intercompany Restricted Indebtedness; provided that no such payment may be made to a non-Credit Party unless the Payment Conditions shall be satisfied; (ii) Restricted Indebtedness Payments made by exchange for, or out of the proceeds of the substantially concurrent incurrence of, Permitted Refinancing Indebtedness; (iii) Restricted Indebtedness Payments made by exchange for Equity Interests of the Parent (other than Disqualified Stock); and (iv) Restricted Indebtedness Payments, provided that the Payment Conditions shall be satisfied.

(b)    With respect to any financing documentation related to any Restricted Indebtedness that is permitted under this Agreement (other than intercompany Restricted Indebtedness), the Parent and the Company shall not, nor shall it permit any of its Restricted Subsidiaries to amend, modify or change such documentation in any manner materially adverse to the interests of the Lenders, it being understood that an amendment shall be deemed to be materially adverse to the interests of the Lenders if the effect of such amendment is (i) to cause such Restricted Indebtedness to mature prior to the date that is ninety-one (91) days following the Scheduled Termination Date, or (ii) to cause such Restricted Indebtedness to provide for any scheduled amortization or mandatory prepayments prior to the Scheduled Termination Date, other than customary asset sale or change of control provisions.

9.13    Fiscal Year

Permit the fiscal year of the Parent to end on a day other than March 31, unless the Company shall have given at least forty-five (45) days prior written notice to the Administrative Agent.

9.14    Restrictive Agreements

Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Credit Party or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of such Credit Party or Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Parent or any other Restricted Subsidiary or to guarantee Indebtedness of the Parent or any other Restricted Subsidiary; provided that the foregoing shall not apply to: (i) restrictions and conditions imposed by any Requirement of Law or by any Credit Document; (ii) restrictions and conditions existing on the date hereof identified on Schedule 9.14 (but shall apply to any extension or renewal of, or any amendment or modification, in each case, expanding the scope of, any such restriction or condition), (iii) customary restrictions and conditions contained in agreements relating to the sale, sale-leaseback or similar disposition or transfer of a Restricted Subsidiary (or assets of a Restricted Subsidiary) pending such sale, provided that such restrictions and conditions apply only to the Restricted

Subsidiary that is to be sold or transferred and such sale or transfer is permitted hereunder, (iv) restrictions or conditions imposed by any agreement relating to (A) Secured 2026 Notes, the Unsecured 2023 Notes, the Unsecured 2025 Notes or the Unsecured 2026 Notes (or in each case, any Permitted Refinancing Indebtedness in respect thereof so long as any such agreement is not more restrictive than the documents governing the Indebtedness being refinanced or if more restrictive, then no more restrictive than the encumbrances and restrictions contained in this Agreement or any agreement relating to the Secured 2026 Notes or otherwise on market terms applicable to any such Indebtedness as of the date of incurrence) and (B) agreements related to other Indebtedness permitted by this Agreement to the extent that encumbrances or restrictions imposed by such other Indebtedness are not more restrictive on a Credit Party or any of its applicable Restricted Subsidiaries than the encumbrances and restrictions contained in this Agreement or any agreement relating to the Secured 2026 Notes, or on market terms applicable to any such Indebtedness as of the date of incurrence; (v) assumed in connection with an acquisition of property or the Equity Interests of any Person, so long as agreement or arrangement relates solely to the Person and its Subsidiaries (including the Equity Interests of such Person) and/or property so acquired and was not created in connection with or in anticipation of such acquisition; and (vi) customary non-assignment provisions in contracts or licenses, easements or leases, in each case, entered into in the ordinary course of business.

9.15    Limitation on Guarantees

The Company will not permit any Restricted Subsidiary to, directly, or indirectly, incur or assume any guarantee of any Indebtedness of any other entity, unless such Restricted Subsidiary is already a Credit Party or contemporaneously therewith, effective provision is made to guarantee the Finance Obligations equally and ratably with (or on a senior secured basis to, if applicable) such other Indebtedness for so long as such other Indebtedness is so guaranteed. Any guarantee required to be given under this Section 9.15 shall be pursuant to the Guaranty or another similar agreement in form and substance satisfactory to the Collateral Agent.

9.16    Sale and Leaseback Transactions

No Credit Party will, nor will any Credit Party permit any Restricted Subsidiary to, enter into any arrangement or arrangements, with any Person providing for the leasing by any Credit Party or any Restricted Subsidiary of real or personal property that has been or is to be sold or transferred by any Credit Party to such Person or to any other person to whom funds have been or are to be advanced by such person on the security of such property or rental obligations of such Credit Party (a “Sale and Leaseback Transaction”), except for any Sale and Leaseback Transaction which satisfies each of the following requirements:

(a)    a Sale and Leaseback Transaction for the sale or transfer of any fixed or capital assets which are made for cash consideration in an amount not less than the fair value of such fixed or capital asset and which is consummated within one hundred eighty (180) days after such Credit Party acquires or completes the construction of such fixed or capital asset; and

(b)    a Sale and Leaseback Transaction which does not cause the total aggregate liability under all Sale and Leaseback Transactions permitted under this Section 9.16 to exceed $50,000,000 at any time.

9.17    Unrestricted Subsidiaries

The Company will not and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries, and will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, the Company or any of its Restricted Subsidiary.

9.18    Activities of the Parent

The Parent will not (a) have any direct Subsidiaries other than the Company, NGL Energy Finance Corp., NGL Energy GP LLC and NGL Energy Equipment LLC, (b) own any Equity Interests other than the Equity Interests in the Company, NGL Energy Finance Corp., NGL Energy GP LLC and NGL Energy Equipment LLC or (c) enter into any business or take any action that would cause the Parent to fail to qualify as a master limited partnership.

9.19    Layering

The Parent, the Company and any Restricted Subsidiary will not, directly or indirectly, incur:

(a)    any Indebtedness that is secured by a Lien (other than Capital Leases) if such Indebtedness is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) (i) secured by Liens that, with respect to any ABL Priority Collateral, are junior in priority to any Liens securing the Obligations (or any Indebtedness that is secured on a pari passu basis with the Obligations) and senior in priority to the Liens securing the 2026 Secured Notes (or any Indebtedness that is secured on a pari passu basis with the 2026 Secured Notes) or (ii) secured by Liens that, with respect to any Notes Priority Collateral, are junior in priority to any Liens securing the 2026 Secured Notes (or any Indebtedness that is secured on a pari passu basis with the 2026 Secured Notes) and senior in priority to Lien securing the Obligations (or any Indebtedness that is secured on a pari passu basis with the Obligations); or

(b)    any Indebtedness in an aggregate principal amount in excess of $25,000,000 that is subordinate in right of payment (including via any “first-out” collateral proceeds waterfall or similar structure) to (i) the Obligations (or any Indebtedness that is secured on a pari passu basis with the Obligations) unless such Indebtedness is also subordinated in right of payment to the obligations under the 2026 Secured Notes (or any Indebtedness that is secured on a pari passu basis with the 2026 Secured Notes) or (ii) the 2026 Secured Notes (or any Indebtedness that is secured on a pari passu basis with the 2026 Secured Notes) unless such Indebtedness is also subordinated in right of payment to the Obligations (or any Indebtedness that is secured on a pari passu basis with the Obligations).

9.20    Canadian Pension Plans

None of the Canadian Credit Parties shall, without the consent of the Administrative Agent, maintain, administer, contribute or have any liability in respect of any Canadian Defined Benefit Plan or acquire an interest in any Person if such Person sponsors, maintains, administers or contributes to, or has any liability in respect of any Canadian Defined Benefit Plan.

9.21    Independence of Covenants

All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

10.    EVENTS OF DEFAULT

10.1    Events of Default

Upon the occurrence of any of the following events:

(a)    the Company shall fail (i) to pay any principal of any Loan when due in accordance with the terms hereof (other than principal due pursuant to Section 5.6(e)) or to reimburse the Issuing Lender in accordance with Section 2.6, (ii) to pay any principal of any Loan due pursuant to Section 5.6(e) within one (1) Business Day after any such interest or other amount becomes due in accordance with the terms thereof or hereof, or (iii) to pay any interest on any Loan or any fees or other amount payable hereunder within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b)    any representation or warranty made or deemed made by any Credit Party in any Credit Document or which is contained in any certificate, guarantee, document or financial or other statement furnished under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)    the Company shall default in the observance or performance of any agreement contained in Sections 2.2, 5.25(a), 8.2(b), 8.2(f), 8.2(g), 8.4 (with respect to existence), 8.9, 8.10, 8.15, 8.20 or Article 9 of this Agreement or Sections 3.6 of the Pledge and Security Agreement, provided that, with respect to any default in the observance or performance of any agreement contained in Sections 8.2(f) and 8.2(g), such default shall continue unremedied for a period of five (5) days (or, during the requirement to provide Borrowing Base Certificates on a weekly basis, one (1) Business Day); or

(d)    any Credit Party shall default in the observance or performance of any other term, covenant, or agreement contained in any Credit Document, and such default shall continue unremedied for a period of thirty (30) days; or

(e)    the Company or any of its Restricted Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans, the Revolving L/C Obligations and any intercompany debt (which, if any such intercompany debt consists of loans or advances to the Company or to one or more Guarantors, is subordinated to the Finance Obligations on terms and conditions satisfactory to the Administrative Agent)) or in the payment of any Contingent Obligation or in any payment obligation under any Sale and Leaseback Transaction (a “Sale and Leaseback Obligation”), in each case, in excess of $50,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Sale and Leaseback Obligation or Contingent Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Sale and Leaseback Obligation or Contingent Obligation in excess of $50,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Sale and Leaseback Obligation or Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such

Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or such Sale and Leaseback Obligation or Contingent Obligation to become payable, any applicable grace period having expired; or

(f)    (i) the Company or any of its Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, monitor, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any such Restricted Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any such Restricted Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Company or any such Restricted Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Company or any such Restricted Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any such Restricted Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)    (i) any failure to meet the minimum funding standard (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan, (ii) a Reportable Event (other than a Reportable Event with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) shall occur with respect to, or proceedings to have a trustee appointed shall commence with respect to, or a trustee shall be appointed to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, such Reportable Event shall continue unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given and, in the case of the institution of proceedings, such proceedings shall continue for ten (10) days after commencement thereof, (iii) an ERISA Event shall have occurred that, either alone or together with any other ERISA Event, results in liability of the Company or any Material Subsidiary in an aggregate amount which would reasonably be expected to have a Material Adverse Effect or (iv) a Canadian Pension Event shall have occurred; or

(h)    one or more judgments or decrees shall be entered against the Company or any of its Restricted Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance or indemnity (other to the extent of customary deductibles) of $50,000,000 or more to the extent that all such judgments or decrees shall remain unpaid or undischarged for a period of thirty (30) consecutive days without the same having been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgments or decrees; or

(i)    except as contemplated by this Agreement or any other Credit Document, any Credit Document shall cease, for any reason, or in any material respect, to be in full force and effect or any Credit Party shall so assert in writing; or

(j)    except as contemplated by this Agreement or in accordance with the terms of any Credit Document or as provided in Section 12.1, (i) any Credit Party shall assert in writing that any Collateral Document is no longer in full force or effect, (iii) any Lien granted by any Collateral Document in any material portion of the Collateral shall cease to be enforceable or is no longer a first priority Lien (except to the extent any such loss of perfection or priority results from the failure of the Administrative Agent, the Collateral Agent or any Secured Party to take any action within its control) or (iv) any guarantee under any Credit Document shall cease to be enforceable; or

(k)    a Change of Control shall occur;

then, and in any such event, (i) if such event is an Event of Default with respect to the Company specified in clause (i) or (ii) of clause (f) above, automatically (A) the Commitments and the Issuing Lender’s obligation to issue Letters of Credit shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Loans shall immediately become due and payable, (B) all obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lender’s obligation to issue Letters of Credit shall immediately terminate, and (C) the obligation of the Company to Cash Collateralize the Revolving L/C Obligations shall automatically become effective; and (ii) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (A) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Company declare the Commitments and the Issuing Lender’s obligation to issue Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligation shall immediately terminate; and (B) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice of default to the Company (x) declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Loans to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (y) declare all or a portion of the obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Company discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Article 10 on account of undrawn Letters of Credit shall be made by the Company directly to a Cash Collateral Account established by the Administrative Agent for such purpose for application to the Company’s reimbursement obligations under Section 2.6 as drafts are presented under the Letters of Credit, with the balance, if any, to be applied to the Company’s obligations under this Agreement and the Loans as the Administrative Agent shall determine with the approval of the Majority Lenders. Except as expressly provided above in this Article 10, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Credit Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Credit Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by each Credit Party on behalf of itself and its Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Credit Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Credit Party, which right or equity is hereby waived and released by each Credit Party on behalf of itself and its Subsidiaries. Each Credit Party further agrees on behalf of itself and its Subsidiaries, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the premises of the Company, another Credit Party or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article 10, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Credit Parties under the Credit Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York Uniform Commercial Code, need the Administrative Agent account for the surplus, if any, to any Credit Party. To the extent permitted by applicable law, each Credit Party on behalf of itself and its Subsidiaries waives all Liabilities it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

11.    The Administrative Agent

11.1    Authorization and Action

(a)    Each Lender and each Issuing Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Credit Documents and each Lender and each Issuing Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Lender hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Lender’s behalf. Without limiting the foregoing, each Lender and each Issuing Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Credit Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Credit Documents.

For the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Credit Party, each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to, as part of its duties as Administrative Agent, act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Credit Parties. Any person who becomes a Secured Party shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Section 11 shall also result in the substitution of the Attorney.

(b)    As to any matters not expressly provided for herein and in the other Credit Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Credit Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or (ii) is contrary to this Agreement or any other Credit Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Majority Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Credit Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)    In performing its functions and duties hereunder and under the other Credit Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Lender or holder of any other obligation other than as expressly set forth herein and in the other Credit Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Credit Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii)    nothing in this Agreement or any Credit Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)    None of the Joint Lead Arrangers shall have obligations or duties whatsoever in such capacity under this Agreement or any other Credit Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)    In case of the pendency of any proceeding with respect to any Credit Party under any federal, state, provincial, territorial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim under Sections 5.7, 5.9, 5.10, 5.11, 5.23 and 12.5) allowed in such judicial proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Credit Documents (including under Section 12.5). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Lender in any such proceeding.

(g)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and, except solely to the extent of the Company’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Company or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Credit Documents, to have agreed to the provisions of this Article.

11.2    Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a)    Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Credit Documents (x) with the consent of or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Credit Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Credit Party to perform its obligations hereunder or thereunder.

(b)    The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 8.9 unless and until written notice thereof stating that it is a “notice under Section 8.9” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Company, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Company, a Lender or an Issuing Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article 7 or elsewhere in any Credit Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral.

(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 12.6, (ii) may rely on the Register to the extent set forth in Section 12.6(b), (iii) may consult with legal counsel (including counsel to the Company), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Lender and shall not be responsible to any Lender or Issuing Lender for any statements, warranties or representations made by or on behalf of any Credit Party in connection with this Agreement or any other Credit Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the maker thereof).

11.3    Posting of Communications

(a)    The Company agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Company hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM

VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d)    Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender and Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)    Each of the Lenders, each of the Issuing Lenders and the Company agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

11.4    The Administrative Agent Individually

With respect to its Commitment, Loans (including Swingline Loans), Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Lender, as the case may be. The terms “Issuing Lenders”, “Lenders”, “Majority Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Lender or as one of the Majority Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Company, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Lenders.

11.5    Successor Administrative Agent

(a)    The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Lenders and the Company, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Company (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Credit Documents.

(b)    Notwithstanding clause (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Lenders and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Documents and Credit Documents, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Majority Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 12.5, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Credit Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

11.6    Acknowledgements of Lenders and Issuing Lenders

(a)    Each Lender and each Issuing Lender represents and warrants that (i) the Credit Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

(b)    Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Credit Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

11.7    Collateral Matters

(a)    Except with respect to the exercise of setoff rights in accordance with Section 12.7 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b)    In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Cash Management Obligations or Swap Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under any Credit Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Cash Management Obligations or Swap Obligations, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Credit

Documents and agreed to be bound by the Credit Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)    The Secured Parties irrevocably authorize the Administrative Agent and the Collateral Agent, as applicable, at its option and in its discretion, and the Administrative and Collateral Agreement, as applicable, agree to, upon the request of the Company, (i) subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Sections 9.3(a), 9.3(b), 9.3(c) or 9.3(d), (ii) to release any Guarantor from its obligations under the Guaranty and the other Credit Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Credit Documents, (iii) to release the Lien of any Collateral that is, or is to be, sold, released or otherwise disposed of as permitted pursuant to the terms of the Credit Documents and (iv) to enter into or amend an intercreditor agreement (or direct the Collateral Agent to enter into or amend an intercreditor agreement), including without limitation the Intercreditor Agreement, with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral; provided, that in the case of each of clauses (i), (ii) and (iii), the Company shall have delivered to the Administrative Agent, no later than concurrently with execution and delivery of such releases, subordination and other documents, a written request of a Responsible Officer for release, together with a certification by the Company stating that such transaction is in compliance with the Credit Documents. Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent or Collateral Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

11.8    Credit Bidding

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 12.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

11.9    Certain ERISA Matters

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto);

12.    MISCELLANEOUS

12.1    Amendments and Waivers

Subject to Section 5.17, no Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 12.1. With the written consent of the Majority Lenders, the Administrative Agent and the respective Credit Parties may, from time to time, enter into written amendments, supplements or modifications to any Credit Document for the purpose of adding any provisions to such Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or any other Person thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided, however, that:

(a)    no such waiver and no such amendment, supplement or modification shall (A) extend the Revolving Credit Termination Date or the scheduled maturity of any Loan or extend the expiry date of any Letter of Credit beyond the Revolving Credit Termination Date, or reduce the rate or extend the time of payment of interest on any Loan or Letter of Credit, or change the method of calculating interest on any Loan or Letter of Credit, or reduce the amount or extend the time of payment of any fee payable to the Lenders hereunder (provided that any amendment or modification of the financial covenants in this Agreement (or any defined term used therein) shall not constitute a reduction in the rate of interest or fees for such purpose and a waiver of payment of any default interest under Section 5.7(d) shall not constitute a reduction of rate), or reduce or forgive the principal amount thereof, or increase the amount of, or postpone the scheduled date of expiry of, any Commitment of any Lender (it being understood that a waiver of any condition precedent set forth in Section 7.02 or the waiver of any mandatory prepayment shall not constitute an increase or an extension of any Commitment of any Lender), without the consent of each Lender directly affected thereby, or (B) amend, modify or waive any provision of this Section 12.1 or the definition of Majority Lenders, the definition of Required Lenders or alter the manner in which payments of principal, interest, or other amounts hereunder shall be applied as among the Lenders in the respective Facility (in which case, the written consent of each Lender in the respective Facility shall be required), or change the percentage of the Lenders required to waive a condition precedent under Sections 7.1 or 7.2, or amend, modify, eliminate or waive a condition precedent under or waive or amend any other provision in any of the Credit Documents which by their terms expressly require all Lenders’ consent or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, or release all or substantially all of the Collateral or subordinate Collateral Agent’s Lien on (other than, for the avoidance of doubt, a subordination pursuant to Sections 9.3(a), (b), (c) and (d) of this Agreement) on any material portion of the Collateral in any transaction or series of transactions, or release all or substantially all of the value of the guarantees granted (or required to be granted) pursuant to this Agreement, in each case, without the written consent of each Lender (unless otherwise specified in sub-clause (B) of this clause (i));

(b)    no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of Article 11 without the written consent of the Administrative Agent and the Collateral Agent;

(c)    no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of Section 5.18(e) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender;

(d)    no such waiver and no such amendment, supplement or modification shall increase the advance rates set forth in the definition of “Borrowing Base” or add new categories of eligible assets or making other changes to the definition of “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Company would be increased, without the prior written consent of the Required Lenders;

(e)    the Administrative Agent and the Company acting together may, without the consent of any other Person, amend, modify or supplement this Agreement and any other Credit Document to cure any typographical error, mistake or defect, to comply with local law or the advice of local counsel or to cause one or more Credit Documents to be consistent with other Credit Documents; and

(f)    no such waiver and no such amendment, supplement or modification shall amend, modify or otherwise affect the rights or duties of the Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Issuing Lender or the Swingline Lender, as the case may be (it being understood that any amendment to Section 2.24 shall require the consent of the Issuing Lender and the Swingline Lender).

Any such waiver and any such amendment, supplement or modification described in this Section 12.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party, the Lenders, each Agent and all future holders of the Loans. No waiver, amendment, supplement or modification of any Letter of Credit shall extend the expiry date thereof without the written consent of the Participating Lenders. In the case of any waiver, the Company, the Lenders and each Agent shall be restored to their former position and rights hereunder and under the outstanding Loans, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby”, the consent of the Majority Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company, the Administrative Agent and the Issuing Lender shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an assignment under Section 12.6 and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section12.6, and (ii) the Company shall pay to such Non-Consenting Lender in Same Day Funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Company hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 5.20 or Section 5.23, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 5.21 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

12.2    Notices

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

The Company:
NGL Energy Operating LLC
6120 South Yale Avenue, Suite 805
Tulsa, Oklahoma 74136
Attention: Chief Financial Officer
General Counsel
Telecopy: (918) 481-5896
Email: Trey.Karlovich@nglep.com
kurston.mcmurray@nglep.com

The Administrative Agent, Collateral Agent,
Swingline Lender and JPMCB in its
capacity as an Issuing Lender:
JPMorgan Chase Bank, N.A.
c/o Portfolio Manager
JPMorgan Chase Bank
2200 Ross Avenue, 9th Floor
Mail Code: TX1-2905
Dallas, TX 75201
Telephone: (214) 965-3746
Fax: (214) 965-2594
Attention: Robby Cohenour
Email: robby.cohenour@jpmorgan.com

Issuing Lenders:
Wells Fargo Bank, National Association
c/o Becky Rountree Braccio
Wells Fargo Capital Finance
14241 Dallas Parkway, Suite 1300
Dallas, TX 75254
Telephone: (972) 361-7208 or (531) 205-3755
Email: becky.rountree@wellsfargo.com
and

The Toronto-Dominion Bank, New York Branch
c/o Liana Chernysheva
TD Securities
909 Fannin Street, Suite 1100
Houston, TX 77010
Telephone: (713) 653-8225
Email: liana.chernysheva@tdsecurities.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b)    Notices and other communications to the Company, any Credit Party, the Lenders and the Issuing Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the

Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 5 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

12.3    No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.4    Survival

All covenants, agreements, representations and warranties made by the Credit Parties herein and in the other Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 5.21, 5.23 and 12.5 and Article 11 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

12.5    Expenses, Limitation of Liability, Indemnity, Etc.

(a)    The Company shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if reasonably necessary, of one local counsel in any relevant jurisdiction to such Persons, taken as a whole), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to such Issuing Lender and, if reasonably necessary, of one local counsel in any relevant jurisdiction to such Issuing Lender), (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) for field examinations to the extent required by Section 8.12.

(b)    To the extent permitted by applicable law (i) the Company and any Credit Party shall not assert, and the Company and each Credit Party hereby waives, any claim against the Administrative Agent, any Arranger, any Issuing Lender and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 12.5(b) shall relieve the Company and each Credit Party of any obligation it may have to indemnify an Indemnified Person, as provided in Section 12.5(c), against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party.

(c)    The Company shall indemnify the Administrative Agent, each Arranger, Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Person”) against, and hold each Indemnified Person harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnified Person, incurred by or asserted against any Indemnified Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any environmental liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by the Company or any other Credit Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such Liabilities or related expenses are (i) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the bad faith, gross negligence or willful misconduct of such Indemnified Person or (ii) arise out of any claim, litigation, investigation or proceeding brought by such Indemnified Person (or its Affiliates) against another Indemnified Person (or its Affiliates) (other than any claim, litigation, investigation or proceeding brought by or against the Administrative Agent, acting in its capacity as the Administrative Agent) that does not involve any act or omission of the Credit Parties. This Section 12.5(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(d)    Each Lender severally agrees to pay any amount required to be paid by the Company under clauses (a), (b) or (c) of this Section 12.5 to the Administrative Agent, the Swingline Lender, each Issuing Lender and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Commitments or Loans in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably according to their respective Commitments or Loans immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Party’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)    All amounts due under this Section 12.5 shall be payable promptly after written demand therefor.

12.6    Successors and Assigns; Participations

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)    the Company; provided that, the Company shall be deemed to have consented to an assignment of all or a portion of the Loans and Commitments unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment;

(C)    each Issuing Lender; and

(D)    the Swingline Lender.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 5.21, 5.23 and 12.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section.

(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    Any Lender may, without the consent of, or notice to, the Company, the Administrative Agent, the Swingline Lender or the Issuing Lenders, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Company, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.1(b) that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Section 5.21 and Section 5.23 (subject to the requirements and limitations therein), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.22 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 5.21 and Section 5.23, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.7    Right of Setoff

If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) (other than payroll and trust accounts of any Credit Party) at any time held, and other obligations at any time owing, by such Lender, such Issuing Lender or any such Affiliate, to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement or any other Credit Document to such Lender or such Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, Issuing Lender or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Company may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have. Each Lender and Issuing Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.8    Counterparts

(a)    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 12.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company or any other Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Company and each Credit Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Company and the Credit Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such

Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company and/or any Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

12.9    Integration

This Agreement and the other Credit Documents represent the entire agreement of the Credit Parties, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Credit Documents.

12.10    GOVERNING LAW; NO THIRD PARTY RIGHTS

THIS AGREEMENT AND THE LOANS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE LOANS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS AGREEMENT IS SOLELY FOR THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND, EXCEPT AS SET FORTH IN SECTION 12.6, NO OTHER PERSONS SHALL HAVE ANY RIGHT, BENEFIT, PRIORITY OR INTEREST UNDER, OR BECAUSE OF THE EXISTENCE OF, THIS AGREEMENT.

12.11    SUBMISSION TO JURISDICTION; WAIVERS

(a)    EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (UNLESS OTHERWISE SPECIFIED THEREIN) OR THE TRANSACTIONS RELATING HERETO OR THERETO, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY (AND ANY SUCH CLAIMS, CROSS-CLAIMS OR THIRD PARTY CLAIMS BROUGHT AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES MAY ONLY) BE HEARD AND DETERMINED IN SUCH FEDERAL (TO THE EXTENT PERMITTED BY LAW) OR NEW YORK STATE COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY ISSUING LENDER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)    EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(d)    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.12    Acknowledgments

(a)    The Credit Parties acknowledge and agree, and acknowledge their Subsidiaries’ understanding, that no Lender Party will have any obligations except those obligations expressly set forth herein and in the other Credit Documents and each Lender Party is acting solely in the capacity of an arm’s length contractual counterparty to the Credit Parties with respect to the Credit Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Credit Parties or any other person. The Credit Parties agree that they will not assert any claim against any Lender Party based on an alleged breach of fiduciary duty by such Lender Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Credit Parties acknowledge and agree that no Lender Party is advising the Credit Parties as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Credit Parties shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated herein or in the other Credit Documents, and the Lender Parties shall have no responsibility or liability to the Credit Parties with respect thereto.

(b)    The Credit Parties further acknowledge and agree, and acknowledge their Subsidiaries’ understanding, that each Lender Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Lender Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Credit Parties and other companies with which the Credit Parties may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Lender Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)    In addition, the Credit Parties acknowledge and agree, and acknowledge their Subsidiaries’ understanding, that each Lender Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Credit Parties may have conflicting interests regarding the transactions described herein and otherwise. No Lender Party will use confidential information obtained from the Credit Parties by virtue of the transactions contemplated by the Credit Documents or its other relationships with the Credit Parties in connection with the performance by such Lender Party of services for other companies, and no Lender Party will furnish any such information to other companies. The Credit Parties also acknowledge that no Lender Party has any obligation to use in connection with the transactions contemplated by the Credit Documents, or to furnish to the Credit Parties, confidential information obtained from other companies.

12.13    Confidentiality

(a)    Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a “need to know” basis solely in connection with the transactions completed hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Credit Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Credit Parties or their

Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Company or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis other than as a breach of this Section from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Parent relating to the Parent or any of its Restricted Subsidiaries or their respective businesses, operations or assets, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 12.13(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

12.14    Patriot Act

Each Lender hereby notifies the Company that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Patriot Act.

12.15    [Reserved]

12.16    Severability

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

12.17    Acknowledgment and Consent to Bail-In of Affected Financial Institutions

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

12.18    Acknowledgement Regarding Any Supported QFCs

(a)    To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a

(b)    QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(c)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

12.19    Canadian Anti-Money Laundering Legislation

(a)    Each Credit Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Credit Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Credit Parties, and the transactions contemplated hereby. Each Credit Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, any Issuing Bank or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)    If the Administrative Agent has ascertained the identity of any Credit Party or any authorized signatories of the Credit Parties for the purposes of applicable AML Legislation, then the Administrative Agent:

(i)    shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(ii)    shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other agent has any obligation to ascertain the identity of the Credit Parties or any authorized signatories of the Credit Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Credit Party or any such authorized signatory in doing so.

12.20    Judgment Currency

If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Credit Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Credit Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss.

12.21    Intercreditor Agreement

Notwithstanding any provisions in the Agreement or any other Credit Document to the contrary, the terms, conditions and provisions of this Agreement and the other Credit Documents are subject to the term of the Intercreditor Agreement. To the extent there is a conflict between the Credit Documents and the Intercreditor Agreement, the terms and conditions of the Intercreditor Agreement shall control.

[Signature Pages Follow]

SCHEDULE 1A

COMMITMENT AMOUNTS

Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage
JPMORGAN CHASE BANK, N.A.	$120,000,000.00	20.000000000%
ROYAL BANK OF CANADA	$120,000,000.00	20.000000000%
BARCLAYS BANK PLC	$120,000,000.00	20.000000000%
THE TORONTO-DOMINION BANK, NEW YORK BRANCH	$120,000,000.00	20.000000000%
WELLS FARGO BANK, NATIONAL ASSOCIATION	$120,000,000.00	20.000000000%
TOTAL	$600,000,000.00	100.000000000%